Exhibit 10.5

FORM OF

CREDIT AND GUARANTY AGREEMENT

dated as of     , 2012,

among

ALON USA PARTNERS, LP,

ALON USA PARTNERS GP, LLC

and

CERTAIN SUBSIDIARIES OF ALON USA PARTNERS, LP,

as Guarantors,

THE LENDERS PARTY HERETO

and

CREDIT SUISSE AG,

as Administrative Agent and Collateral Agent

CREDIT SUISSE SECURITIES (USA) LLC

and

GOLDMAN SACHS LENDING PARTNERS LLC,

as Joint Lead Arrangers, Joint Bookrunners and Co-Syndication Agents

$250,000,000 Term Loan Facility

4.8.	No Material Adverse Effect	85
4.9.	Adverse Proceedings	85
4.10.	Payment of Taxes	85
4.11.	Properties	85
4.12.	Environmental Matters	87
4.13.	Material Contracts	88
4.14.	No Defaults	88
4.15.	Governmental Regulation	88
4.16.	Federal Reserve Regulations; Exchange Act	88
4.17.	Employee Matters	89
4.18.	Employee Benefit Plans	89
4.19.	Solvency	90
4.20.	Compliance with Laws	90
4.21.	Disclosure	90
4.22.	Collateral Matters	90
4.23.	Insurance	91
4.24.	Senior Indebtedness	92
4.25.	PATRIOT Act, Etc	92
4.26.	MLP Intercompany Agreements; Partnership Agreement	92

SECTION 5. AFFIRMATIVE COVENANTS		93
5.1.	Financial Statements and Other Reports	93
5.2.	Existence	97
5.3.	Payment of Taxes and Claims	97
5.4.	Maintenance of Properties	97
5.5.	Insurance	98
5.6.	Books and Records; Inspections	101
5.7.	Lenders Meetings	101
5.8.	Compliance with Laws	101
5.9.	Environmental	101
5.10.	Subsidiaries	102
5.11.	Additional Collateral	102
5.12.	Further Assurances	102
5.13.	Maintenance of Ratings	103
5.14.	Casualty and Condemnation	103

SECTION 6. NEGATIVE COVENANTS		104
6.1.	Indebtedness	104
6.2.	Liens	105
6.3.	No Further Negative Pledges	107
6.4.	Restricted Junior Payments	108
6.5.	Restrictions on Subsidiary Distributions	110
6.6.	Investments	111
6.7.	Fundamental Changes; Disposition of Assets; Equity Interests of Subsidiaries	113
6.8.	Sales and Leasebacks	115
6.9.	Transactions with Affiliates	115
6.10.	Conduct of Business	116

6.11.	Hedge Agreements	117
6.12.	Amendments or Waivers of Organizational Documents and Certain Agreements	117
6.13.	Fiscal Year	117
6.14.	United States Federal Income Tax Classification	117

SECTION 7. GUARANTEE		117
7.1.	Guarantee of the Obligations	117
7.2.	Indemnity by the Borrower; Contribution by the Guarantors	118
7.3.	Liability of Guarantors Absolute	119
7.4.	Waivers by the Guarantors	120
7.5.	Guarantors’ Rights of Subrogation, Contribution, Etc	121
7.6.	Continuing Guarantee	122
7.7.	Authority of the Guarantors or the Borrower	122
7.8.	Financial Condition of the Credit Parties	122
7.9.	Bankruptcy, Etc	122

SECTION 8. EVENTS OF DEFAULT		123
8.1.	Events of Default	123

SECTION 9. AGENTS		126
9.1.	Appointment of Administrative Agent and Collateral Agent	126
9.2.	Powers and Duties	127
9.3.	General Immunity	127
9.4.	Agents Entitled to Act in Individual Capacity	129
9.5.	Lenders’ Representations, Warranties and Acknowledgments	130
9.6.	Right to Indemnity	130
9.7.	Successor Administrative Agent and Collateral Agent	131
9.8.	Collateral Documents and Obligations Guarantee	132
9.9.	Withholding Taxes	134
9.10.	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	135
9.11.	Permitted Intercreditor Agreements	135

SECTION 10. MISCELLANEOUS		137
10.1.	Notices	137
10.2.	Expenses	139
10.3.	Indemnity	140
10.4.	Set-Off	141
10.5.	Amendments and Waivers	141
10.6.	Successors and Assigns; Participations	144
10.7.	Independence of Covenants	150
10.8.	Survival of Representations, Warranties and Agreements	150
10.9.	No Waiver; Remedies Cumulative	150
10.10.	Marshalling; Payments Set Aside	151
10.11.	Severability	151
10.12.	Independent Nature of Lenders’ Rights	151
10.13.	Headings	151
10.14.	APPLICABLE LAW	151

10.15.	CONSENT TO JURISDICTION	152
10.16.	WAIVER OF JURY TRIAL	152
10.17.	Confidentiality	153
10.18.	Usury Savings Clause	154
10.19.	Counterparts	154
10.20.	Effectiveness; Entire Agreement	154
10.21.	PATRIOT Act	155
10.22.	Electronic Execution of Assignments	155
10.23.	No Fiduciary Duty	155
10.24.	Permitted Intercreditor Agreement Legends	156
10.25.	Alon USA Energy Agreements	156

SCHEDULES:	1.1	Closing Date Material Real Estate Assets
	4.2	Equity Interests and Ownership
	4.11(b)(i)	Owned Real Estate Assets
	4.11(b)(ii)	Leased Real Estate Assets
	4.11(b)(iii)	Pipeline Assets
	4.11(b)(iv)	Leases
	4.13(a)	Material Contracts
	4.13(b)	MLP Intercompany Agreements
	4.17	Employee Matters
	4.18	ERISA Matters
	4.23	Insurance
	5.5	Insurance Requirements
	6.1	Indebtedness
	6.2	Liens
	6.3	Negative Pledges
	6.4(j)	MLP Distribution Policy
	6.5	Restrictions on Subsidiary Distributions
	6.6	Investments
	6.9	Affiliate Transactions
	10.1	Notices

EXHIBITS:	A	Assignment Agreement
	B	Compliance Certificate
	C	Conversion/Continuation Notice
	D	Counterpart Agreement
	E	Funding Notice
	F	Intercompany Note
	G	MLP Intercompany Agreement Consent
	H	Permitted Intercreditor Agreement
	I	Specified Hedge Obligations Designation Certificate
	J	Supplemental Collateral Questionnaire
	K-1	Form of U.S. Tax Certificate for Non-US Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
	K-2	Form of U.S. Tax Certificate for Non-US Lenders that are Partnerships for U.S. Federal Income Tax Purposes
	K-3	Form of U.S. Tax Certificate for Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
	K-4	Form of U.S. Tax Certificate for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes

CREDIT AND GUARANTY AGREEMENT dated as of     , 2012, among ALON USA PARTNERS, LP, a Delaware limited partnership (the “Borrower”), ALON USA PARTNERS GP, LLC, a Delaware limited liability company (the “GP”), and CERTAIN SUBSIDIARIES OF THE BORROWER party hereto, as Guarantors, the LENDERS party hereto and CREDIT SUISSE AG (“Credit Suisse”), as Administrative Agent and Collateral Agent.

On the Drop Down Date, (a) Alon USA Energy assigned and delegated to Alon Assets, and Alon Assets assumed from Alon USA Energy, and (b) immediately thereafter, Alon Assets assigned and delegated to the Borrower, and the Borrower assumed from Alon Assets, “Tranche B Term Loans” under and as defined in the Alon USA Energy Credit Agreement in an aggregate principal amount equal to the MLP Amount, together with all accrued but unpaid interest thereon as of such date. On and after the effectiveness of such assignment and delegation to the Borrower on the Drop Down Date, such Tranche B Term Loans shall continue to be outstanding as Tranche B Term Loans pursuant to the terms of this Agreement and the other Credit Documents.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1. Definitions. As used in this Agreement (including the recitals hereto), the following terms have the meanings specified below:

“Acquisition” means the purchase or other acquisition (in one transaction or a series of transactions, including pursuant to any merger or consolidation) of all or substantially all the issued and outstanding Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person.

“Acquisition Consideration” means, with respect to any Acquisition, the purchase consideration for such Acquisition and all other payments by the GP, the Borrower or any Subsidiary to the transferor or one or more Affiliates thereof in exchange for, as part of or in connection with such Acquisition, whether paid in cash or by exchange of Equity Interests or of other property and whether payable at or prior to the consummation of such Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and including any and all payments representing any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the Person or assets acquired.

“Adjusted Eurodollar Rate” means, for any Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (a) (i) the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the Interest Rate Determination Date for such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the

Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period or (ii) to the extent that an interest rate is not ascertainable pursuant to the foregoing clause (i), the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the Interest Rate Determination Date for such Interest Period by (b) an amount equal to one minus the Applicable Reserve Requirement; provided that, notwithstanding the foregoing, in the case of Tranche B Term Loans, the Adjusted Eurodollar Rate shall at no time be less than 1.25% per annum.

“Administrative Agent” means Credit Suisse, in its capacity as administrative agent for the Lenders hereunder and under the other Credit Documents, and its successors in such capacity as provided in Section 9.

“Adverse Proceeding” means any action, suit, proceeding, hearing or investigation, in each case whether administrative, judicial or otherwise, by or before any Governmental Authority or any arbitrator, that is pending or, to the knowledge of the GP, the Borrower or any Subsidiary, threatened against or affecting the GP, the Borrower, any Subsidiary or any other Affiliate of the Borrower or any property of the GP, the Borrower, any Subsidiary or any other Affiliate of the Borrower.

“Affected Lender” as defined in Section 2.15(b).

“Affected Loans” as defined in Section 2.15(b).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with the Person specified; provided that solely for purposes of Section 6.9 the term “Affiliate” also means any Person that is a director or an executive officer of the Person specified, any Person that directly or indirectly beneficially owns Equity Interests in the Person specified representing 10% or more of the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Person specified and any Person that would be an Affiliate of any such beneficial owner pursuant to this definition (but without giving effect to this proviso).

“Agent” means each of (a) the Administrative Agent, (b) the Collateral Agent, (c) the Documentation Agent, (d) the Syndication Agents, (e) the Arrangers and (f) any other Person appointed under the Credit Documents to serve in an agent or similar capacity, including any Auction Manager.

“Aggregate Amounts Due” as defined in Section 2.14.

“Aggregate Payments” as defined in Section 7.2(b).

“Agreement” means this Credit and Guaranty Agreement dated as of     , 2012.

“Alon Assets” means Alon Assets, Inc., a Delaware corporation.

“Alon Assets Guarantee” means a Guarantee Agreement dated as of                 , 2012, between Alon Assets and the Administrative Agent pursuant to which Alon Assets has provided an unsecured, subordinated Guarantee of the Obligations referred to in clause (a) of the definition of such term.

“Alon Krotz” means Alon Refining Krotz Springs, Inc., a Delaware corporation.

“Alon Krotz Letter of Credit Facility” means the Credit Agreement dated as of May 28, 2010, between Alon Krotz and Goldman Sachs Bank USA, as amended by the First Amendment to Credit Agreement dated as of July 31, 2012.

“Alon USA Energy” means Alon USA Energy, Inc., a Delaware corporation.

“Alon USA Energy Credit Agreement” means the Credit Agreement dated as of November     , 2012, among Alon USA Energy, certain subsidiaries of Alon USA Energy party thereto, as guarantors, the lenders party thereto and Credit Suisse, as administrative agent and collateral agent.

“Applicable Rate” means (a) with respect to any Tranche B Term Loan, (i) 5.25% per annum, in the case of a Base Rate Loan, and (ii) 6.25% per annum, in the case of a Eurodollar Rate Loan, and (b) with respect to the Term Loans of any other Class, the rate per annum specified in the Extension Agreement or the Refinancing Facility Agreement establishing the Term Loans of such Class.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic, marginal, special, supplemental, emergency or other reserves) are required to be maintained by member banks of the United States Federal Reserve System against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities that includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate for a Term Loan is to be determined or (b) any category of extensions of credit or other assets that includes Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefit of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Arrangers” means each of CS Securities and Goldman Sachs, in each case in its capacities as a joint lead arranger and joint bookrunner for the credit facility established under this Agreement.

“Asset Sale” means any sale, transfer or other disposition of assets (including any sale or issuance of Equity Interests, other than any Equity Interests in the Borrower) by the Borrower or any Subsidiary made in reliance on Section 6.7(b)(viii), other than any such disposition (or series of related dispositions) resulting in aggregate Net Proceeds not exceeding $1,000,000 during any Fiscal Year.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit A, in each case with such amendments or modifications thereto as may be approved by the Administrative Agent.

“Assignment Effective Date” as defined in Section 10.6(b).

“Auction” as defined in Section 10.6(i)(A).

“Auction Manager” means (a) an Arranger or (b) any other financial institution agreed to by the Borrower and the Administrative Agent (whether or not an Affiliate of the Administrative Agent), in each case if such Person shall have been appointed by the Borrower to act as an auction manager in connection with any repurchases of Term Loans pursuant to Section 10.6(i).

“Authorized Officer” means, with respect to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, senior vice president, vice president (or the equivalent thereof), chief financial officer, treasurer, chief legal counsel or secretary of such Person; provided that (a) when such term is used in reference to any document executed by, or a certification of, an Authorized Officer, the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to the Administrative Agent as to the authority of such individual, and (b) when such term is used in reference to the Borrower, a reference to an Authorized Officer of the GP shall be deemed to be included in such reference.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.

“Base Rate” means, for any day, the rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% per annum and (c) the Adjusted Eurodollar Rate that would be applicable to a Eurodollar Rate Loan with an Interest Period of one month commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, notwithstanding the foregoing, in the case of Tranche B Term Loans, the Base Rate shall at no time be less than 2.25% per annum; provided further that for the purpose of clause (c), the Adjusted Eurodollar Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized vendor for the purpose of displaying such rates). If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, as the case may be.

“Base Rate Borrowing” means a Borrowing comprised of Base Rate Loans.

“Base Rate Loan” means a Term Loan bearing interest at a rate determined by reference to the Base Rate.

“Big Spring Refinery” means the refinery located in Big Spring, Texas, and the assets relating thereto.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System.

“Borrower” as defined in the preamble hereto.

“Borrower Materials” as defined in the penultimate paragraph of Section 5.1.

“Borrowing” means Term Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect.

“Business Day” means any day other than a Saturday or Sunday, a day that is a legal holiday under the laws of the State of New York or a day on which banking institutions located in such State are authorized or required by law to remain closed; provided that, with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loan, such day is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP. The amount of such obligations shall be the capitalized amount thereof determined in conformity with GAAP, and the final maturity of such obligations shall be the date of the last payment due under such lease (or other arrangement) before such lease (or other arrangement) may be terminated by the lessee without payment of a premium or penalty. For purposes of Section 6.2, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Cash Equivalents” means, as at any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States of America or (ii) issued by any agency of the United States of America the obligations of which are backed by the full faith and credit of the United States of America, in each case maturing within one year after such date; (b) marketable direct obligations issued by any State of the United States of America or the District of Columbia or any political subdivision of any such State or District or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than six months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within six months after such date and issued or accepted by (i) any commercial bank organized under the laws of the United States of America, any State thereof, the District of Columbia, any member country of the Organisation for Economic Co-operation and Development (other than Portugal, Ireland, Italy, Greece and Spain) or Israel that has a capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof) in the aggregate and a senior unsecured credit rating of at least A from S&P or at least A from Moody’s, (ii) Israel Discount Bank of New York, (iii) Bank Leumi USA or (iv) Bank Hapoalim; (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $5,000,000,000 and (iii) has the highest rating obtainable from either S&P or Moody’s; and (f) in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.

“Casualty” means any casualty or other insured damage to all or any part of any assets of the GP, the Borrower or any Subsidiary (excluding (a) if any Permitted Revolving/LC Facility is then in effect, any such assets that constitute Permitted Revolving/LC Facilities Priority Collateral subject to the Liens securing such Permitted Revolving/LC Facility and (b) if any Permitted Supply & Offtake Agreement is then in effect, any such assets that constitute Permitted Supply & Offtake Agreement Collateral subject to the Liens securing such Permitted Supply & Offtake Agreement), other than any of the foregoing resulting in aggregate Net Proceeds not exceeding $1,000,000.

“CFC” means (a) each Person that is a “controlled foreign person” for purposes of the Internal Revenue Code and (b) each Subsidiary of any such controlled foreign person.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Change of Control” means (a) the failure of (i) Alon Assets and its wholly owned Subsidiaries collectively to own, beneficially and of record, more than 50% of the issued and outstanding Equity Interests in the GP, (ii) the GP to be the sole general partner of the

Borrower or the GP to own, beneficially and of record, 100% of the issued and outstanding general partner Equity Interests in the Borrower, (iii) Alon Assets and its wholly owned Subsidiaries collectively to own, beneficially and of record, more than 50% of the issued and outstanding limited partner Equity Interests in the Borrower, (iv) Alon USA Energy and its wholly owned Subsidiaries collectively to own beneficially and of record, Equity Interests in Alon Assets representing all the voting power, and 94.3% or more of the economic power, represented by the issued and outstanding Equity Interests in Alon Assets or (v) Alon USA Energy to own, directly or indirectly, more than 50% of the issued and outstanding voting Equity Interests in the GP or more than 50% of the issued and outstanding limited partner Equity Interests in the Borrower; (b) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of the GP cease to be occupied by individuals who were appointed by Alon USA Energy or any of its Subsidiaries; or (c) the occurrence of a “change of control” as defined in the Services Agreement dated as of the Drop Down Date among Alon USA Energy, the GP and the Borrower.

“Change of Control Put” as defined in Section 2.22(b).

“Claiming Guarantor” as defined in Section 7.2(b).

“Class”, when used in reference to (a) any Term Loan or Borrowing, refers to whether such Term Loan, or the Term Loans comprising such Borrowing, are Tranche B Term Loans, Extended Term Loans established as a Class pursuant to an Extension Agreement or Refinancing Term Loans established as a Class pursuant to a Refinancing Facility Agreement, (b) any Term Loan Commitment, refers to whether such Term Loan Commitment is an Extended Term Loan Commitment of any Class established pursuant to an Extension Agreement or a Refinancing Term Loan Commitment of any Class established pursuant to a Refinancing Facility Agreement and (c) any Lender, refers to whether such Lender has a Term Loan or Term Loan Commitment of a particular Class.

“Closing Date” as defined in the Alon USA Energy Credit Agreement.

“Closing Date Pipeline Consents” means:

(a) the consent and agreement of Holly Energy Partners, LP, HEP Pipeline Assets, Limited Partnership and Holly Fin-Tex/Trust-River, LP under (i) the Contribution Agreement dated as of January 25, 2005, by and among Holly Energy Partners, LP and certain Subsidiaries of Alon USA Energy, (ii) the Pipelines and Terminals Agreement dated as of February 28, 2005, as amended by the Letter Agreement dated January 25, 2005, the Second Letter Agreement dated June 29, 2007, the First Amendment of Pipelines and Terminals Agreement dated September 1, 2008, the Second Amendment to Pipelines and Terminals Agreement dated March 1, 2011, the Third Letter Agreement dated April 1, 2011 and the Third Amendment to Pipelines and Terminals Agreement dated June 6, 2011, between Alon USA, LP and Holly Energy Partners, LP, (iii) the Mortgage and Deed of Trust (with Security Agreement and Financing Statement) dated as of March 1, 2005, from Holly Fin-Tex/Trust-River, LP for the benefit of Alon USA, LP and (iv) the Pipeline Lease Agreement dated as of February 21, 1997, by and between Navajo Pipeline Company and American Petrofina Pipe Line Company, as amended and supplemented by the Amendment and Supplement to Pipeline Lease Agreement dated as of August 31, 2007, by and between HEP Pipeline Assets, Limited Partnership and Alon USA, LP (as successors-in-interest to all of the rights, interests and obligations of Navajo Pipeline Company and American Petrofina Pipe Line Company, respectively, under the Pipeline Lease Agreement);

(b) the consent and agreement of Centurion Pipeline LP under (i) the Pipeline Lease Agreement dated as of June 14, 2006, by and between Alon Crude Pipeline, LLC and Centurion Pipeline LP and (ii) the Connection and Shipping Agreement dated as of June 14, 2006, as amended by Amendment No. 1 to Connection and Shipping Agreement effective as of April 1, 2012, by and between Centurion Pipeline LP and Alon USA, LP;

(c) the consent and agreement of Plains Pipeline, LP under the Pipeline Lease Agreement dated as of December 12, 2007, by and between Plains Pipeline, LP and Alon USA, LP; and

(d) the acknowledgment and agreement of Sunoco Pipeline LP under the Pipeline Throughput and Deficiency Agreement dated as of October 7, 2011, by and between Sunoco Pipeline LP and Alon USA, LP,

in each case, consenting to, among other things, the collateral assignment of such agreements to the Collateral Agent pursuant to the Collateral Documents and, in certain cases, the provision of certain rights to the Collateral Agent upon an Event of Default and in form and substance reasonably satisfactory to the Arrangers.

“Collateral” means, collectively, all of the property (including Equity Interests) on which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” means Credit Suisse, in its capacity as collateral agent for the Secured Parties under the Credit Documents, and its successors in such capacity as provided in Section 9.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Collateral Agent shall have received (i) from the GP, the Borrower and each Designated Subsidiary either (A) a counterpart of each of this Agreement and the Reaffirmation Agreement duly executed and delivered on behalf of such Person or (B) in the case of any Person that becomes a Designated Subsidiary after the Drop Down Date, a Counterpart Agreement duly executed and delivered on behalf of such Person and (ii) from Alon Assets a counterpart of the Alon Assets Guarantee duly executed and delivered on behalf of Alon Assets;

(b) the Collateral Agent shall have received from the GP, the Borrower and each Designated Subsidiary either (i) a counterpart of the Pledge and Security Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Designated Subsidiary after the Closing Date, a supplement to the Pledge and Security Agreement, in the form specified therein, duly executed and delivered on behalf of such Person;

(c) in the case of any Person that becomes a Designated Subsidiary after the Drop Down Date, the Administrative Agent shall have received documents, opinions and certificates of the type referred to in Sections 3.1(b), 3.1(h), 3.1(j), 3.1(q) and, at the request of the Administrative Agent, 3.1(k) of the Alon USA Energy Credit Agreement with respect to such Designated Subsidiary;

(d) all Equity Interests owned by or on behalf of any Credit Party (including the general partner Equity Interests in the Borrower owned by the GP) shall have been pledged pursuant to the Pledge and Security Agreement and, in the case of Equity Interests in any Foreign Subsidiary, where the Collateral Agent so requests in connection with the pledge of such Equity Interests, a Foreign Pledge Agreement (provided that, so long as such Equity Interests are not subject to any Lien securing any Permitted Revolving/LC Facility, the Credit Parties shall not be required to pledge (i) more than 66% of the outstanding voting Equity Interests in any CFC and (ii) Equity Interests in any Person that is not a Subsidiary if, for so long as and to the extent (A) its Organizational Documents or any related joint venture, shareholders’ or similar agreement prohibits or restricts such pledge without the consent of any Person other than the Borrower or an Affiliate of the Borrower or (B) such Equity Interests have been pledged in connection with any Indebtedness of such Person (but only to the extent that such Equity Interests remain pledged in connection with such Indebtedness)), and the Collateral Agent shall, to the extent required by the Pledge and Security Agreement or such Foreign Pledge Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(e) (i) all Indebtedness of the GP, the Borrower and each Subsidiary that is owing to any Credit Party shall be evidenced by the Intercompany Note and (ii) all Indebtedness for Borrowed Money of any other Person in a principal amount of $1,000,000 or more that is owing to any Credit Party shall be evidenced by a promissory note and, in each case, shall have been pledged pursuant to the Pledge and Security Agreement, and the Collateral Agent (or, in the case of Permitted Revolving/LC Facilities Priority Collateral subject to any Lien securing any Permitted Revolving/LC Facility, the collateral agent for such Permitted Revolving/LC Facility) shall have received all such notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(f) all instruments and documents, including UCC financing statements, required by applicable law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Documents and to perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

(g) the Collateral Agent shall have received (i) a Mortgage with respect to each Material Real Estate Asset duly executed, acknowledged and delivered by the record owner of such Material Real Estate Asset, (ii) in the case of each Material Real Estate Asset that is a Leasehold Property, (A) a Landlord Consent and Estoppel, duly executed and delivered by the lessor of such Leasehold Property and by the applicable Credit Party, and (B) evidence that such Leasehold Property is a Recorded Leasehold Interest (but only to the extent that such recording is permitted by the agreement constituting or affecting such Leasehold Property), (iii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid and enforceable Lien on the Material Real Estate Asset described therein, free of any other Liens other than Permitted Liens, which policies shall be in form and substance reasonably satisfactory to the Collateral Agent, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request, (iv) a completed Flood Certificate with respect to each Material Real Estate Asset, which Flood Certificate shall be addressed to the Collateral Agent and shall otherwise comply with the Flood Program, and (v) if the Flood Certificate with respect to any Material Real Estate Asset states that such Material Real Estate Asset is located in a Flood Zone, (x) a written acknowledgement from the applicable Credit Party of receipt of written notification from the Collateral Agent as to the existence of such Material Real Estate Asset and as to whether the community in which such Material Real Estate Asset is located is participating in the Flood Program and (y) if such Material Real Estate Asset is located in a community that participates in the Flood Program, evidence that the applicable Credit Party has obtained a policy of flood insurance that is in compliance with all applicable requirements of the Flood Program, (vi) with respect to any Material Real Estate Asset encumbered by a Lien that is to be subordinated to the Lien created in accordance with this Agreement and the other Credit Documents, an amendment or agreement of subordination duly executed and delivered with respect to any Lien or encumbrance that, but for such subordination, would have priority over the Mortgage delivered to the Collateral Agent and (vii) such surveys, abstracts, appraisals, legal opinions and other documents as the Collateral Agent may reasonably request with respect to any such Mortgage or Material Real Estate Asset (it being understood that other than in connection with enforcement of, or exercise of rights and remedies with respect to, any Mortgage, no such survey, abstract, appraisal or legal opinion shall be requested after the Drop Down Date for any real property subject to a Mortgage for which such a survey, abstract, appraisal or legal opinion was previously delivered to, and accepted by, the Collateral Agent);

(h) with respect to each deposit account and each securities account maintained by any Credit Party with any depository bank or securities intermediary (other than, so long as such deposit accounts are not subject to any Lien securing any Permitted Revolving/LC Facility or any Permitted Supply & Offtake Agreement, (i) any deposit account the funds in which are used, in the ordinary course of business, solely for the payment of salaries and wages, workers’ compensation, taxes and similar expenses, (ii) any deposit account or securities account the funds or financial assets in which consist solely of funds held by any Credit Party in a bona fide trust for any director, officer or employee of the GP, the Borrower or any Subsidiary or any employee benefit plan maintained by the Borrower or any Subsidiary and (iii) deposit accounts the daily balance in which does not at any time exceed $500,000 for any such account or $1,000,000 for all such accounts), the Collateral Agent shall have received a counterpart, duly executed and delivered by the applicable Credit Party and such depositary bank or securities intermediary, as the case may be, of a Control Agreement; and

(i) each Credit Party shall have obtained all the Closing Date Pipeline Consents and such other Consents to Assignment as may be required by Section 5.12(b) and all other material consents and approvals required to be obtained by it in connection with the execution and delivery of all Collateral Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder (including, at any time, an MLP Intercompany Agreement Consent in respect of each MLP Intercompany Agreement in effect at such time).

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions, consents, approvals or other deliverables with respect to, any particular assets of the Credit Parties (other than in MLP Intercompany Agreements), or the provision of any Obligations Guarantee by any Subsidiary (other than any Subsidiary that Guarantees any Permitted Revolving/LC Facility or any Permitted Supply & Offtake Agreement), if and for so long as the Collateral Agent, in consultation with the Borrower, determines that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such deliverables, or providing such Obligations Guarantee, shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Collateral Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions, consents, approvals or other deliverables with respect to particular assets or the provision of any Obligations Guarantee by any Subsidiary (including extensions beyond the Drop Down Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Drop Down Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Documents.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages, the Intellectual Property Security Agreements, the Control Agreements, the Foreign Pledge Agreements, if any, the Consents to Assignment (including the Closing Date Pipeline Consents and the MLP Intercompany Agreement Consents), the Reaffirmation Agreement and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, the Collateral Agent, for the benefit of the Secured Parties, a Lien on any property of such Credit Party.

“Collateral Questionnaire” means the Collateral Questionnaire delivered by the Borrower pursuant to Section 11.2(j) of the Alon USA Energy Credit Agreement.

“Commodity Hedge Agreement” means any Hedge Agreement involving, or settled by reference to, one or more commodities or economic, financial or pricing indices or measures of economic, financial or pricing risk or value related to commodities, including any such agreement that hedges against fluctuations in the difference between the price of crude oil and the price of refined petroleum products or the difference in prices between different types of crude oil.

“Communications” as defined in Section 10.1(b).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit B.

“Condemnation” means any taking under the power of eminent domain or by condemnation or similar proceeding of, or any disposition under a threat of such taking of, all or any part of any assets of the GP, the Borrower or any Subsidiary (excluding (a) if any Permitted Revolving/LC Facility is then in effect, any such assets that constitute Permitted Revolving/LC Facilities Priority Collateral subject to the Liens securing such Permitted Revolving/LC Facility and (b) if any Permitted Supply & Offtake Agreement is then in effect, any such assets that constitute Permitted Supply & Offtake Agreement Collateral subject to the Liens securing such Permitted Supply & Offtake Agreement), other than any of the foregoing resulting in aggregate Net Proceeds not exceeding $1,000,000.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated October 2012, relating to the credit facility provided herein, taken together with the related Lender Presentation for Public Lenders dated October 17, 2012.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consent and Amendment Documents” means each of:

(a) the with respect to the Existing IDB Credit Agreement, a consent by the lenders under the Existing IDB Credit Agreement to the MLP IPO and the Drop Down Transactions, in form and substance reasonably satisfactory to the Administrative Agent, and the MLP/IDB Intercreditor Agreement, and if the Drop Down Date occurs after June 1, 2013, an agreement satisfactory to the Administrative Agent from the agent under the Existing IDB Credit Agreement extending the time by which the Drop Down Date is permitted occur to a date beyond the Drop Down Date;

(b) amendments to the mortgages securing the Existing IDB Credit Agreement, in form and substance reasonably satisfactory to the Administrative Agent;

(c) the Closing Date Pipeline Consents;

(d) the consent and acknowledgment of J. Aron & Company under the Existing J. Aron Supply & Offtake Agreements, consenting to the Indebtedness and Liens arising or created under this Agreement and the other Credit Documents, including as of the Drop Down Date the collateral assignment of the Existing J. Aron Supply & Offtake Agreement to the Collateral Agent for the benefit of the Secured Parties, in each case form and substance reasonably satisfactory to the Arrangers; and

(e) an MLP Intercompany Agreement Consent in respect of each MLP Intercompany Agreement.

“Consent to Assignment” means, with respect to any Material Contract, a consent by the counterparty thereto to the creation of a Lien under the Collateral Documents in the applicable Credit Party’s rights, title and interest in, to or under such Material Contract, together with notice, cure and other provisions customary for agreements of this type, all in form and substance reasonably satisfactory to the Collateral Agent.

“Consolidated Adjusted EBITDA” means, for any period, Consolidated Net Income for such period, plus

(a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum for the Borrower and the Subsidiaries of:

(i) consolidated interest expense (including imputed interest expense in respect of Capital Lease Obligations),

(ii) provisions for taxes based on income,

(iii) total depreciation and amortization expense,

(v) any noncash charges or losses (including noncash compensation expense, but excluding any additions to bad debt reserves or bad debt expense, any noncash charge or loss that results from a write-down or write off of accounts receivable or inventory and any noncash charge to the extent it represents an accrual of or a reserve for a potential cash item in any future period or amortization of a prepaid cash item that was paid in a prior period),

(vi) any losses attributable to early extinguishment of Indebtedness or obligations under any Hedge Agreement (other than any Commodity Hedge Agreement),

(vii) any unrealized losses attributable to the application of “mark to market” accounting in respect of Hedge Agreements (including any loss recognized upon reversing unrealized gain attributable to such “mark to market” accounting in any previous period that had been deducted in determining Consolidated Adjusted EBITDA for such period),

(viii) the cumulative effect of a change in accounting principles,

(ix) any after-tax losses attributable to any sale, transfer or other disposition of assets by the Borrower or any Subsidiary, other than dispositions of inventory and other dispositions in the ordinary course of business, and

(x) any fees and expenses for such period relating to the Transactions, in an aggregate amount for all periods not to exceed $10,000,000, minus

(b) without duplication and to the extent included in determining such Consolidated Net Income, the sum for the Borrower and the Subsidiaries of:

(i) any noncash items of income or gain (excluding any noncash items of income or gain in respect of which cash was received in a prior period or will be received in a future period),

(ii) any gains attributable to the early extinguishment of Indebtedness or obligations under any Hedge Agreement (other than any Commodity Hedge Agreement),

(iii) any unrealized gains attributable to the application of “mark to market” accounting in respect of Hedge Agreements (including any gain recognized upon reversing unrealized loss attributable to such “mark to market” accounting in any previous period that had been added back in determining Consolidated Adjusted EBITDA for such period),

(iv) the cumulative effect of a change in accounting principles, and

(v) any after-tax gains attributable to any sale, transfer or other disposition of assets by the Borrower or any Subsidiary, other than dispositions of inventory and other dispositions in the ordinary course of business.

All amounts added back in computing Consolidated Adjusted EBITDA for any period pursuant to clause (a) above, and all amounts subtracted in computing Consolidated Adjusted EBITDA pursuant to clause (b) above, to the extent such amounts are, in the reasonable judgment of the chief financial officer of the Borrower, attributable to any Subsidiary that is not wholly owned by the Borrower shall be reduced by the portion thereof that is attributable to the noncontrolling interest in such Subsidiary. For purposes of calculating Consolidated Adjusted EBITDA for any period, if during such period the Borrower or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated Adjusted EBITDA for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.2(b).

“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum, without duplication, of (i) the total interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in conformity with GAAP, (ii) any interest, financing fees or other financing costs becoming payable in cash by the Borrower or any Subsidiary during such period in respect of Indebtedness to the extent such interest, financing fees or other financing costs shall have been capitalized rather than included in total interest expense for such period in conformity with GAAP, (iii) all commissions and other fees and charges becoming payable in cash by the Borrower or any Subsidiary during such period in respect of letters of credit, (iv) all net costs becoming payable in cash by the Borrower or any Subsidiary during such period under Hedge Agreements in respect of interest rates and (v) any payments in cash made by the Borrower or any Subsidiary during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a prior period, minus (b) to the extent included in such total interest expense for such period, the sum of (i) noncash amounts attributable to amortization or write-off of capitalized interest, financing fees or other financing costs paid in a previous period, and (ii) noncash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period and (iii) any amounts referred to in Section 2.8(a) of the Alon USA Energy Credit Agreement paid on or prior to the Drop Down

Date in respect of the Tranche B Loans assumed by the Borrower on the Drop Down Date. Notwithstanding the foregoing, Consolidated Cash Interest Expense shall be deemed to be (A) for the period of four consecutive Fiscal Quarters ended on the last day of the first Fiscal Quarter ending after the Drop Down Date, Consolidated Cash Interest Expense for such Fiscal Quarter multiplied by four, (B) for the period of four consecutive Fiscal Quarters ended on the last day of the second Fiscal Quarter ending after the Drop Down Date, Consolidated Cash Interest Expense for the two Fiscal Quarters then most recently ended multiplied by two, and (C) for the period of four consecutive Fiscal Quarters ended on the last day of the third Fiscal Quarter ending after the Drop Down Date, Consolidated Cash Interest Expense for the three Fiscal Quarters then most recently ended multiplied by 4/3; provided that, in the event the Drop Down Date shall have occurred after the first day of the first Fiscal Quarter ending after the Drop Down Date, Consolidated Cash Interest Expense for such Fiscal Quarter shall be deemed, for purposes of clauses (A), (B) and (C) above, to be Consolidated Cash Interest Expense for the period from and including the Drop Down Date to and including the last day of such Fiscal Quarter, multiplied by a fraction equal to (x) 90 divided by (y) the number of days actually elapsed from and including the Drop Down Date to and including the last day of such Fiscal Quarter; and provided further that for purposes of determining Consolidated Cash Interest Expense for any period prior to the first day of the first Fiscal Quarter ending after the Drop Down Date, the Borrower shall be deemed to have borrowed Tranche B Term Loans on the first day of such period in an aggregate principal amount equal to the MLP Amount and such Tranche B Term Loans shall be deemed to bear interest, for such period, at a rate equal to the rate at which they bear interest on the Drop Down Date.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in conformity with GAAP; provided that there shall be excluded, without duplication, (a) the income of any Person (other than the Borrower) that is not a Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to the Borrower or, subject to clauses (b) and (c) below, any Subsidiary during such period, (b) the income of, and any amounts referred to in clause (a) above paid to, any Subsidiary (other than any Credit Party) to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Subsidiary is not permitted without any prior approval of any Governmental Authority that has not been obtained or is not permitted by operation of the terms of the Organizational Documents of such Subsidiary or any agreement, instrument, judgment, decree, order or any other law applicable to such Subsidiary and (c) the income (or loss) of, and any amounts referred to in clause (a) or (b) above paid to, any Subsidiary that is not wholly owned by the Borrower to the extent such income (or loss) or such amounts are attributable to the noncontrolling interest in such Subsidiary.

“Consolidated Total Debt” means, as of any date, the sum of the aggregate principal amount of Indebtedness of the Borrower and the Subsidiaries outstanding as of such date, determined on a consolidated basis, but only if such Indebtedness (a) is of the type referred to in clauses (a), (b), (c) (but excluding any obligation in the form of a purchase price adjustment or an earnout obligation or any obligations under any Permitted Supply & Offtake Agreement), (d) or (e) (excluding any contingent obligations of the Borrower or any Subsidiary as an account party in respect of any letter of credit or letter of guaranty to the extent such letter of credit or letter of guaranty does not support Indebtedness of the type referred to in this clause (a)) of the definition of “Indebtedness” or (b) is of the type referred to in clauses (g) and (h) of the definition of “Indebtedness”, to the extent such Indebtedness relates to Indebtedness of others of the type referred to in clause (a) of this definition. The aggregate principal amount of any Indebtedness shall be determined without giving effect to any election, made for purposes of reflecting such Indebtedness on a balance sheet, to value such Indebtedness at “fair value” or any other accounting principle that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on such balance sheet to be below the stated principal amount of such Indebtedness.

“Contractual Obligation” means, with respect to any Person, any provision of any Security issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking or other agreement or instrument to which such Person is a party or by which such Person or any of its properties is bound or to which such Person or any of its properties is subject.

“Contributing Guarantor” as defined in Section 7.2(b).

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies, or the dismissal or appointment of the management, of such Person, whether through the ownership of Securities, by contract, or otherwise. The words “Controlling”, “Controlled by” and “under common Control with” have correlative meanings.

“Control Agreement” means, with respect to any deposit account or securities account maintained by any Credit Party, a control agreement in form and substance reasonably satisfactory to the Collateral Agent, duly executed and delivered by such Credit Party and the depositary bank or the securities intermediary, as the case may be, with which such account is maintained.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit C.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit D.

“Credit Date” means the date of any Credit Extension.

“Credit Document” means each of this Agreement, the Collateral Documents, the Alon Assets Guarantee, the Counterpart Agreements, the Permitted Intercreditor Agreements, the Extension Agreements, the Refinancing Facility Agreements and, except for purposes of Section 10.5, the Notes, if any, the Collateral Questionnaire and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of any Credit Party or Alon Assets for the benefit of any Agent or any Lender in connection herewith on or after the Drop Down Date.

“Credit Extension” means the making of a Term Loan.

“Credit Parties” means the GP, the Borrower and the Guarantor Subsidiaries.

“Credit Suisse” as defined in the preamble hereto.

“CS Securities” means Credit Suisse Securities (USA) LLC.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Designated Subsidiary” means each Subsidiary other than any Subsidiary that is a CFC.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the occurrence of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that are not Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), in whole or in part, or is required to be repurchased by the GP, the Borrower or any Subsidiary, in whole or in part, at the option of the holder thereof or (c) is or becomes convertible into or exchangeable for, either mandatorily or at the option of the holder thereof, Indebtedness or any other Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), in each case, prior to the date that is 91 days after the latest Maturity Date at the time of the issuance thereof, except, in the case of clauses (a) and (b), as a result of a “change of control” or “asset sale”, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations described in clause (a) of the definition of “Obligations”.

“Documentation Agent” means             , in its capacity as documentation agent for the credit facility provided herein.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Drop Down Date” as defined in the Alon USA Energy Credit Agreement.

“Drop Down Date MLP Intercompany Agreements” means each Contractual Obligation set forth on Schedule 11.2(h) to the Alon USA Energy Credit Agreement delivered on the Drop Down Date, together with all schedules, exhibits and other definitive documentation relating thereto.

“Drop Down Transactions” as defined in the Alon USA Energy Credit Agreement.

“Effective Yield” means, at any time, with respect to any Term Loan or other Indebtedness, the effective yield to stated maturity of such Term Loan or other Indebtedness based on the interest rate or rates applicable thereto and giving effect to all upfront or similar fees or original issue discount payable to the Lenders or other applicable creditor advancing such Term Loan or other Indebtedness with respect thereto (in each case, with upfront or similar fees being deemed to constitute like amounts of original issue discount, and such fees and original discount being equated to interest margins in a manner consistent with generally accepted financial practice based on an assumed life to maturity of the lesser of four years and the tenor of such Term Loan or other Indebtedness) and to any interest rate “floor”. For purposes of determining the Effective Yield of any floating rate Indebtedness at any time, the rate of interest applicable to such Indebtedness at such time shall be assumed to be the rate applicable at all times prior to maturity; provided that appropriate adjustments shall be made for any scheduled changes in rates of interest provided for in the documents governing such Indebtedness. Determinations of the Effective Yield of any Term Loans or other Indebtedness for purposes of Section 2.10(c) shall be made by the Administrative Agent and in a manner determined by the Administrative Agent to be consistent with accepted financial practice, and any such determination shall be conclusive, absent manifest error.

“Eligible Assignee” means (a) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds of any Lender being treated as a single Eligible Assignee for all purposes hereof) and (b) any commercial bank, insurance company, investment or mutual fund or other Person that is an “accredited investor” (as defined in Regulation D under the Securities Act) and that extends credit or buys loans in the ordinary course of business; provided that neither a natural person, nor any Credit Party or any Affiliate of any Credit Party, shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA, that is or was, within the six years preceding the Closing Date, sponsored, maintained or contributed to by, or required to be contributed to by, the GP, the Borrower, any Subsidiary or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, request for information, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise) by any Governmental Authority or by or on behalf of any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (b) in connection with any actual or alleged Hazardous Materials Activity or (c) in connection with any actual or alleged damage, injury, threat or harm to the health and safety of any Person or to natural resources or the environment.

“Environmental Laws” means all laws (including common law), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations or any other requirements of Governmental Authorities relating to (a) any Hazardous Materials Activity, (b) the generation, use, storage, transportation or disposal of Hazardous Materials or (c) occupational safety and health, industrial hygiene, land use or the protection of the environment, natural resources or human health, plant or animal health or welfare, including exposure to Hazardous Materials, in any manner applicable to the GP, the Borrower or any Subsidiary or to any Facility.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or acquire any of the foregoing; provided that Equity Interests shall not include any Indebtedness convertible into (but not yet converted into) Equity Interests in any Person.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Person, (a) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which such Person is a member, (b) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which such Person is a member and (c) any member of an affiliated service group within the meaning of Section 414(m) or 414(o) of the Internal Revenue Code of which such Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any Person that was, but has since ceased to be, an ERISA Affiliate (within the meaning of the previous sentence) of the GP, the Borrower or any Subsidiary shall continue to be considered an ERISA Affiliate of the GP, the Borrower or such Subsidiary within the meaning of this definition for purposes of Sections 5.1(h) and 8.1(i) and solely with respect to any liabilities associated with any “employee benefit plan” (as defined in Section 3(3) of ERISA) for which the GP, the Borrower or such Subsidiary is or could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation), (b) the failure of the GP, the Borrower, any Subsidiary or any of their respective ERISA Affiliates to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure of the GP, the Borrower, any Subsidiary or any of their respective ERISA Affiliates to make any required contribution to a Multiemployer Plan, (c) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an

application for a waiver of the minimum funding standard with respect to any Pension Plan, (d) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA, (e) the withdrawal by the GP, the Borrower, any Subsidiary or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the GP, the Borrower, any Subsidiary or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA, (f) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any condition or event that might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (g) the incurrence by the GP, the Borrower, any Subsidiary or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan, (h) the imposition of liability on the GP, the Borrower, any Subsidiary or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, (i) the withdrawal of the GP, the Borrower, any Subsidiary or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, (j) the receipt by the GP, the Borrower, any Subsidiary or any of their respective ERISA Affiliates of notice from any Multiemployer Plan (i) concerning the imposition of withdrawal liability, (ii) that such Multiemployer Plan is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, (iii) that such Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA) or (iv) that such Multiemployer Plan intends to terminate or has terminated under Section 4041A or 4042 of ERISA, (k) a determination that any Pension Plan is, or is reasonably expected to be, in “at risk” status (as defined in Section 430(i)(4) of the Internal Revenue Code or Section 303(i)(4) of ERISA) with respect to any plan year, (l) the occurrence of an act or omission that could reasonably be expected to give rise to the imposition on the GP, the Borrower, any Subsidiary or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), 502(i) or 502(l), or Section 4071 of ERISA in respect of any Employee Benefit Plan, (m) the assertion of a claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the GP, the Borrower, any Subsidiary or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan, (n) receipt from the IRS of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code, (o) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Title I or Title IV of ERISA, (p) a violation of Section 436 of the Internal Revenue Code (including the enforcement of any security provided for under Section 436 of the Internal Revenue Code), or (q) the occurrence of a non-exempt “prohibited transaction” (as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA) with respect to which the GP, the Borrower, any Subsidiary or any of their respective ERISA Affiliates is a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code) or a “party in interest” (within the meaning of Section 406 of ERISA) or with respect to which the GP, the Borrower, any Subsidiary or any of their respective ERISA Affiliates could otherwise be liable.

“Eurodollar Rate Borrowing” means a Borrowing comprised of Eurodollar Rate Loans.

“Eurodollar Rate Loan” means a Term Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means any condition or event set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Term Loan Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or Term Loan Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19, it being understood that Lenders that hold Term Loans on the Drop Down Date shall be deemed to have acquired their interests therein on the date on which they acquired such interests in the applicable “Tranche B Term Loans” under the Alon USA Energy Credit Agreement) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Term Loan or Term Loan Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing IDB Credit Agreement” means the Amended Revolving Credit Agreement dated as of February 16, 2006, among Alon USA, LP, the guarantors party thereto, the lenders party thereto and Israel Discount Bank of New York, as agent.

“Existing IDB Intercreditor Agreement” as defined in the Alon USA Energy Credit Agreement.

“Existing J. Aron Supply & Offtake Agreement” means the Amended and Restated Supply & Offtake Agreement dated as of March 1, 2011, between J. Aron & Company and Alon USA, LP, as amended by the Supplemental Agreement thereto dated as of October 31, 2011, and the Amendment thereto dated as of July 20, 2012, collectively with the related collateral and other transaction documents.

“Existing Term Loan Agreement” means the Credit Agreement dated as of June 22, 2006, among Alon USA Energy, the lenders party thereto and Credit Suisse, as administrative agent, as heretofore amended.

“Extended Term Loans” as defined in the definition of “Extension Permitted Amendment”.

“Extended Term Loan Commitments” as defined in the definition of “Extension Permitted Amendment”.

“Extending Lender” as defined in Section 2.20(a).

“Extension Agreement” means an Extension Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Extending Lenders, effecting one or more Extension Permitted Amendments and such other amendments hereto and to the other Credit Documents as are contemplated by Section 2.20.

“Extension Offer” as defined in Section 2.20(a).

“Extension Permitted Amendment” means an amendment to this Agreement and the other Credit Documents, effected in connection with an Extension Offer pursuant to Section 2.20, providing for an extension of the Maturity Date applicable to the Term Loans and/or Term Loan Commitments of the Extending Lenders of the applicable Extension Request Class (such Term Loans or Term Loan Commitments being referred to as the “Extended Term Loans” or “Extended Term Loan Commitments”, as applicable) and, in connection therewith:

(a) an increase or decrease in the rate of interest accruing on such Extended Term Loans,

(b) a modification of the scheduled amortization applicable thereto, provided that the weighted average life to maturity of such Extended Term Loans shall be no shorter than the remaining weighted average life to maturity (determined at the time of such Extension Offer) of the Term Loans of the applicable Extension Request Class,

(c) a modification of voluntary or mandatory prepayments applicable thereto (including prepayment premiums and other restrictions thereon), provided that such requirements may provide that such Extended Term Loans may participate in any mandatory prepayments on a pro rata basis (or on a basis that is less than pro rata) with the Term Loans of the applicable Extension Request Class, but may not provide for mandatory prepayment requirements that are more favorable than those applicable to the Term Loans of the applicable Extension Request Class, and/or

(d) an increase in the fees payable to, or the inclusion of new fees to be payable to, the Extending Lenders in respect of such Extension Offer or their Extended Term Loans or Extended Term Loan Commitments.

“Extension Request Class” as defined in Section 2.20(a).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrower or any Subsidiary or any of their respective predecessors or Affiliates.

“Fair Share” as defined in Section 7.2(b).

“Fair Share Contribution Amount” as defined in Section 7.2(b).

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as shall be determined by the Administrative Agent.

“Financial Officer Certification” means, with respect to any consolidated or combined financial statements of any Person, a certificate of the chief financial officer of such Person stating that such financial statements fairly present, in all material respects, the consolidated or combined financial position of such Person and its Subsidiaries as of the dates indicated and the consolidated or combined results of their operations and their cash flows for the periods indicated in conformity with GAAP applied (except as otherwise disclosed in such financial statements) on a consistent basis, subject to changes resulting from audit and normal year-end adjustments.

“Financing Transactions” means the execution, delivery and performance by each Credit Party and Alon Assets of the Credit Documents to which it is to be a party, the creation of the Liens provided for in the Collateral Documents and, in the case of the Borrower, the assumption of the Tranche B Term Loans, the borrowing of other Term Loans and the use of the proceeds thereof.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the GP, the Borrower and the Subsidiaries ending on December 31 of each calendar year.

“Flood Hazard Property” means any Real Estate Asset subject to a Mortgage in favor of the Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968.

“Foreign Lender” means a Lender that is not a US Person.

“Foreign Pledge Agreement” means a pledge or charge agreement pursuant to which a Credit Party grants a Lien on Equity Interests in a Foreign Subsidiary to secure the Obligations, governed by the law of the jurisdiction of organization of such Foreign Subsidiary and in form and substance reasonably satisfactory to the Collateral Agent.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Notice” means a notice substantially in the form of Exhibit E.

“GAAP” means, at any time, subject to Section 1.2, United States generally accepted accounting principles as in effect at such time, applied in accordance with the consistency requirements thereof.

“Goldman Sachs” means Goldman Sachs Lending Partners LLC.

“Governmental Authority” means any federal, state, municipal, national, supranational or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the United States of America, any State thereof or the District of Columbia or a foreign entity or government.

“Governmental Authorization” means any permit, license, registration, approval, exemption, authorization, plan, directive, binding agreement, consent order or consent decree issued, promulgated or entered into by or with, any Governmental Authority.

“GP” as defined in the preamble hereto.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, Securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by the chief financial officer of the Borrower)).

“Guarantor Subsidiary” means each Subsidiary that is a party hereto as a “Guarantor Subsidiary” and a party to the Pledge and Security Agreement as a “Grantor” thereunder.

“Guarantors” means the GP and each Guarantor Subsidiary; provided that, for purposes of Section 7, the term “Guarantors” shall also include the Borrower.

“Hazardous Materials” means any chemical, material, waste or substance that is prohibited, limited or regulated in any manner by any Environmental Law or that could reasonably be expected to pose a hazard to the health and safety of any Person or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past or present activity, event or occurrence involving any Hazardous Materials, including the generation, use, manufacture, possession, storage, holding, presence, Release, threatened Release, transportation, processing, treatment, abatement, removal, remediation, disposition or handling of, or exposure to, any Hazardous Materials, and any corrective action or response action involving any Hazardous Material.

“Hedge Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions, including an agreement that is a “Swap Agreement” or a “Forward Contract” as such terms are defined in the Bankruptcy Code; provided that no phantom stock, option, stock appreciation right or similar plan or right providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the GP, the Borrower or the Subsidiaries shall be a Hedge Agreement.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender that are presently in effect or, to the extent allowed by law, under such applicable laws that may hereafter be in effect and that allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means (a) the audited consolidated balance sheet of Alon USA Energy and its consolidated Subsidiaries as of the end of, and the related consolidated statements of operations, stockholders’ equity and cash flows of Alon USA Energy and its consolidated Subsidiaries for, the Fiscal Year ended on December 31, 2011, and (b) unaudited consolidated balance sheets and the related statements of operations and cash flows of Alon USA Energy and its consolidated Subsidiaries for each subsequent Fiscal Quarter ended at least 45 days prior to the Closing Date.

“Historical MLP Financial Statements” means (a) the audited combined balance sheet of the MLP Parties as of the end of, and the related combined statements of operations, partners’ equity and cash flows of the MLP Parties for, the Fiscal Year ended December 31, 2011, prepared after giving effect to the contribution of assets thereto by Alon USA Energy and its other Subsidiaries expected to be made in connection with the MLP IPO and otherwise on the basis described in the Registration Statement, and (b) unaudited combined balance sheets and the related statements of operations and cash flows of the MLP Parties for each subsequent Fiscal Quarter ended at least 45 days prior to the Closing Date.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money or with respect to advances of any kind, (b) all monetary obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all monetary obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person and all monetary obligations of such Person in respect of deferred purchase price of property or services (including any obligation, whether contingent, matured or otherwise, of such Person to purchase or repurchase crude oil or other inventory pursuant any Inventory Arrangement, but excluding (i) trade accounts payable incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers or employees of such Person or any of its Subsidiaries and (iii) any purchase price adjustment or earnout obligation incurred in connection with an acquisition, except to the extent that the amount payable pursuant to such purchase price adjustment or earnout obligation is, or becomes, reasonably determinable), (d) all Capital Lease Obligations of such Person, (e) the maximum aggregate liability, contingent or otherwise, of such Person under all letters of credit and letters of guaranty in respect of which such Person is an account party, (f) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (g) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (h) all Guarantees by such Person of Indebtedness of others and (i) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For the avoidance of doubt, the term “Indebtedness” shall not include any obligation of the GP, the Borrower or any Subsidiary (including any obligation under any Hedging Agreement) solely as a result of such obligation being reflected as a liability on the consolidated balance sheet of the GP, the Borrower and the Subsidiaries prepared in conformity with GAAP, except to the extent such obligation is of the type set forth in clauses (a) through (i) above.

“Indebtedness for Borrowed Money” means, with respect to any Person, without duplication, all Indebtedness of such Person of the types referred to in clauses (a), (b) and (d) of the definition of “Indebtedness”.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, removal, remediation or other response action in connection with any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees, expenses and other charges of counsel and consultants for the Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person (including by any Credit Party, Alon Assets or any Affiliate thereof), whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by the Indemnitees in enforcing this indemnity), whether direct, indirect, special, consequential or otherwise and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable causes of action or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions), the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Obligations Guarantee)), (b) any commitment letter, engagement letter, fee letter or other letter or agreement delivered by any Agent, any Arranger or any Lender to the GP, the Borrower, or any Affiliate thereof, in connection with the arrangement of the credit facilities provided for herein or in connection with the transactions contemplated by this Agreement or (c) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the GP, the Borrower or any Subsidiary.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party or Alon Assets under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” as defined in Section 10.3.

“Installment” means (a) when used in respect of the Tranche B Term Loans or Tranche B Term Borrowings, each payment of the principal amount thereof due under Section 2.9(a) (including the payment due on the Tranche B Term Loan Maturity Date) and (b) when used in respect of any other Class of Term Loans, each payment of the principal amount thereof due under Section 2.9(b) (including the payment due on the Maturity Date with respect to the Term Loans of such Class).

“Intellectual Property” as defined in the Pledge and Security Agreement.

“Intellectual Property Security Agreements” as defined in the Pledge and Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit F.

“Interest Coverage Ratio” means the ratio, as of the last day of any Fiscal Quarter, of (a) Consolidated Adjusted EBITDA for the period of four consecutive Fiscal Quarters then ended to (b) Consolidated Cash Interest Expense for the period of four consecutive Fiscal Quarters then ended.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (b) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Term Loan and, in the case of any such Term Loan with an Interest Period of longer than three months’ duration, each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, in the case of any Eurodollar Rate Borrowing of any Class, such other period thereafter as shall have been consented to by each Lender of such Class), as selected by the Borrower in the applicable Funding Notice or Conversion/Continuation Notice; provided that (a) if an Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless no succeeding Business Day occurs in such month, in which case such Interest Period shall end on the immediately preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Business Day of the last calendar month of such Interest Period and (c) notwithstanding anything to the contrary in this Agreement, no Interest Period for a Eurodollar Rate Borrowing of any Class may extend beyond the Maturity Date for Borrowings of such Class. For purposes hereof, the date of a Eurodollar Rate Borrowing shall initially be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Inventory Arrangement” means any arrangement for the purchase or supply of crude oil or other inventory of the Borrower or any Subsidiary that is effectively an alternative to a working capital financing arrangement. Each Permitted Supply & Offtake Agreement constitutes an Inventory Arrangement.

“Investment” means, with respect to a specified Person, any Equity Interests, evidences of Indebtedness or other Securities (including any option, warrant or other right to acquire any of the foregoing) of, or any capital contribution or loans or advances (other than advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of the specified Person prepared in accordance with GAAP) to, Guarantees of any Indebtedness or other obligations of (including any such Guarantees arising as a result of the specified Person being a co-maker of any note or other instrument or a joint and several co-applicant with respect to any letter of credit or letter of guaranty), or any other investments in (including any investment in the form of transfer of property for consideration that is less than the fair value thereof (as determined reasonably and in good faith by the chief financial officer of the Borrower)), any other Person that are held or made by the specified Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the aggregate principal amount thereof made on or prior to such date of determination, minus the amount, as of such date of determination, of any Returns with respect thereto, but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be determined in accordance with the definition of the term “Guarantee”, (c) any Investment in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other Securities of any Person shall be the fair value (as determined reasonably and in good faith by the chief financial officer of the Borrower) of the consideration therefor (including any Indebtedness assumed in connection therewith), plus the fair value (as so determined) of all additions, as of such date of determination, thereto, and minus the amount, as of such date of determination, of any Returns with respect thereto, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such Investment, (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) in the form of a transfer of Equity Interests or other property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair value (as determined reasonably and in good faith by the chief financial officer of the Borrower) of such Equity Interests or other property as of the time of such transfer (less, in the case of any investment in the form of transfer of property for consideration that is less than the fair value thereof, the fair value (as so determined) of such consideration as of the time of the transfer), minus the amount, as of such date of determination, of any Returns with respect thereto, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such transfer, and (e) any Investment (other than any Investment referred to in clause (a), (b), (c) or (d) above) in any Person resulting from the issuance by such Person of its Equity Interests to the investor shall be the fair value (as determined reasonably and in good faith by the chief financial officer of the Borrower) of such Equity Interests at the time of the issuance thereof.

“IRS” means the United States Internal Revenue Service.

“Junior Indebtedness” means any Indebtedness permitted by Section 6.1(l). For the avoidance of doubt, Indebtedness under the Existing IDB Credit Agreement is not “Junior Indebtedness”.

“Landlord Consent and Estoppel” means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, pursuant to which, among other things, the lessor consents to the granting of a Mortgage on such Leasehold Property by the applicable Credit Party in favor of the Collateral Agent (it being understood that such instrument shall include such lessor’s estoppels only to the extent required by the terms of such related lease or the lessor is an Affiliate of the Borrower). Each Landlord Consent and Estoppel shall be in form and substance reasonably satisfactory to the Collateral Agent and shall be sufficient for the Collateral Agent to obtain a title insurance policy with respect to such Mortgage.

“Leasehold Property” means, as of any time of determination, any leasehold interest then owned by any Credit Party in any leased real property.

“Lender” means each Person that was a “Lender” (as defined in the Alon USA Energy Credit Agreement) when the Drop Down Date occurred and any other Person that shall have become a party hereto in accordance with the terms hereof pursuant to an Assignment Agreement or a Refinancing Facility Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment Agreement.

“Leverage Ratio” means, as of any date, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated Adjusted EBITDA for the period of four consecutive Fiscal Quarters ended on such date (or, if such date is not the last day of a Fiscal Quarter, most recently prior to such date).

“Lien” means (a) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, Lenders having Term Loan Exposure in respect of such Class representing more than 50% of the Term Loan Exposure of all the Lenders in respect of such Class at such time.

“Makewhole Amount” means, in respect of the Tranche B Term Loans of any Lender being prepaid or subject to a Repricing Event, an amount equal to the present value of all interest payments that would have been made in respect of the principal of such Term Loans from the date of such prepayment or Repricing Event until the second anniversary of the Drop Down Date at a rate per annum equal to the sum of (a) the Applicable Rate applicable to such Term Loans (assuming such Term Loans are Eurodollar Rate Loans), plus (b) the greater of (i) 1.25% and (ii) the Adjusted Eurodollar Rate (assuming an Interest Period of three months) in effect on the date on which the applicable notice of prepayment is given or such Repricing Event is effected, plus (c) the premium payable in respect of the principal of such Term Loans pursuant to Section 2.10(c)(ii) if such prepayment or Repricing Event were made on or after the second anniversary of the Drop Down Date, but prior to the third anniversary of the Drop Down Date (in each case, computed on the basis of actual days elapsed over a year of 360 days and using a discount rate equal to the Treasury Rate as of such prepayment date plus 50 basis points).

“Margin Stock” as defined in Regulation U.

“Material Acquisition” means any Acquisition the Acquisition Consideration for which exceeds $10,000,000 in the aggregate.

“Material Adverse Effect” means a material adverse effect on (a) the business, results of operations, assets or financial condition of the GP, the Borrower and the Subsidiaries, taken as a whole, (b) the ability of any Credit Party or Alon Assets to fully and timely perform its obligations under the Credit Documents, taken as a whole, (c) the legality, validity, binding effect or enforceability against any Credit Party or Alon Assets of any Credit Document to which it is a party or (d) the rights, remedies and benefits available to, or conferred upon, any Agent, any Lender or any Secured Party under the Credit Documents, taken as a whole.

“Material Casualty/Condemnation” means any Casualty or Condemnation that results (or, in the case such Net Proceeds are paid in installments, is reasonably expected to result) in aggregate Net Proceeds in an amount of $50,000,000 or more and for which the expected length of period to restore, repair or replace the property subject thereto is reasonably expected to exceed 180 days from the date of commencement of such restoration, repair or replacement.

“Material Contract” means any Contractual Obligation of the GP, the Borrower or any Subsidiary (a) that is related to (i) the storage, distribution and transportation of raw materials or products (including any pipeline or terminal lease or access agreement) or (ii) licensing of any Intellectual Property and (b) with respect to which a breach, nonperformance, termination, expiration or failure to renew could reasonably be expected to have a Material Adverse Effect (in each case, taking into account the ability of the GP, the Borrower or such Subsidiary to replace any such Contractual Obligation).

“Material Disposition” means any sale, transfer or other disposition, or a series of related sales, transfers or other dispositions, of (a) all or substantially all the issued and outstanding Equity Interests in any Person that are owned by the GP, the Borrower or any Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the total consideration therefor (determined on the basis consistent with the term “Acquisition Consideration”) paid by the transferee exceeds $10,000,000.

“Material Obligation” means Indebtedness (other than the Term Loans and Guarantees under the Credit Documents), or obligations in respect of one or more Hedge Agreements, of any one or more of the GP, the Borrower and the Subsidiaries in an aggregate principal amount of $20,000,000 or more. In the case of any Material Obligation that is a

Guarantee of any other Indebtedness, each reference to “Material Obligation” shall be deemed to include a reference to such Guaranteed Indebtedness. For purposes of determining Material Obligation, the “principal amount” of the obligations of the GP, the Borrower or any Subsidiary in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the GP, the Borrower or such Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.

“Material Real Estate Asset” means (a) each Real Estate Asset set forth on Schedule 1.1, (b) each other Real Estate Asset owned in fee by a Credit Party, other than any such Real Estate Asset that, together with all contiguous and all related parcels and the improvements thereon, has a book or fair value of less than $2,500,000 in the aggregate and is otherwise not material to the conduct of the business of the GP, the Borrower and the Subsidiaries as currently conducted and proposed to be conducted (including the operation of any Refinery) and (c) each Leasehold Property owned by a Credit Party to the extent such Leasehold Property is material to the conduct of the business of the GP, the Borrower and the Subsidiaries as currently conducted and proposed to be conducted (including the operation of any Refinery) and could not readily be replaced with a comparable Leasehold Property on terms not materially less favorable to the lessee; provided that, notwithstanding the foregoing, any Real Estate Asset (including any Leasehold Property) that is subject to any Lien securing any Permitted Revolving/LC Facility shall constitute a Material Real Estate Asset.

“Maturity Date” means, as the context requires, the Tranche B Term Loan Maturity Date or, when used in respect of any other Class of Term Loans, the maturity date therefor specified in the Extension Agreement or the Refinancing Facility Agreement establishing such Class of Term Loans.

“MLP Amount” as defined in the Alon USA Energy Credit Agreement.

“MLP Intercompany Agreement Consent” means, with respect to any MLP Intercompany Agreement, a consent to the security interests of the Administrative Agent in the rights, title and interest of the GP, the Borrower and its Subsidiaries in, to or under such MLP Intercompany Agreement, together with notice, cure and other provisions customary for agreements of this type, which consent shall be substantially in the form of Exhibit G, with such modifications thereto as may be reasonably requested by the Administrative Agent.

“MLP Intercompany Agreements” means (a) the Drop Down Date MLP Intercompany Agreements and (b) each other Contractual Obligation between the Alon USA Energy or any of its Subsidiaries (other than any MLP Party), on the one hand (other than the Alon Assets Guarantee), and any MLP Party, on the other, in each case, together with all schedules, exhibits and other definitive documentation relating thereto.

“MLP/IDB Intercreditor Agreement” means the “MLP Intercreditor Agreement” contemplated by Section 7.02 of the Existing IDB Intercreditor Agreement, as subsequently modified in accordance with this Agreement.

“MLP IPO” means the underwritten initial public offering of common units representing limited partner interests in the Borrower consummated on the Drop Down Date.

“MLP Parties” means the GP, the Borrower, Alon USA Refining, Inc. (to be known as Alon USA Refining, LLC following its conversion to a limited liability company), Alon USA GP, LLC, Alon USA GP II, LLC, Alon USA Delaware, LLC, Alon USA, LP and each other Subsidiary of the Borrower formed or acquired after the Drop Down Date.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Material Real Estate Asset in favor of the Collateral Agent, for the benefit of the Secured Parties, as security for the Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the Collateral Agent.

“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

“NAIC” means The National Association of Insurance Commissioners.

“Narrative Report” means, with respect to any financial statements for which such report is required, a narrative report describing, in reasonable detail, the results of operations of the GP, the Borrower and the Subsidiaries (including the related operating and pricing statistics) in the form prepared for presentation to senior management thereof for the applicable Fiscal Year or Fiscal Quarter (and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter).

“Net Proceeds” means, with respect to any event, (a) the cash (which term, for purposes of this definition, shall include Cash Equivalents) proceeds received in respect of such event (other than proceeds of business interruption insurance), including any cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all reasonable fees and out-of-pocket expenses (including any underwriting discounts and commissions) paid in connection with such event by the GP, the Borrower or any Subsidiary to Persons that are not Affiliates of the GP, the Borrower or any Subsidiary, and (ii) in the case of any Asset Sale, Casualty or Condemnation, (A) the amount of all payments (including any premium or penalties) required to be made (and promptly made) by the GP, the Borrower and the Subsidiaries as a result of such event to repay Indebtedness for Borrowed Money (other than Term Loans and Indebtedness under any Permitted Revolving/LC Facility) secured by the assets subject thereto, (B) the amount of all taxes (including transfer and similar taxes and income taxes payable on gains) paid (or reasonably estimated to be payable) by the GP, the Borrower or any Subsidiary, and (C) the amount of any reserves established by the GP, the Borrower or any Subsidiary in conformity with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the immediately succeeding year and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by the chief financial officer of the Borrower). For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(ii)(B) or (b)(ii)(C) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities for which such reserve has been established, be deemed to be receipt, on the date of such reduction, of cash proceeds in respect of such event.

“Non-Public Information” means material non-public information (within the meaning of the United States Federal or state securities laws or the securities laws of any other jurisdiction where the Borrower or any Affiliate thereof has issued, registered or listed for trading any Securities) with respect to the Borrower and its Affiliates or their Securities.

“Note” means a promissory note issued to any Lender pursuant to Section 2.4(c).

“Obligations” means (a) all obligations of every nature of each Credit Party under this Agreement and the other Credit Documents, whether for principal, interest (including interest that, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any such obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise, and (b) when used with reference to any Credit Party, all Specified Hedge Obligations in respect of each Specified Hedge Agreement, provided that such Specified Hedge Obligations have been designated by the Borrower in a Specified Hedge Obligations Designation Certificate delivered to the Administrative Agent (and acknowledged by the Administrative Agent in writing as received by it) as “Obligations” of such Credit Party (which designation and acknowledgment (i) may occur prior to, concurrently with or following the execution of such Specified Hedge Agreement, it being further agreed that in the case of any Specified Hedge Agreement that is in the form of a master agreement, the Specified Hedge Obligations in respect thereof that have been designated and acknowledged as set forth above shall be deemed automatically to include all Specified Hedge Obligations in respect of any confirmations from time to time under such Specified Hedge Agreement, and (ii) in the case of Specified Hedge Obligations designated prior to the Drop Down Date, need not be made to the Administrative Agent so long as a designation and acknowledgment of such Specified Hedge obligations was made under and in accordance with the Alon USA Energy Credit Agreement). When used without reference to any Credit Party, “Obligations” means all Obligations described in clause (a) of the immediately preceding sentence and all Specified Hedge Obligations. When used with reference to more than one Credit Party, “Obligations” means for each such Credit Party its Obligations as described in the first sentence of this definition. Each reference to “joint” liability of any Credit Parties in respect of the “Obligations” means, for each Credit Party included in such reference, that the liability of such Credit Party for its Obligations is joint in respect of such Obligations with the liability of each other Credit Party included in such reference that includes such Obligations in its Obligations.

“Obligations Guarantee” means the Guarantee of the Obligations created under Section 7.

“Organizational Documents” means (a) with respect to any corporation or company, its certificate or articles of incorporation, organization or association, as amended, and its bylaws, as amended, (b) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its certificate of formation or articles of organization, as amended, and its operating agreement, as amended, and, in the case of any of the foregoing or any other Person, any other similar organizational documents. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Sections 2.18 or 2.19).

“Participant Register” as defined in Section 10.6(g).

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Borrower, dated as of the Drop Down Date, among the GP, Alon Assets, as the organizational limited partner, and the other Persons who become partners in the Borrower or party thereto.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 or Title IV of ERISA.

“Permitted Acquisition” means any Acquisition by the Borrower or any Subsidiary; provided that:

(a) immediately prior and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(c) (i) in the case of an acquisition of the Equity Interests in any Person, such Person becomes a Subsidiary that is a Guarantor Subsidiary, and (ii) in the case of an acquisition of all or substantially all the assets of, or all or substantially all the assets constituting a business unit, division, product line or line of business of, any Person, such assets are acquired by a Guarantor Subsidiary;

(d) in the case of an acquisition of the Equity Interests in any Person, all actions required to be taken with respect to such Person in order to satisfy the requirements set forth in clauses (a), (b) and (c) of the definition of “Collateral and Guarantee Requirement” shall have been taken (or arrangements for the taking of such actions satisfactory to the Collateral Agent shall have been made) (it being understood that all other requirements set forth in such definition that are applicable to such Acquisition shall be required to be satisfied in accordance with Sections 5.10 and 5.11); and

(e) the business of any such acquired Person or such acquired assets, as the case may be, constitute a business permitted under Section 6.10.

“Permitted Commodity Hedge Agreement” means any Commodity Hedge Agreement to which the Borrower or any Subsidiary is a party that is permitted by Section 6.11.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.3;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Title I or Title IV of ERISA or the enforcement of any security provided for a Pension Plan under Section 436 of the Internal Revenue Code), arising in the ordinary course of business and securing obligations that are not yet due or are being contested in compliance with Section 5.3;

(c) pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d) pledges and deposits made (i) to secure the performance of bids, trade contracts (other than trade contracts for the supply or purchase of crude oil or other inventory or for payment of Indebtedness), leases (other than capital leases), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 8.1(h);

(f) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of the Borrower or any Subsidiary or to the ownership of its properties, in each case, which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of the properties subject thereto or materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the GP, the Borrower or any Subsidiary in excess of those required by applicable banking regulations;

(h) Liens arising by virtue of UCC financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Borrower and the Subsidiaries in the ordinary course of business;

(i) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease (other than any capital lease), license or sublicense or concession agreement permitted by this Agreement;

(j) any Liens to which any underlying fee interest of the owners of real property leased by the Borrower or any Subsidiary is subject, including any Liens that apply to the leasehold interests of the Borrower or any Subsidiary by virtue of the underlying fee interests being subject to such Liens;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(l) rights of a common owner of any interest in property held by such Person;

(m) with respect to any Real Estate Asset, any Liens specified on a policy of title insurance insuring the Lien of a “Mortgage” (as defined in the Alon USA Energy Credit Agreement) on such Real Estate Asset that was delivered to the “Collateral Agent” under and as defined in the Alon USA Energy Credit Agreement on or prior to the Closing Date in accordance with clause (g)(iii) of the definition of “Collateral and Guarantee Requirement” in the Alon USA Energy Credit Agreement; and

(n) Liens that are contractual rights of set-off;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, other than Liens referred to in clause (c) and (d) above securing letters of credit, bank guarantees and similar instruments.

“Permitted Intercreditor Agreement” means each of (a) solely in the case of the Existing IDB Credit Agreement, the MLP/IDB Intercreditor Agreement, and (b) each other intercreditor agreement in substantially the form set forth in Exhibit H, with such changes therefrom as are contemplated or permitted by Section 9.11.

“Permitted Lien” means any Lien permitted by Section 6.2.

“Permitted Revolving/LC Facility” means any revolving credit or letter of credit facility extended to the Borrower or any Subsidiary, provided that (a) such facility satisfies the requirements set forth below and (b) other than in the case of the Existing IDB Credit Agreement, the Borrower shall have designated such facility as a “Permitted Revolving/LC Facility” by providing a written notice to that effect to the Administrative Agent, which notice shall specify the maximum permitted amount of Indebtedness under such facility and the lenders or issuing banks thereunder (or, in the case of an agented facility, the administrative agent and collateral agent thereunder (or equivalent agent or representative of the creditors thereunder)), together with a certificate of an Authorized Officer of the Borrower to the effect that such facility satisfies the requirements set forth in this definition and that after giving effect to the effectiveness thereof no Default or Event of Default shall have occurred and be continuing. No revolving credit or letter of credit facility shall be a Permitted Revolving/LC Facility at any time unless it satisfies the following requirements at such time:

(i) no Subsidiary shall be an obligor under or in respect of such facility (including pursuant to a Guarantee) unless such Subsidiary shall be a Guarantor Subsidiary; and

(ii) such facility shall not be secured by any assets of the GP, the Borrower or any Subsidiary other than the Collateral and, in the case of the Term Priority Collateral, the Liens securing such facility shall be junior and subordinated to the Liens created under the Credit Documents, and the administrative or collateral agent and/or a similar representative (in each case, as determined by the Administrative Agent) acting on behalf of the holders of obligations under such facility shall (if such facility is secured) have become party to, and such holders shall be bound by, a Permitted Intercreditor Agreement (and such Permitted Intercreditor Agreement shall have been consented to and acknowledged by, or executed by, the Credit Parties).

As of the Drop Down Date, the Borrower hereby designates the Existing IDB Credit Agreement as a Permitted Revolving/LC Facility and represents and warrants that the Existing IDB Credit Agreement satisfies each of the requirements set forth in this definition.

“Permitted Revolving/LC Facilities Priority Collateral” means (a) the “ABL Priority Collateral”, as defined in the form of a Permitted Intercreditor Agreement attached as Exhibit H hereto, or (b) when used with reference to the Existing IDB Credit Agreement, “IDB Revolving Facility First Lien Collateral”, as defined in the MLP/IDB Intercreditor Agreement.

“Permitted Supply & Offtake Agreement” means each agreement (whether reflected in a single agreement or a set of related agreements) between any Subsidiary and any Person (including any such Person that is an Affiliate of an Arranger) not an Affiliate of the Borrower pursuant to which such Person sells crude oil to such Subsidiary and purchases refined products from such Subsidiary, provided that (a) such agreement satisfies the requirements set forth below and (b) other than in the case of the Existing J. Aron Supply & Offtake Agreement, the Borrower shall have designated such agreement as a “Permitted Supply & Offtake Agreement” by providing a written notice to that effect to the Administrative Agent, which notice shall specify the parties thereto and the Refinery covered thereby, together with a certificate of an Authorized Officer of the Borrower to the effect that such agreement satisfies the requirements set forth in this definition and that after giving effect to the effectiveness thereof no Default or Event of Default shall have occurred and be continuing. No agreement shall be a Permitted Supply & Offtake Agreement at any time unless it satisfies the following requirements at such time:

(i) no Subsidiary shall be an obligor under or in respect of such agreement (including pursuant to a Guarantee) unless such Subsidiary shall be a Guarantor Subsidiary;

(ii) the obligations of the GP, the Borrower and the Subsidiaries under such agreement shall not be secured by any assets of the GP, the Borrower or any Subsidiary other than any such assets that constitute Permitted Supply & Offtake Agreement Collateral and that are subject to a Lien under a Collateral Document to secure the Obligations (it being understood that such obligations may nonetheless be supported by a Permitted Revolving/LC Facility), and each Person that is a counterparty thereto shall (if obligations under such agreement are secured) have become party to a Permitted Intercreditor Agreement (and such Permitted Intercreditor Agreement shall have been consented to and acknowledged by, or executed by, the Credit Parties); and

(iii) each Person that is a counterparty thereto shall have executed and delivered to the Administrative Agent a Permitted Supply & Offtake Agreement Consent in respect of such agreement.

As of the Drop Down Date, the Borrower hereby designates the Existing J. Aron Supply & Offtake Agreement as a Permitted Supply & Offtake Agreement and represents and warrants that the Existing J. Aron Supply & Offtake Agreement satisfies each of the requirements set forth in this definition, it being understood and agreed that neither the credit support for the Existing J. Aron Supply & Offtake Agreement provided by the Alon Krotz Letter of Credit Facility nor any holdback provided for in the Existing J. Aron Supply & Offtake Agreement shall cause such requirements not to be satisfied.

“Permitted Supply & Offtake Agreement Collateral” means (a) all Inventory (as defined in the UCC as in effect in the applicable State), including any Inventory in the form of crude oil, refined products and other hydrocarbon inventory of the Restricted Subsidiary party to the applicable Permitted Supply & Offtake Agreement, and (b) all Proceeds (as defined in the UCC as in effect in the applicable State), including Accounts (as defined in the UCC as in effect in the applicable State) and cash proceeds (but, in each case, excluding all Term Priority

Collateral) of the foregoing arising on or after the first to occur of the date that (i) such Restricted Subsidiary shall have become a “Bankrupt”, as defined below, or (ii) an “Event of Default” under the applicable Permitted Supply & Offtake Agreement has occurred and is continuing and the counterparty thereto has notified such Restricted Subsidiary that it is commencing the exercise of its rights and remedies as a secured party. For purposes of this definition, “Bankrupt” means a Person that (A) is dissolved, other than pursuant to a consolidation, amalgamation or merger, (B) becomes insolvent or unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, (C) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (D) institutes a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, (E) has a resolution passed for its winding-up, official management or liquidation, other than pursuant to a consolidation, amalgamation or merger, (F) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets, (G) has a secured party take possession of all or substantially all of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets, (H) files an answer or other pleading admitting or failing to contest the allegations of a petition filed against it in any proceeding of the foregoing nature, (I) causes or is subject to any event with respect to it which, under applicable law, has an analogous effect to any of the foregoing events, (J) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy under any bankruptcy or insolvency law or other similar law affecting creditors’ rights and such proceeding is not dismissed within 15 days or (K) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing events.

“Permitted Supply & Offtake Agreement Consent” means, with respect to any Permitted Supply & Offtake Agreement, a consent reasonably satisfactory in form and substance to the Administrative Agent that (a) permits the Indebtedness and Liens arising or created under this Agreement and the other Credit Documents, including the collateral assignment of such Permitted Supply & Offtake Agreement to the Collateral Agent for the benefit of the Secured Parties, and (b) is otherwise consistent with the consents obtained on the Closing Date under the Alon USA Energy Credit Agreement in respect of the Permitted Supply & Offtake Agreements then in effect except to the extent addressing such other matters as the Administrative agent may reasonably deem necessary or appropriate in light of changes in circumstances or document provisions from those obtained on the Closing Date.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, limited liability partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Platform” as defined in the penultimate paragraph of Section 5.1.

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by the Credit Parties substantially in the form of the “Pledge and Security Agreement” delivered under and as defined in the Alon USA Energy Credit Agreement, with such changes thereto as are reasonably requested by the Administrative Agent, including any amendments or modifications deemed necessary or advisable by the Administrative Agent to reflect the terms of the Reaffirmation Agreement and the continuity of Liens initially created under the “Collateral Documents”, as defined in the Alon USA Energy Credit Agreement.

“Prime Rate” means the rate of interest per annum determined from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City and notified to the Borrower. The prime rate is a rate set by Credit Suisse based upon various factors, including Credit Suisse’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate. Any Agent and any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Forma Financial Statements” means the pro forma consolidated balance sheet of Alon USA Energy and the Subsidiaries as of the end of the most recently ended Fiscal Quarter covered by the Historical Financial Statements, and the related pro forma consolidated statements of operations, stockholders’ equity and cash flows of Alon USA Energy and the Subsidiaries for the period of four consecutive Fiscal Quarters ended as of such date, prepared after giving effect to the Transactions as if they had occurred on such date, in the case of such balance sheet, or on the first day of such period, in the case of such other statements.

“Pro Forma MLP Balance Sheet” means the pro forma combined balance sheet of the MLP Parties as of the end of the most recently ended Fiscal Quarter covered by the Historical MLP Financial Statements, prepared after giving effect to the Transactions as if they had occurred on such date.

“Pro Rata Share” means, with respect to any Lender, at any time, (a) when used in reference to payments, computations and other matters relating to the Term Loan Commitments, the Term Loans or the Borrowings of any Class, the percentage obtained by dividing (i) the Term Loan Exposure of such Lender in respect of such Class at such time by (ii) the Term Loan Exposure of all the Lenders in respect of such Class at such time, and (b) when used in reference to any other purpose (including Section 9.6), the percentage obtained by dividing (i) an amount equal to the sum of the Term Loan Exposures of such Lender in respect of all the Classes at such time by (ii) an amount equal to the sum of the aggregate Term Loan Exposure of all the Lenders in respect of all the Classes at such time.

“Proceeds Collateral Account” means a deposit account maintained with the Collateral Agent or such other depository institution that is reasonably acceptable to the Collateral Agent and that is subject to a Control Agreement in favor of the Collateral Agent in which Net Proceeds of an Asset Sale, Casualty or Condemnation are deposited by the Borrower or a Subsidiary, or by the Collateral Agent as loss payee, to be held as cash collateral securing the Obligations pending release as contemplated by Section 2.11(a) or 2.11(b).

“Projections” means the projections of Alon USA Energy and its Subsidiaries for each Fiscal Quarter of the Fiscal Year ending December 31, 2012, for which financial statements are not included in the Historical Financial Statements and for each Fiscal Year to and including the Fiscal Year ending December 31, 2018.

“Projections for the MLP” means the projections of the MLP Parties for each Fiscal Quarter of the Fiscal Year ending December 31, 2012, for which financial statements are not included in the Historical MLP Financial Statements and for each Fiscal Year to and including the Fiscal Year ending December 31, 2018.

“Public Lenders” as defined in the penultimate paragraph of Section 5.1.

“Reaffirmation Agreement” means a Reaffirmation Agreement dated as of the Drop Down Date among the MLP Parties, the Administrative Agent and the Collateral Agent.

“Real Estate Asset” means any interest (fee, leasehold or otherwise) owned by any Credit Party in any real property.

“Recipients” means the Agents and the Lenders.

“Record Document” means, with respect to any Leasehold Property, (a) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (b) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give constructive notice upon recordation and otherwise in form reasonably satisfactory to the Collateral Agent.

“Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in the Collateral Agent’s reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrances of the affected real property.

“Refinancing Facility Agreement” means a Refinancing Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Refinancing Term Lenders, establishing Refinancing Term Loan Commitments and effecting such other amendments hereto and to the other Credit Documents as are contemplated by Section 2.21.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness except by an amount not greater than accrued and unpaid interest, fees and premiums (if any) with respect to such Original Indebtedness and reasonable fees and expenses arising from such extension, renewal or refinancing; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier, and the weighted average life to maturity of such Refinancing Indebtedness shall not be shorter, than that of such Original Indebtedness, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the stated final maturity of such Original Indebtedness (other than as a result of an acceleration of any such stated maturity upon an event of default or a voluntary termination by the Borrower or any Subsidiary of any commitments to extend credit in respect thereof); (c) such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date 91 days after the latest Maturity Date in effect on the date of such extension, renewal or refinancing, provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Indebtedness shall be permitted so long as the weighted average life to maturity of such Refinancing Indebtedness shall be longer than the shorter of (A) the weighted average life to maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing and (B) the weighted average life to maturity of each Class of the Term Loans remaining as of the date of such extension, renewal or refinancing; (d) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become) an obligor in respect of such Original Indebtedness, and shall not constitute an obligation of the GP or the Borrower if the GP or the Borrower, as applicable, shall not have been an obligor in respect of such Original Indebtedness, and, in each case, shall constitute an obligation of such Subsidiary or of the GP or the Borrower only to the extent of their obligations in respect of such Original Indebtedness; (e) if such Original Indebtedness shall have been subordinated to the Obligations, such Refinancing Indebtedness shall also be subordinated to the Obligations on terms not less favorable in any material respect to the Lenders; and (f) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or that would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Obligations, by any Lien that shall not have been contractually subordinated on terms not less favorable in any material respect to the Lenders.

“Refinancing Term Lender” as defined in Section 2.21(a).

“Refinancing Term Loan” as defined in Section 2.21(a).

“Refinancing Term Loan Commitments” as defined in Section 2.21(a).

“Refinery” means the Big Spring Refinery and any other refinery, and the assets relating thereto, owned or operated by the Borrower or any Subsidiary.

“Register” as defined in Section 2.4(b).

“Registration Statement” means the Borrower’s registration statement on Form S-1 filed with the Securities and Exchange Commission on August 31, 2012, as amended through Amendment No.              thereto filed with the Securities and Exchange Commission on             , 2012.

“Regulation D” means Regulation D of the Board of Governors.

“Regulation FD” means Regulation FD as promulgated by the SEC under the Securities Act and Exchange Act.

“Regulation T” means Regulation T of the Board of Governors.

“Regulation U” means Regulation U of the Board of Governors.

“Regulation X” means Regulation X of the Board of Governors.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, controlling persons, agents and advisors of such Person and of such Person’s Affiliates.

“Related Transactions” means the MLP IPO, the Drop Down Transactions and the other transactions contemplated by the Registration Statement to occur on or prior to the Drop Down Date, including the obtaining and effectiveness of each of the Consent and Amendment Documents and each consent and amendment thereunder.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, placement, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, sediments, surface water or groundwater.

“Repricing Event” means (a) any prepayment or repayment of any Tranche B Term Loan with the proceeds of, or in connection with the incurrence of, any Indebtedness that has an Effective Yield lower than the Effective Yield of such Tranche B Term Loan at the time of such prepayment or repayment and (b) any amendment or other modification of this Agreement that, directly or indirectly, reduces the Effective Yield of any Tranche B Term Loan (including pursuant to any conversion of such Tranche B Term Loan into any new or replacement tranche of term loans).

“Requisite Lenders” means, at any time, Lenders having or holding Term Loan Commitments and Term Loans representing more than 50% of the sum of the Term Loan Commitments and Term Loans of all the Lenders at such time.

“Restricted Junior Payment” means (a) any dividend or other distribution, direct or indirect (whether in cash, Securities or other property), with respect to any Equity Interests in the GP, the Borrower or any Subsidiary, (b) any payment or distribution, direct or indirect (whether in cash, Securities or other property), including any sinking fund or similar deposit, on account of any redemption, retirement, purchase, acquisition, exchange, conversion, cancelation or termination of, or any other return of capital with respect to, any Equity Interests in the GP, the Borrower or any Subsidiary, (c) management or similar fees payable by any MLP Party to Alon USA Energy or its Subsidiaries (other than any MLP Party) and (d) any payment or other distribution, direct or indirect (whether in cash, Securities or other property) of or in respect of principal of or interest or premium on any Junior Indebtedness, or any payment or other distribution (whether in cash, Securities or other property), including any sinking fund or similar deposit, on account of the redemption, retirement, purchase, acquisition, defeasance (including in-substance or legal defeasance), exchange, conversion, cancelation or termination of any Junior Indebtedness.

“Returns” means (a) with respect to any Investment in the form of a loan or advance, the repayment to the investor in cash or Cash Equivalents of principal thereof and (b) with respect to any other Investment, any return of capital received by the investor in cash or Cash Equivalents in respect of such Investment.

“S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., or any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the GP, the Borrower or any Subsidiary whereby the GP, the Borrower or such Subsidiary sells or transfers such property to any Person and the GP, the Borrower or any Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.

“SEC” means the United States Securities and Exchange Commission.

“Secured Parties” means, collectively, (a) the Lenders, (b) the Agents (including former Agents, as applicable), (c) each counterparty (other than the GP, the Borrower or any Subsidiary) to any Specified Hedge Agreement the obligations under which constitute Obligations, (d) the beneficiaries of each indemnification obligation undertaken by any Credit Party under any Credit Document, (e) each other Person to whom any Obligation is owed and (f) the successors and assigns of each of the foregoing.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933.

“Solvent” means, with respect to the Credit Parties, that as of the date of determination, taking the Credit Parties as a whole, (a) the sum of the Credit Parties’ debt and other liabilities (including contingent liabilities) does not exceed the present fair saleable value of their present assets, (b) the Credit Parties’ capital is not unreasonably small in relation to their business as conducted or proposed to be conducted, (c) the Credit Parties have not incurred and do not intend to incur, or believe (nor should they reasonably believe) that they will incur, debts and liabilities (including contingent liabilities) beyond their ability to pay such debts and liabilities as they become due (whether at maturity or otherwise) and (d) the Credit Parties are “solvent” within the meaning given to that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under GAAP).

“Specified Hedge Agreement” means any Hedge Agreement entered into by the Borrower or any Subsidiary that has been designated by the Borrower in a Specified Hedge Obligations Designation Certificate delivered to the Administrative Agent (and acknowledged by the Administrative Agent in writing as received by it) as a “Specified Hedge Agreement” of such Credit Party (which designation and acknowledgment (i) may occur prior to, concurrently with or following the execution of such Specified Hedge Agreement, it being further agreed that in the case of any such designation and acknowledgement with respect to any Specified Hedge Agreement that is in the form of a master agreement, all confirmations from time to time under such Specified Hedge Agreement shall be deemed automatically designated and acknowledged in accordance with the foregoing and (ii) in the case of Specified Hedge Obligations designated prior to the Drop Down Date, need not be made to the Administrative Agent so long as a designation and acknowledgment of such Specified Hedge obligations was made under and in accordance with the Alon USA Energy Credit Agreement); provided that, except in the case of Commodity Hedge Agreements, (a) the counterparty to such Hedge Agreement is, or was on the Closing Date, an Agent, an Arranger or any Affiliate of any of the foregoing, whether or not such counterparty shall have been an Agent, an Arranger or any Affiliate of any of the foregoing at the time such Hedge Agreement was entered into, (b) such Hedge Agreement is in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (c) such Hedge Agreement is entered into after the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender at the time such Hedge Agreement is entered into. Notwithstanding the foregoing, no Hedge Agreement may be designated as a Specified Hedge Agreement if a party thereto has granted a security interest in its right, title or interest in, to or under such Hedge Agreement to secure obligations under the Existing IDB Credit Agreement unless such rights, title and interest constitute Term Priority Collateral.

“Specified Hedge Obligations” means all obligations of every nature of the Borrower or any Subsidiary under each Specified Hedge Agreement, whether for interest (including interest that, but for the filing of a petition in bankruptcy with respect to the Borrower or such Subsidiary, as the case may be, would have accrued on any such obligation, whether or not a claim is allowed against the Borrower or such Subsidiary for such interest in the related bankruptcy proceeding), payments for early termination of such Hedge Agreement, fees, expenses, indemnification or otherwise.

“Specified Hedge Obligations Designation Certificate” means a certificate of the Borrower in substantially the form of Exhibit I.

“Subordinated Indebtedness” of any Person means any Indebtedness of such Person that is contractually subordinated in right of payment to any other Indebtedness of such Person.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in conformity with GAAP as of such date and (b) any other Person of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, all references herein to Subsidiaries shall be deemed to refer to Subsidiaries of the Borrower.

“Supplemental Collateral Questionnaire” means a certificate in the form of Exhibit J or any other form approved by the Collateral Agent.

“Syndication Agents” means each of CS Securities and Goldman Sachs, in each case in its capacity as a co-syndication agent for the credit facility provided herein.

“Tax” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means a Tranche B Term Loan or an Extended Term Loan or a Refinancing Term Loan of any Class.

“Term Loan Commitment” means an Extended Term Loan Commitment or a Refinancing Term Loan Commitment of any Class.

“Term Loan Exposure” means, with respect to any Lender with respect to any Class at any time, (a) prior to the making of the Term Loans of such Class, the Term Loan Commitment of such Lender to make Term Loans of such Class at such time and (b) after the making of the Term Loans of any Class (or the establishment of any Class of Extended Loans), the aggregate principal amount of the Term Loans of such Class of such Lender at such time.

“Term Priority Collateral” means (a) the “Non-ABL Priority Collateral”, as defined in the form of a Permitted Intercreditor Agreement attached as Exhibit H hereto, or (b) when used with reference to the Existing IDB Credit Agreement, “Term Loan Facility First Lien Collateral”, as defined in the MLP/IDB Intercreditor Agreement.

“Terminal Loss” means (a) the occurrence of a Casualty or Condemnation in respect of the Big Spring Refinery in respect of which the reasonably expected cost to restore, repair or replace the assets subject to such Casualty or Condemnation:

(i) exceeds the maximum loss limits under the applicable property damage insurance policy or policies covering such Casualty or Condemnation; or

(ii) does not exceed the maximum loss limits under the applicable property damage insurance policy or policies covering such Casualty or Condemnation, but is reasonably expected to exceed by more than $200,000,000 the aggregate amount of Net Proceeds that is reasonably expected to be available to the Borrower and the Subsidiaries in respect of property damage under the applicable property damage insurance policy or policies covering such Casualty or Condemnation (such Net Proceeds to exclude (and be determined net of) any business interruption insurance payments that are reasonably expected to be payable in respect of such Casualty or Condemnation under such policy or policies); or

(iii) (A) does not exceed the maximum loss limits under the applicable property damage insurance policy or policies covering such Casualty or Condemnation, but is reasonably expected to exceed by an amount not more than $200,000,000 (such excess, the “Shortfall”) the aggregate amount of Net Proceeds that is reasonably expected to be available to the Borrower and the Subsidiaries in respect of property damage under the applicable property damage insurance policy or policies covering such Casualty or Condemnation (such Net Proceeds to exclude (and be determined net of) any business interruption insurance payments that are reasonably expected to be payable in respect of such Casualty or Condemnation under such policy or policies) and (B) either the Borrower shall fail to obtain within 180 days of the occurrence of such Casualty or Condemnation Net Proceeds in an amount not less than the Shortfall from the incurrence of its Indebtedness or the issuance or sale of its Equity Interests or the Borrower shall prior to obtaining such Net Proceeds commence the restoration, repair or replacement of assets subject to such Casualty or Condemnation; or

(b) the occurrence of a Casualty or Condemnation that would cost $250,000,000 or more to restore, repair or replace and a determination by the Partnership and the Subsidiaries not to restore, repair or replace the assets subject thereto. In connection with any Casualty or Condemnation, the Administrative Agent may, and shall at the request of the Requisite Lenders, at the Borrower’s cost, retain such independent consultants as it may deem necessary or advisable to determine the applicable amounts of the loss limits, costs and available Net Proceeds contemplated above, and the Borrower shall cooperate with such consultants in making such determinations, including by providing access to such information and access to such persons as may reasonably be requested thereby. Any determination made by such consultants shall be conclusive for purposes of determining whether a Terminal Loss shall have occurred.

“Tranche B Term Borrowing” means a Borrowing comprised of Tranche B Term Loans.

“Tranche B Term Lender” means a Lender with a Tranche B Term Loan.

“Tranche B Term Loan” means a “Tranche B Term Loan” made by a Lender to Alon USA Energy pursuant to Section 2.1(a) of the Alon USA Energy Credit Agreement and assumed by the Borrower pursuant to Section 11 of the Alon USA Energy Credit Agreement and Section 2.1(a).

“Tranche B Term Loan Maturity Date” means the date that is six years after the Closing Date.

“Transactions” means the Financing Transactions and the Related Transactions.

“Treasury Rate” means, as of any date of prepayment of any Term Loans or any Repricing Event, the yield to maturity as of such date of the United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve

Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the Tranche B Term Loan Maturity Date; provided that if the period from such date to the Tranche B Term Loan Maturity Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Type” when used in reference to any Term Loan or Borrowing, refers to whether the rate of interest on such Term Loan, or on the Term Loans comprising such Borrowing, is determined by reference to the Adjusted Eurodollar Rate or the Base Rate.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“US Lender” as defined in Section 2.17(c).

“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“US Tax Compliance Certificate” as defined in Section 2.17(f)(ii)(B)(3).

“wholly owned”, when used in reference to a Subsidiary of any Person, means that all the Equity Interests in such Subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly owned Subsidiary of such Person or any combination thereof.

1.2. Accounting Terms; Pro Forma Calculations. (a) Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP, as in effect from time to time; provided that, notwithstanding the foregoing, for purposes of this Agreement GAAP shall be determined without giving effect to any change thereto occurring after the Closing Date as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on August 17, 2010, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect on the Closing Date; provided further that if the Borrower, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Requisite Lenders, by notice to the Borrower, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(b) All pro forma computations required to be made hereunder giving effect to any Material Acquisition, any Material Disposition, the consummation of the Transactions, the making of any Restricted Junior Payment or any other transaction shall be calculated after giving pro forma effect thereto (and, in the case of any pro forma computations made hereunder to determine whether such Material Acquisition, Material Disposition, Restricted Junior Payment or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive Fiscal Quarters ending with the most recent Fiscal Quarter for which financial statements are available and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of or so designated and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedge Agreement applicable to such Indebtedness if such Hedge Agreement has a remaining term in excess of 12 months).

1.3. Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Article, Section, Schedule or Exhibit shall be to an Article or a Section of, or a Schedule or an Exhibit to, this Agreement, unless otherwise specifically provided. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, Securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Except as otherwise expressly provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Credit Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority or any self-regulating entity, any other Governmental Authority or entity that shall have succeeded to any or all functions thereof, and (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof. All references to dividends or distributions shall be deemed to include all payments to limited partners by the Borrower notwithstanding that such payments may otherwise be characterized as a return of capital. Any reference to an officer of the Borrower shall be deemed to include a reference to such officer of the GP acting on behalf of the Borrower.

1.4. Classification of Loans and Borrowings. For purposes of this Agreement, Term Loans and Borrowings may be classified and referred to by Class (e.g., a “Tranche B Term Loan” or “Tranche B Term Borrowing”) or by Type (e.g., a “Eurodollar Rate Loan” or “Eurodollar Rate Borrowing”) or by Class and Type (e.g., a “Eurodollar Rate Tranche B Term Loan” or “Eurodollar Rate Tranche B Term Borrowing”).

SECTION 2. LOANS

2.1. Term Loans. (a) Drop Down Date Transactions. (i) The GP, the Borrower and the Lenders (A) acknowledge (1) the making of the “Tranche B Term Loans” to Alon USA Energy under and as defined in the Alon USA Energy Credit Agreement, (2) the assignment and delegation by Alon USA Energy to Alon Assets, and the assumption by the Alon Assets, as of the Drop Down Date of such “Tranche B Term Loans” in an aggregate principal amount equal to the MLP Amount as of the Drop Down Date pursuant to Section 11 of the Alon USA Energy Credit Agreement, (3) the assignment and delegation by Alon Assets to the Borrower, and the assumption by the Borrower, as of the Drop Down Date of the Tranche B Term Loans in an aggregate principal amount equal to the MLP Amount as of the Drop Down Date pursuant to Section 11 of the Alon USA Energy Credit Agreement and (4) the effectiveness as of the Drop Down Date of each other transaction set forth in Section 11.1 of the Alon USA Energy Credit Agreement; and (B) agree that such Tranche B Term Loans shall continue to be outstanding as Tranche B Term Loans pursuant to the terms and conditions of this Agreement and the other Credit Documents. Amounts repaid or prepaid in respect of the Tranche B Term Loans may not be reborrowed.

(ii) New Classes of Term Loan Commitments may be established as provided in Section 2.20 or 2.21, and the Term Loans thereunder shall be made in accordance with, and subject to the terms and conditions set forth in, such Section.

(b) Borrowing Mechanics for Term Loans. (i) Each Term Loan shall be made as part of a Borrowing consisting of Term Loans of the same Class and Type made by the Lenders of such Class proportionately to their applicable Pro Rata Shares. At the commencement of each Interest Period for any Eurodollar Rate Borrowing, such Borrowing shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess of such amount; provided that (A) a Eurodollar Rate Borrowing that results from a continuation of an outstanding Eurodollar Rate Borrowing may be in an aggregate amount that is equal to the amount of such outstanding Borrowing and (B) a Eurodollar Rate Borrowing made on any Credit Date may be in an aggregate amount that is equal to the entire unused balance of the Term Loan Commitments of the applicable Class at such time.

(ii) To request a Borrowing, the Borrower shall deliver to the Administrative Agent a fully completed and executed Funding Notice (A) in the case of a Eurodollar Rate Borrowing, not later than 12:00 noon (New York City time) at least four Business Days in advance of the proposed Credit Date (which shall be a Business Day) and (B) in the case of a Base Rate Borrowing, not later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed Credit Date (which shall be a Business Day). Promptly upon receipt by the Administrative Agent of a Funding Notice in accordance with this paragraph, the Administrative Agent shall notify each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Term Loan to be made as part of the requested Borrowing. Following delivery of a Funding Notice for a Eurodollar Rate Borrowing, any failure to make such Borrowing shall be subject to Section 2.15(c).

(iii) Each Lender shall make the principal amount of its Term Loan required to be made by it hereunder on any Credit Date available to the Administrative Agent not later than 12:00 noon (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make each such Term Loan available to the Borrower by promptly remitting the amounts so received, in like funds, to the account specified by the Borrower in the applicable Funding Notice.

(iv) This Section 2.1(b) shall not apply to the transactions with respect to the Tranche B Term Loans to occur on the Drop Down Date pursuant to the Alon USA Energy Credit Agreement and this Agreement.

2.2. Pro Rata Shares; Obligations Several; Availability of Funds. (a) All Term Loans on the occasion of any Borrowing shall be made by the Lenders proportionately to their applicable Pro Rata Shares. The failure of any Lender to make any Term Loan or fund any participation required hereunder shall not relieve any other Lender of its obligations hereunder; provided that the Term Loan Commitments and other obligations of the Lenders hereunder are several, and no Lender shall be responsible for the failure of any other Lender to make any Term Loan or fund any participation required hereunder or to satisfy any of its other obligations hereunder.

(b) Unless the Administrative Agent shall have been notified by a Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Term Loan requested on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such Credit Date. In such event, if a Lender has not in fact made the amount of such Lender’s Term Loan requested on such Credit Date available to the Administrative Agent, then such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand, such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of such payment to the Administrative Agent, (i) in the case of a payment to be made by such Lender, (A) at any time prior to the third Business Day following the date such amount is made available to the Borrower, the customary rate set by the Administrative Agent for the correction of errors among banks and (B) thereafter, the Base Rate or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable hereunder to Base Rate Loans of the applicable Class. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Term Loan included in the applicable Borrowing.

2.3. Use of Proceeds. The proceeds of the Tranche B Term Loans were used solely (a) to repay all the Indebtedness and other obligations outstanding under the Existing Term Loan Agreement, (b) to pay in full all fees and expenses incurred by Alon USA Energy and its Subsidiaries in connection with the uses described above and (c) to the extent of any proceeds remaining after the uses described above, for general corporate purposes of Alon USA Energy and its Subsidiaries. The Borrower will use the proceeds of any Refinancing Term Loans solely for repayment or prepayment of then outstanding Borrowings (and any related accrued and unpaid interest, fees, premiums and expenses) referred to in Section 2.21(b).

2.4. Evidence of Debt; Register; Notes. (a) Lenders’ Evidence of Debt. Each Lender shall maintain records evidencing the Obligations of the Borrower owing to such Lender, including the principal amount of the Term Loans made by such Lender and each repayment and prepayment in respect thereof. Such records maintained by any Lender shall be conclusive and binding on the Borrower, absent manifest error; provided that the failure to maintain any such records, or any error therein, shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms hereof; provided further that in the event of any inconsistency between the records maintained by any Lender and the records maintained by the Administrative Agent, the records maintained by the Administrative Agent shall govern and control.

(b) Register. The Administrative Agent shall maintain records of the name and address of, and the Term Loan Commitments of and the principal amount of and stated interest on the Term Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided that the failure to maintain the Register, or any error in the recordations therein, shall not in any manner affect the obligation of any Lender to make a Term Loan or other payment hereunder or the obligation of the Borrower to pay any amounts due hereunder, in each case in accordance with the terms of this Agreement. The Register shall be available for inspection by the Borrower or any Lender (but, in the case of a Lender, only with respect to (i) any entry relating to such Lender’s Term Loan Commitments or Term Loans and (ii) the identity of the other Lenders (but not information as to such other Lenders’ Term Loan Commitments or Term Loans)) at any reasonable time and from time to time upon reasonable prior notice. The Borrower hereby designates the Person serving as the Administrative Agent to serve as the Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.4(b) and agrees that, to the extent such Person serves in such capacity, such Person and its Related Parties shall constitute “Indemnitees”.

(c) Notes. Upon request of any Lender by written notice to the Borrower (with a copy to the Administrative Agent), the Borrower shall promptly prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) to evidence such Lender’s Term Loans of any Class, which shall be in a form approved by the Administrative Agent.

2.5. Interest on Loans. (a) Subject to Section 2.7, each Term Loan of any Class shall bear interest on the outstanding principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) if a Base Rate Loan, at the Base Rate plus the Applicable Rate with respect to Term Loans of such Class; or

(ii) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Rate with respect to Term Loans of such Class.

The applicable Base Rate or Adjusted Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive and binding on the parties hereto, absent manifest error.

(b) The basis for determining the rate of interest with respect to any Term Loan, and the Interest Period with respect to any Eurodollar Rate Borrowing, shall be selected by the Borrower pursuant to the applicable Funding Notice or Conversion/Continuation Notice delivered in accordance herewith; provided that there shall be no more than 5 (or such greater number as may be agreed to by the Administrative Agent) Eurodollar Rate Borrowings outstanding at any time. In the event the Borrower fails to specify in any Funding Notice the Type of the requested Borrowing, then the requested Borrowing shall be made as a Base Rate Borrowing. In the event the Borrower fails to deliver in accordance with Section 2.6 a Conversion/Continuation Notice with respect to any Eurodollar Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing. In the event the Borrower requests the making of, or the conversion to or continuation of, any Eurodollar Rate Borrowing but fails to specify in the applicable Funding Notice or Conversion/Continuation Notice the Interest Period to be applicable thereto, the Borrower shall be deemed to have specified an Interest Period of one month. No Borrowing of any Class may be converted into a Borrowing of another Class.

(c) Interest on Term Loans shall accrue on a daily basis and shall be computed (i) in the case of Base Rate Loans, on the basis of a year of 365 days (or 366 days in a leap year) and (ii) in the case of Eurodollar Rate Loans, on the basis of a year of 360 days, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Term Loan, the date of the making of such Term Loan or the first day of an Interest Period applicable to such Term Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Term Loan or the expiration date of an Interest Period applicable to such Term Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Term Loan is repaid on the same day on which it is made, one day’s interest shall accrue on such Term Loan.

(d) Except as otherwise set forth herein, accrued interest on each Term Loan shall be payable in arrears (i) on each Interest Payment Date applicable to such Term Loan, (ii) upon any voluntary or mandatory repayment or prepayment of such Term Loan, to the extent accrued on the amount being repaid or prepaid, (iii) on the Maturity Date applicable to such Term Loan and (iv) in the event of any conversion of a Eurodollar Rate Loan prior to the end of the Interest Period then applicable thereto, on the effective date of such conversion.

(e) Notwithstanding anything to the contrary set forth herein, on the Drop Down Date the Tranche B Term Loans shall be allocated ratably (in accordance with the Lenders’ respective Pro Rata Shares) among separate Borrowings, such Borrowings to correspond by Type to the Types of “Tranche B Term Borrowings” (as defined under the Alon USA Energy Credit Agreement) outstanding on the Drop Down Date immediately before the consummation of the Drop Down Transactions and, in the case of such Borrowings that pursuant to the foregoing are to be Eurodollar Rate Borrowings, to have an initial Interest Period that is identical to the remaining Interest Period of the corresponding “Tranche B Term Borrowing” (as defined under the Alon USA Energy Credit Agreement) as of the Drop Down Date.

(f) On the Drop Down Date, pursuant to the Alon USA Energy Credit Agreement the Borrower has assumed all accrued but unpaid interest as of the Drop Down Date under the Alon USA Energy Credit Agreement in respect of “Tranche B Term Loans” (as defined in the Alon USA Energy Credit Agreement) that have been assumed by the Borrower on the Drop Down Date pursuant to the Alon USA Energy Credit Agreement. Such assumed accrued but unpaid interest in respect of any such “Tranche B Term Loan” shall be deemed to be interest accrued hereunder with respect to the corresponding Tranche B Term Loan and shall be payable on the first Interest Payment Date (or on any earlier date applicable pursuant to Section 2.5(d)) applicable hereunder to such Tranche B Term Loan, together with all other interest thereon that shall accrue hereunder and be payable on such Interest Payment Date (or any such applicable earlier date).

2.6. Conversion/Continuation. (a) Subject to Section 2.15, the Borrower shall have the option:

(i) to convert at any time all or any part of any Borrowing (including any Borrowing referred to in Section 2.5(e)) from one Type to the other Type; and

(ii) to continue, at the end of the Interest Period applicable to any Eurodollar Rate Borrowing, all or any part of such Borrowing as a Eurodollar Rate Borrowing and to elect an Interest Period therefor;

provided, in each case, that at the commencement of each Interest Period for any Eurodollar Rate Borrowing, such Borrowing shall be in an amount that complies with Section 2.1(b).

In the event any Borrowing shall have been converted or continued in accordance with this Section 2.6 in part, such conversion or continuation shall be allocated ratably, in accordance with their applicable Pro Rata Shares, among the Lenders holding the Term Loans comprising such Borrowing, and the Term Loans comprising each part of such Borrowing resulting from such conversion or continuation shall be considered a separate Borrowing.

(b) To exercise its option pursuant to this Section 2.6, the Borrower shall deliver a fully completed and executed Conversion/Continuation Notice to the Administrative Agent not later than 12:00 noon (New York City time) at least (i) one Business Day in advance of the proposed Conversion/Continuation Date, in the case of a conversion to a Base Rate Borrowing, and (ii) three Business Days in advance of the proposed Conversion/Continuation Date, in the case of a conversion to, or a continuation of, a Eurodollar Rate Borrowing. In lieu of delivering a Conversion/Continuation Notice, the Borrower may give, not later than the applicable time set forth above, the Administrative Agent telephonic notice of any proposed conversion or continuation; provided that such telephonic notice shall be promptly confirmed in writing by delivery to the Administrative Agent of a fully completed and executed Conversion/Continuation Notice. Except as otherwise provided herein, a Conversion/Continuation Notice for a conversion to, or a continuation of, any Eurodollar Rate Borrowing shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith; any failure to effect such conversion or continuation in accordance therewith shall be subject to Section 2.15(c).

(c) Notwithstanding anything to the contrary herein, if an Event of Default under Section 8.1(a), 8.1(f) or 8.1(g) or, at the request of the Requisite Lenders (or a Majority in Interest of Lenders of any Class), any other Event of Default shall have occurred and is continuing, then no outstanding Borrowing (of the applicable Class, in the case of such a request by a Majority in Interest of Lenders of any Class) may be converted to or continued as a Eurodollar Rate Borrowing.

2.7. Default Interest. Notwithstanding anything to the contrary herein, upon the occurrence and during the continuance of an Event of Default under Section 8.1(a), 8.1(f) or 8.1(g), any principal of or interest on any Term Loan or any fee, premium or other amount payable by the Borrower hereunder shall bear interest, payable on demand, after as well as before judgment, at a rate per annum equal to (a) in the case of the principal of any Term Loan, 2.00% per annum in excess of the interest rate otherwise applicable hereunder to such Term Loan or (b) in the case of any other amount, a rate (computed on the basis of a year of 360 days for the actual number of days elapsed) that is 2.00% per annum in excess of the highest interest rate otherwise payable hereunder for any Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

2.8. Fees. (a) The Borrower agrees to pay to the Administrative Agent and the Collateral Agent such other fees in the amounts and at the times as shall have been separately agreed upon by the Borrower and Credit Suisse.

(b) Fees paid hereunder shall not be refundable or creditable under any circumstances.

2.9. Scheduled Installments; Repayment on Maturity Date. (a) Subject to Section 2.9(c), the Borrower shall repay Tranche B Term Borrowings on the last Business Day of each Fiscal Quarter, commencing with the later of March 31, 2013 and the first such date to occur after the Drop Down Date, and ending with the last such day to occur prior to the Tranche

B Term Loan Maturity Date, in an aggregate principal amount for each such date equal to 0.25% of the MLP Amount. To the extent not previously paid, all Tranche B Term Loans shall be due and payable on the Tranche B Term Loan Maturity Date.

(b) Subject to Section 2.9(c), the Borrower shall repay (i) Extended Term Loans of any Class in such amounts and on such date or dates as shall be specified therefor in the Extension Agreement establishing such Class of Extended Term Loans and (ii) Refinancing Term Loans of any Class in such amounts and on such date or dates as shall be specified therefor in the Refinancing Facility Agreement establishing such Class of Refinancing Term Loans. To the extent not previously paid, all Term Loans of any Class shall be due and payable on the Maturity Date with respect to such Class of Term Loans.

(c) The Installments shall be reduced in connection with any voluntary or mandatory prepayments of, or any repurchases by the Borrower of, the Tranche B Term Loans or the Term Loans of any other Class in accordance with Section 2.12.

(d) Prior to any repayment of any Borrowings of any Class under this Section 2.9, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent of such selection. Each such notice may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Each repayment of a Borrowing shall be allocated among the Lenders holding Term Loans comprising such Borrowing in accordance with their applicable Pro Rata Shares.

(e) Effective immediately upon the delivery at any time following the occurrence of a Terminal Loss by Lenders holding Term Loans and Term Loan Commitments representing 66-2/3% of all the Term Loans and Term Loan Commitments of written notice to the Administrative Agent requesting the termination of all Term Loan Commitments and the repayment of all Term Loans, all Term Loan Commitments shall terminate, all Term Loans shall become due and payable in full and the Borrower shall repay all the Term Loans, together with all accrued but unpaid interest thereon to but excluding the date of payment and all fees and other amounts accrued but unpaid hereunder.

2.10. Voluntary Prepayments/Commitment Reductions. (a) Voluntary Prepayments. (i) At any time and from time to time, the Borrower may, without premium or penalty (except as applicable under Section 2.10(c) or 2.22(a)) but subject to compliance with the conditions set forth in this Section 2.10(a) and with Section 2.15(c), prepay any Borrowing in whole or in part; provided that each such partial voluntary prepayment of any Borrowing shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess of such amount.

(ii) To make a voluntary prepayment pursuant to Section 2.10(a)(i), the Borrower shall notify the Administrative Agent not later than 12:00 noon (New York City time) (A) at least one Business Day prior to the date of prepayment, in the case of prepayment of Base Rate Borrowings, or (B) at least three Business Days prior to the date of prepayment, in the case of prepayment of Eurodollar Rate Borrowings. Each such notice shall specify the prepayment date (which shall be a Business Day) and the principal amount of each Borrowing or portion thereof to be prepaid, and may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Each such notice shall be irrevocable, and the principal amount of each Borrowing specified therein shall become due and payable on the prepayment date specified therein; provided that any such notice of prepayment may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be rescinded by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the details thereof. Each voluntary prepayment of a Borrowing shall be allocated among the Lenders holding Term Loans comprising such Borrowing in accordance with their applicable Pro Rata Shares.

(b) Voluntary Commitment Reductions. (i) At any time and from time to time, the Borrower may, without premium or penalty but subject to compliance with the conditions set forth in this Section 2.10(b), terminate in whole or permanently reduce in part the Term Loan Commitments of any Class; provided that each such partial reduction of the Term Loan Commitments of such Class shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess of such amount or in the amount of the remaining aggregate amount of the Term Loan Commitments of such class.

(ii) To make a voluntary termination or reduction of the Term Loan Commitments of any Class pursuant to Section 2.10(b)(i), the Borrower shall notify the Administrative Agent not later than 12:00 noon (New York City time) at least three Business Days prior to the date of effectiveness of such termination or reduction. Each such notice shall specify the termination or reduction date (which shall be a Business Day) and the amount of any partial reduction, and may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Each such notice shall be irrevocable, and the termination or reduction of the Term Loan Commitments of the applicable Class specified therein shall become effective on the date specified therein. Promptly following receipt of any such notice, the Administrative Agent shall advise the Term Lenders of the applicable Class of the details thereof. Each voluntary reduction of the Term Loan Commitments of any Class shall reduce the Term Loan Commitments of such Class of the Lenders in accordance with their applicable Pro Rata Shares.

(c) Voluntary Prepayment or Repricing Event Premiums. In the event any Tranche B Term Loans are prepaid pursuant to Section 2.10(a) or are subject to a Repricing Event, then each Lender whose Tranche B Term Loans are so prepaid or are subject to such Repricing Event, or which is required to assign any of its Tranche B Term Loans pursuant to Section 2.19 in connection with such prepayment or such Repricing Event, shall be paid a premium equal to:

(i) the Makewhole Amount, if such prepayment or Repricing Event occurs prior to the second anniversary of the Drop Down Date;

(ii) 2.00% of the aggregate principal amount of such Lender’s Tranche B Term Loans so prepaid or subject to such Repricing Event, if such prepayment or Repricing Event occurs on or after the second anniversary of the Drop Down Date, but prior to the third anniversary of the Drop Down Date;

(iii) 1.00% of the aggregate principal amount of such Lender’s Tranche B Term Loans so prepaid or subject to such Repricing Event, if such prepayment or Repricing Event occurs on or after the third anniversary of the Drop Down Date, but prior to the fourth anniversary of the Drop Down Date; or

(iv) zero, if such prepayment or Repricing Event occurs on or after the fourth anniversary of the Drop Down Date.

Notwithstanding the foregoing, no premium shall be required to be paid in respect of any such prepayment (whether or not such prepayment also constitutes a Repricing Event) that occurs after the fifth anniversary of the Closing Date.

2.11. Mandatory Prepayments/Commitment Reductions. (a) Asset Sales. Not later than the third Business Day following the date of receipt by the GP, the Borrower or any Subsidiary of any Net Proceeds in respect of any Asset Sale, the Borrower shall prepay the Borrowings in an aggregate amount equal to such Net Proceeds; provided that, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may, prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower to the effect that the Borrower intends to cause such Net Proceeds (or a portion thereof specified in such certificate) to be reinvested in long-term productive assets or other capital assets useful in the business of the Borrower and the Subsidiaries (and which assets constitute Term Priority Collateral), in each case within 365 days after the receipt of such Net Proceeds, and certifying that, as of the date thereof, no Default or Event of Default has occurred and is continuing, in which case during such period the Borrower shall not be required to make such prepayment to the extent of the amount set forth in such certificate; provided further that:

(i) any such Net Proceeds that are not so reinvested by the end of such period shall be applied to prepay the Borrowings promptly upon the expiration of such period;

(ii) all such Net Proceeds shall be deposited in a Proceeds Collateral Account pending reinvestment or prepayment (with the Collateral Agent hereby agreeing to release such Net Proceeds held in the Proceeds Collateral Account to the Borrower promptly upon request of the Borrower and delivery to the Collateral Agent of a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default shall have occurred and be continuing and that the Net Proceeds so released will be promptly applied in accordance with this Section 2.11(a)), provided that if any such reinvestment is certified as to be made within 30 days of the receipt of such Net Proceeds in a certificate of an Authorized Officer of the Borrower to such effect, and such Net Proceeds are not subject to the Lien of any other Person (other than Permitted Encumbrances) or deposited in any account maintained with Israel Discount Bank of New York, Wells Fargo Bank, National Association or any of their Affiliates, the Borrower and the Subsidiaries shall not be required to deposit such Net Proceeds in a Proceeds Collateral Account during such 30-day period;

(iii) not more than $40,000,000 in the aggregate of all such Net Proceeds may be held pending reinvestment at any one time; and

(iv) if, as a result of the receipt of such Net Proceeds, the GP, the Borrower or any Subsidiary would be required by the terms of any Indebtedness (including Indebtedness under the Existing IDB Credit Agreement) to repay, prepay, redeem, repurchase or defease, or make an offer to repay, prepay, redeem, repurchase or defease, any such Indebtedness, then, prior to the time at which the GP, the Borrower or such Subsidiary would be required to make such repayment, prepayment, redemption, repurchase or defeasance or to make such offer, the Borrower shall (x) prepay the Borrowings in accordance with this Section 2.11(a) or (y) consummate, or cause the consummation of, any then pending reinvestment in accordance with this Section 2.11(a), in each case in the amount and in the manner that would eliminate such requirement to make such repayment, prepayment, redemption, repurchase or defeasance or to make such offer.

Nothing in this Section 2.11(a) shall prevent the Collateral Agent from applying at any time all or any part of the Net Proceeds held in the Proceeds Collateral Account to (A) the curing of any Event of Default or (B) the payment of any of the Term Loans or other Obligations after the occurrence and during the continuance of an Event of Default.

Notwithstanding the foregoing, the Net Proceeds received by the GP, the Borrower or any Subsidiary in respect of any Asset Sale involving any Permitted Revolving/LC Facilities Priority Collateral or any Permitted Supply & Offtake Agreement Collateral (whether in the form of a direct sale, transfer or other disposition of such Permitted Revolving/LC Facilities Priority Collateral or Permitted Supply & Offtake Agreement Collateral or a sale, transfer or other disposition of Equity Interests in any Subsidiary owning such Permitted Revolving/LC Facilities Priority Collateral or Permitted Supply & Offtake Agreement Collateral) that secures a Permitted Revolving/LC Facility or a Permitted Supply & Offtake Agreement at the time such Asset Sale is consummated shall not, solely to the extent such Net Proceeds are attributable to the fair value of such Permitted Revolving/LC Facilities Priority Collateral or Permitted Supply & Offtake Agreement Collateral (net of any related transferred liabilities, in each case as determined reasonably and in good faith by the chief financial officer of the Borrower), be subject to the requirements of this Section 2.11(a).

(b) Casualty and Condemnation. (i) Not later than the fifth Business Day following the date of receipt by the GP, the Borrower or any Subsidiary, or by the Collateral Agent as loss payee, of any Net Proceeds in respect of any Casualty or Condemnation, the Borrower shall prepay the Borrowings in an aggregate amount equal to such Net Proceeds; provided that, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may, prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower to the effect that such Casualty or Condemnation does not constitute a Terminal Loss and the Borrower intends to cause such Net Proceeds (or a portion thereof specified in such certificate) to be applied within 545 days after the receipt of such Net Proceeds to the repair or restoration by the Borrower or the affected Subsidiary of the property subject to such Casualty (or to the replacement by the Borrower or the affected Subsidiary of the property subject to such Condemnation or Casualty in accordance with this Agreement), and certifying that (A) as of the date thereof, no Default or Event of Default has occurred and is continuing, (B) any such repair, restoration or replacement is reasonably expected to result, within such period (such period being extended in the case of Net Proceeds received in more than one payment to the day that is 545 days after the last of such payments), in the general value and utility of the property subject to such Casualty to be substantially equal to that existing immediately prior to such Casualty (or in the general value of the replacement property to be substantially equal to the value of the property subject to such Condemnation or Casualty) and will be made in compliance in all material respects with all applicable laws, (C) in the event such Net Proceeds (together with any other Net Proceeds previously received, or that are reasonably expected to be received, by the GP, the Borrower or any Subsidiary, or by the Collateral Agent as loss payee, in respect of such Casualty or Condemnation) could reasonably be expected to be insufficient to achieve the result referred to in clause (B) above, the GP, the Borrower and the Subsidiaries possess or reasonably expect to possess such other readily available funds or lending commitments (as to which conditions to borrowing are reasonably expected to be satisfied) as would enable them to achieve such result and (D) such Net Proceeds will only be applied to the repair or restoration of the property that constitutes Term Priority Collateral (or to the acquisition of the replacement property that will constitute Term Priority Collateral upon the acquisition thereof), in which case during such period the Borrower shall not be required to make such prepayment to the extent of the amount set forth in such certificate; provided further that:

(1) any such Net Proceeds that are not so applied by the end of such period shall be applied to prepay the Borrowings promptly upon the expiration of such period;

(2) all such Net Proceeds shall be deposited in a Proceeds Collateral Account pending such application (with the Collateral Agent hereby agreeing to release such Net Proceeds held in the Proceeds Collateral Account (x) to the Borrower for the prepayment of the Borrowings in accordance with this Section 2.11(b) promptly upon request of the Borrower therefor or (y) as provided in Section 2.11(b)(iii) below); and

(3) if, as a result of the receipt of such Net Proceeds, the GP, the Borrower or any Subsidiary would be required by the terms of any Indebtedness (including Indebtedness under the Existing IDB Credit Agreement) to repay, prepay, redeem, repurchase or defease, or make an offer to repay, prepay, redeem, repurchase or defease, any such Indebtedness, then, prior to the time at which the GP, the Borrower or such Subsidiary would be required to make such repayment, prepayment, redemption, repurchase or defeasance or to make such offer, the Borrower shall (x) prepay the Borrowings in accordance with this Section 2.11(b) or (y) consummate, or cause the consummation of, any then pending repair, restoration or replacement in accordance with this Section 2.11(b), in each case in the amount and in the manner that would eliminate such requirement to make such repayment, prepayment, redemption, repurchase or defeasance or to make such offer.

(ii) In the event the Borrower shall have delivered the certificate referred to in Section 2.11(b)(i) with respect to any Casualty or Condemnation, then upon and after the commencement of the repair, restoration or replacement of any property subject thereto, the Borrower will, and will cause the applicable Subsidiary or Subsidiaries to, diligently and continuously pursue the repair or restoration of the property subject to such Casualty (or the location, acquisition or construction of a replacement to the property subject to such Condemnation or Casualty), in each case in compliance in all material respects with all applicable laws (and in the event such repair, restoration or replacement requires any Governmental Authorization for the commencement, continuation or completion thereof, the Borrower will, and will cause each applicable Subsidiary to, use its commercially reasonably efforts to obtain such Governmental Authorization as promptly as reasonably possible).

(iii) The Net Proceeds held by the Collateral Agent in the Proceeds Collateral Account pursuant to this Section 2.11(b) shall, upon request of the Borrower, from time to time be withdrawn from the Proceeds Collateral Account and remitted to the Borrower for payment of costs arising from the repair or restoration of the property subject to a Casualty (or costs arising from the location, acquisition or construction of the replacement of the property subject to a Condemnation or Casualty) as such costs become due and payable (or to reimburse the Borrower and the applicable Subsidiaries for any such costs previously paid by them from their own funds); provided that in connection with any Material Casualty/Condemnation the Collateral Agent may, in consultation with the Borrower, establish procedures determined by it to be reasonable for the evaluation and monitoring of such repair, restoration or replacement or to ensure that such amounts are applied only to pay (or to reimburse for the previous payment of) the proper costs of such repair, restoration or replacement and that such application complies with the provisions of this Section 2.11(b), and may condition any such withdrawal and remittance on compliance with such procedures. It is understood and agreed that the Collateral Agent shall not be required to establish any such procedures, but may do so in the exercise of its reasonable credit judgment, including after taking into account the amount of the Net Proceeds involved, the nature and extent of the property subject to such Material Casualty/Condemnation and the expected complexity of the completion of, and the length of the period to complete, such repair, restoration or replacement. Without limiting the foregoing, as part of such procedures in connection with any Material Casualty/Condemnation the Collateral Agent may request:

(A) a description in reasonable detail of the nature of the repair, restoration or replacement work contemplated, a confirmation that all such repair and restoration work is or will be in charge of a licensed architect and/or independent engineer, a copy of the plans and specifications, general contract and budget therefor and a verification for compliance with the requirements of this Section 2.11(b) of any of such plans and specifications by an independent engineer retained by the Collateral Agent;

(B) such additional title insurance, title insurance endorsements, mechanic’s lien waiver certificates or other instruments and documents as the Collateral Agent shall consider reasonably necessary in connection with such repair, restoration or replacement or to preserve or protect the Mortgages and the other Collateral Documents, the Liens thereunder and its rights under the Credit Documents;

(C) one or more certificates of an Authorized Officer of the Borrower certifying that no Default or Event of Default has occurred and is continuing; and

(D) one or more certificates of an Authorized Officer of the Borrower, or one or more certificates of an architect or engineer in charge of the repair or restoration work, relating to the repair, restoration or replacement work (including with respect to the compliance thereof with any plans or specifications previously provided to the Collateral Agent or with the requirements of this Section 2.11(b) generally or the relation of the work then completed to the amounts requested to be remitted by the Collateral Agent to the Borrower).

(iv) Nothing in this Section 2.11(b) shall prevent the Collateral Agent from applying at any time all or any part of the Net Proceeds held in the Proceeds Collateral Account to (A) the curing of any Event of Default or (B) the payment of any of the Term Loans or other Obligations as required pursuant to Section 2.9(e) or after the occurrence and during the continuance of an Event of Default.

(c) Issuance of Debt. Not later than the first Business Day following the date of receipt by the GP, the Borrower or any Subsidiary of any Net Proceeds from the incurrence of any Indebtedness (other than any Indebtedness permitted to be incurred pursuant to Section 6.1), the Borrower shall prepay the Borrowings in an aggregate amount equal to 100% of such Net Proceeds.

(d) Notice and Certificate. Prior to or concurrently with any mandatory prepayment or reduction pursuant to this Section 2.11, the Borrower (i) shall notify the Administrative Agent of such prepayment or reduction and (ii) shall deliver to the Administrative Agent a certificate of an Authorized Officer of the Borrower setting forth the calculation of the amount of the applicable prepayment or reduction. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid (with such specification to be in accordance with Section 2.12(b)), or the effective date and the amount of any such reduction, as applicable, and may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the details thereof. Each mandatory prepayment of any Borrowing shall be allocated among the Lenders holding Term Loans comprising such Borrowing in accordance with their applicable Pro Rata Shares. Each mandatory reduction of the Term Loan Commitments of any Class shall reduce the Term Loan Commitments of such Class of the Lenders in accordance with their applicable Pro Rata Shares.

2.12. Application of Prepayments. (a) Application of Voluntary Prepayments and Repurchases. Any voluntary prepayment of Borrowings of any Class pursuant to Section 2.10(a) shall be applied to reduce the subsequent Installments to be paid pursuant to Section 2.9 with respect to Borrowings of such Class in the manner specified by the Borrower in the notice of prepayment relating thereto (or, if no such manner is specified in such notice, on a pro rata basis (in accordance with the principal amounts of such Installments)); provided that any prepayment of Borrowings of any Class as contemplated by Section 2.21(b) or 2.22 shall be applied to reduce the subsequent Installments to be paid pursuant to Section 2.9 with respect to Borrowings of such Class in the manner specified in Section 2.21(b) or 2.22, as the case may be. Any repurchase of Term Loans of any Class as contemplated by Section 10.6(i) shall be applied to reduce the subsequent Installments to be paid pursuant to Section 2.9 with respect to Borrowings of such Class in the manner specified in Section 10.6(i).

(b) Application of Mandatory Prepayments. Any mandatory prepayment of Borrowings pursuant to Section 2.11 shall (i) be allocated among the Classes of Borrowings on a pro rata basis (in accordance with the aggregate principal amount of outstanding Borrowings of each such Class), provided that the amounts so allocable to any Extended Term Loans or Refinancing Term Loans of any Class may be applied to other Borrowings as provided in the applicable Extension Agreement or Refinancing Facility Agreement, and (ii) be applied to reduce the subsequent Installments to be made pursuant to Section 2.9 with respect to Borrowings of any Class, first, to the Installments with respect to Borrowings of such Class scheduled to be paid during the 12-month period commencing with the date such mandatory prepayment is made and, following the application in full to all such Installments, second, on a pro rata basis to the remaining Installments with respect to Borrowings of such Class (in accordance with the principal amounts of such Installments).

2.13. General Provisions Regarding Payments. (a) All payments by the Borrower, any other Credit Party or Alon Assets of principal, interest, fees, premiums and other amounts required to be made hereunder or under any other Credit Document shall be made by wire transfer of same day funds in Dollars, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, to the account of the Administrative Agent most recently designated by it for such purpose and delivered to the Administrative Agent not later than 12:00 noon (New York City time) on the date due for the account of the Persons entitled thereto; provided that payments made pursuant to Sections 2.15(c), 2.16, 2.17, 10.2 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any payment received by it hereunder for the account of any other Person to the appropriate recipient promptly following receipt thereof.

(b) All payments in respect of the principal amount of any Term Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Term Loan on a date when interest is due and payable with respect to such Term Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c) If any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its applicable Pro Rata Share of any Eurodollar Rate Borrowing, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(d) Subject to the proviso set forth in the definition of “Interest Period”, whenever any payment to be made hereunder with respect to any Term Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest hereunder.

(e) Any payment hereunder by or on behalf of the Borrower to the Administrative Agent that is not received by the Administrative Agent in same day funds prior to 12:00 noon (New York City time) on the date due shall, unless the Administrative Agent shall determine otherwise, be deemed to have been received, for purposes of computing interest and fees hereunder (including for purposes of determining the applicability of Section 2.7), on the Business Day immediately following the date of receipt (or, if later, the Business Day immediately following the date the funds received become available funds).

(f) Unless the Administrative Agent shall have been notified by the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in its sole discretion, but shall not be obligated to, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to pay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at (i) prior to the third Business Day following the date such amount is so distributed, the customary rate set by the Administrative Agent for the correction of errors among banks and (ii) thereafter, the Base Rate.

2.14. Ratable Sharing. The Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any Lender shall, whether through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of any principal, interest, fees and premiums owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) resulting in such Lender receiving payment of a greater proportion of the Aggregate Amounts Due to such Lender than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase (for cash at face value) participations in the Aggregate Amounts Due to the other Lenders so that all such payments of Aggregate Amounts Due shall be shared by all the Lenders ratably in accordance with the Aggregate Amounts Due to them; provided that, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by the Borrower to such holder with respect thereto as fully as if such holder were owed the amount of the participation held by such holder. The provisions of this Section 2.14 shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time) or (ii) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in Term Loans or other Obligations owing to it pursuant to and in accordance with the express terms of this Agreement.

2.15. Making or Maintaining Eurodollar Rate Loans. (a) Inability to Determine Applicable Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Term Loans on the basis provided for in the definition of “Adjusted Eurodollar Rate”, the Administrative Agent shall on such date give notice (which may be telephonic) to the Borrower and each Lender of such determination, whereupon (i) no Term Loans may be made as, or converted to, Eurodollar Rate Loans until such time as the Administrative Agent notifies the Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by the Borrower with respect to the Term Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower.

(b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date (i) any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its Eurodollar Rate Loans has become unlawful as a result of compliance by such Lender in good faith with any law (or would conflict with any treaty, rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) the Requisite Lenders shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of their Eurodollar Rate Loans has become impracticable as a result of contingencies occurring after the Closing Date that materially and adversely affect the London interbank market or the position of the Lenders in that market, then, if such Lender or Lenders shall have provided notice thereof to the Administrative Agent and the Borrower, such Lender or each of such Lenders, as the case may be, shall be an “Affected Lender”. If the Administrative Agent receives a notice from (A) any Lender pursuant to clause (i) of the preceding sentence or (B) a notice from Lenders constituting Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, of the applicable Lender) to make Term Loans as, or to convert Term Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by each applicable Affected Lender, (2) to the extent such determination by any Affected Lender relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, the applicable Lender) shall make such Term Loan as (or continue such Term Loan as or convert such Term Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, the applicable Lender’s) obligations to maintain their respective outstanding Eurodollar

Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent any such determination by an Affected Lender relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Borrower shall have the option, subject to Section 2.15(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written notice (or telephonic notice promptly confirmed by written notice) thereof to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender).

(c) Compensation for Breakage or Non-Commencement of Interest Periods. In the event that (i) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in any Funding Notice (or any telephonic request for a borrowing) given by the Borrower (other than as a result of a failure by such Lender to make such Term Loan in accordance with its obligations hereunder), whether or not such notice may be rescinded in accordance with the terms hereof, (ii) a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in any Conversion/Continuation Notice (or a telephonic request given for any conversion or continuation) given by the Borrower, whether or not such notice may be rescinded in accordance with the terms hereof, (iii) any payment of any principal of any Eurodollar Rate Loan occurs on a day other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (iv) the conversion of any Eurodollar Rate Loan occurs on a day other than on the last day of an Interest Period applicable thereto, (v) any Eurodollar Rate Loan is assigned other than on the last day of an Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or (vi) a prepayment of any Eurodollar Rate Loan does not occur on a date specified therefor in any notice of prepayment given by the Borrower, whether or not such notice may be rescinded in accordance with the terms hereof, the Borrower shall compensate each Lender for all losses, costs, expenses and liabilities that such Lender may sustain, including any loss incurred from obtaining, liquidating or employing losses from third parties, but excluding any loss of margin for the period following any such payment, assignment or conversion or any such failure to borrow, pay, prepay, convert or continue. To request compensation under this Section 2.15(c), a Lender shall deliver to the Borrower a certificate setting forth in reasonable detail the basis and calculation of any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15(c), which certificate shall be conclusive and binding absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.15 and under Section 2.16 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (a)(i) of the definition of the term Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.15 and under Section 2.16.

2.16. Increased Costs; Capital Adequacy. (a) Compensation for Increased Costs and Taxes. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted Eurodollar Rate);

(ii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or any Eurodollar Rate Loan made by such Lender; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, converting to, continuing or maintaining any Term Loan or of maintaining its obligation with respect to the Term Loan Commitments, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, from time to time upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs or expenses incurred or reduction suffered.

(b) Capital Adequacy and Liquidity Adjustment. If any Lender determines that any Change in Law affecting such Lender, any of its lending offices or its holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of its holding company, if any, as a consequence of this Agreement, the Term Loan Commitment of such Lender or the Term Loans made by such Lender to a level below that which such Lender or its holding company, if any, could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of its holding company, if any, with respect to capital adequacy or liquidity), then, from time to time upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or its holding company, if any, for any such reduction suffered.

(c) Payment. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, if any, as specified in this Section 2.16 delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Demand. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.16 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.16 for any increased costs or expenses incurred or reductions suffered more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.17. Taxes; Withholding, Etc. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.17, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A Lender or the

Administrative Agent, on its own behalf or on behalf of a Lender, shall deliver a certificate to the Borrower (and, if delivered by a Lender, with a copy to the Administrative Agent) that indicates the amount of such payment or liability and includes reasonable details regarding calculation of such amount. The amount included in such certificate shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that no Credit Party has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(g)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.17(e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) Any Lender that is a US Person shall deliver to the Borrower and the Administrative Agent prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(B) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “US Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner.

(C) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(D) If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), the term “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.17(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.17(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

2.18. Obligation to Mitigate. If any Lender becomes an Affected Lender or requests compensation under Section 2.16, or if the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment and delegation (a) would cause such Lender to cease to be an Affected Lender or would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.17, as the case may be, in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

2.19. Replacement of Lenders. If (i) any Lender has become an Affected Lender, (ii) any Lender requests compensation under Section 2.16, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iv) any Lender fails to consent to a proposed waiver, amendment or other modification of any Credit Document, or to any departure of any Credit Party or Alon Assets therefrom, that under Section 10.5(b) requires the consent of all the Lenders (or all the affected Lenders or all the Lenders of the affected Class) and with respect to which the Requisite Lenders (or, in circumstances where Section 10.5(d) does not require the consent of the Requisite Lenders, a Majority in Interest of the Lenders of the affected Class) shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.6, including the consent requirements set forth therein), all its interests, rights and obligations under this Agreement and the other Credit Documents (or, in the case of any such assignment and delegation resulting from a failure to provide a consent, all its interests, rights and obligations under this Agreement and the other Credit Documents as a Lender of a particular Class) to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have paid to the Administrative Agent the registration and processing fee referred to in Section 10.6(d), (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 2.15(c) and, if applicable, the premium under Section 2.10(c)) (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class) from the assignee (in the case of such principal and accrued interest, fees and premiums) or the Borrower (in the case of all other amounts), (C) such assignment and delegation does not conflict with applicable law, (D) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments thereafter and (E) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable waiver, amendment or other modification, or consent to a departure, can be effected. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply. Each party hereto agrees that an assignment and delegation required pursuant to this

Section 2.19 may be effected pursuant to an Assignment Agreement executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

2.20. Extension Offers. (a) The Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, an “Extension Offer”) to all the Lenders of any Class (each Class subject to such an Extension Offer being referred to as an “Extension Request Class”), on the same terms and conditions to each Lender within any Extension Request Class, to make one or more Extension Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Extension Permitted Amendment and (ii) the date on which such Extension Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 30 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent). Extension Permitted Amendments shall become effective only with respect to the Term Loans and the Term Loan Commitments of the Lenders of the Extension Request Class that accept the applicable Extension Offer (such Lenders, the “Extending Lenders”) and, in the case of any Extending Lender, only with respect to such Lender’s Loans and Term Loan Commitments of such Extension Request Class as to which such Lender’s acceptance has been made.

(b) An Extension Permitted Amendment shall be effected pursuant to an Extension Agreement executed and delivered by the Borrower, each applicable Extending Lender and the Administrative Agent; provided that no Extension Permitted Amendment shall become effective unless (i) on the date of effectiveness thereof, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) on the date of effectiveness thereof, the representations and warranties of each Credit Party and Alon Assets set forth in the Credit Documents shall be true and correct (A) in the case of the representations and warranties qualified or modified as to materiality in the text thereof, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date, and (iii) the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Agreement. Each Extension Agreement may, without the consent of any Lender other than the applicable Extending Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.20, including any amendments necessary to treat the applicable Term Loans and/or Term Loan Commitments of the Extending Lenders as a new “Class” of loans and/or commitments hereunder.

2.21. Refinancing Facilities. (a) The Borrower may, on one or more occasions, by written notice to the Administrative Agent, request the establishment hereunder of one or more additional Classes of term loan commitments (the “Refinancing Term Loan Commitments”) pursuant to which each Person providing such a commitment (a “Refinancing Term Lender”) will make term loans to the Borrower (the “Refinancing Term Loans”); provided that each Refinancing Term Lender shall be an Eligible Assignee.

(b) The Refinancing Term Loan Commitments shall be effected pursuant to one or more Refinancing Facility Agreements executed and delivered by the Borrower, each Refinancing Term Lender providing such Refinancing Term Loan Commitments and the Administrative Agent; provided that no Refinancing Term Loan Commitments shall become effective unless (i) on the date of effectiveness thereof, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) on the date of effectiveness thereof, the representations and warranties of each Credit Party and Alon Assets as set forth in the Credit Documents shall be true and correct (A) in the case of the representations and warranties qualified or modified as to materiality in the text thereof, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date, (iii) the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection therewith and (iv) (A) substantially concurrently with the effectiveness thereof, the Borrower shall obtain Refinancing Term Loans thereunder and shall repay or prepay then outstanding Borrowings of any Class in an aggregate principal amount equal to the aggregate amount of such Refinancing Term Loan Commitments (less the aggregate amount of accrued and unpaid interest with respect to such outstanding Borrowings and any reasonable fees, premium and expenses relating to such refinancing) and (B) any such prepayment of Borrowings of any Class shall be applied to reduce the subsequent scheduled repayments of Borrowings of such Class to be made pursuant to Section 2.9 on a pro rata basis (in accordance with the principal amounts of such Installments) and, in the case of a prepayment of Eurocurrency Rate Borrowings, shall be subject to Section 2.15(c).

(c) The Refinancing Facility Agreement shall set forth, with respect to the Refinancing Term Loan Commitments established thereby and the Refinancing Term Loans and other extensions of credit to be made thereunder, to the extent applicable, the following terms thereof: (i) the designation of such Refinancing Term Loan Commitments and Refinancing Term Loans as a new “Class” for all purposes hereof, (ii) the stated termination and maturity dates applicable to the Refinancing Term Loan Commitments or Refinancing Term Loans of such Class, provided that such stated termination and maturity dates shall not be earlier than the Maturity Date applicable to the Term Loans of any Class repaid or prepaid with the proceeds thereof, (iii) any amortization applicable thereto and the effect thereon of any prepayment of such Refinancing Term Loans, provided that the weighted average life to maturity of any Refinancing Term Loans shall be no shorter than the remaining weighted average life to maturity of the Terms Loans of any Class repaid or prepaid with the proceeds thereof, (iv) the interest rate or rates applicable to the Refinancing Term Loans of such Class, (v) the fees applicable to the Refinancing Term Loan Commitments or Refinancing Term Loans of such Class, (vi) any closing fees or original issue discount applicable thereto, (vii) the initial Interest Period or Interest Periods applicable to the Refinancing Term Loans of such Class and (viii) any voluntary or mandatory commitment reduction or prepayment requirements applicable to the Refinancing Term Loan Commitments or Refinancing Term Loans of such Class (which prepayment requirements may provide that such Refinancing Term Loans may participate in any mandatory prepayment on a pro rata basis with other Term Loans (or on a basis less than pro rata), but may not provide for mandatory prepayment requirements that are more favorable to the Lenders holding such Refinancing Term Loans than to the Lenders holding any Tranche B Term Loans) and any restrictions on the voluntary or mandatory reductions or prepayments of Refinancing Term Loan Commitments or Refinancing Term Loans of such Class (including any prepayment premiums). Except as contemplated by the preceding sentence, the terms of the Refinancing Term Loans shall be substantially the same as the terms of the Tranche B Term Loans or shall be otherwise acceptable to the Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Facility Agreement. Each Refinancing Facility Agreement may, without the consent of any Lender other than the applicable Refinancing Term Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.21, including any amendments necessary to treat the applicable Refinancing Term Loan Commitments and Refinancing Term Loans as a new “Class” of loans and/or commitments hereunder.

2.22. Change of Control Put. (a) Upon the occurrence of a Change of Control, each Lender shall have the right (i) to terminate its Term Loan Commitment and/or (ii) to require the Borrower to prepay all or any portion of such Lender’s Term Loans, together with a prepayment premium thereon equal to 1.00% of the aggregate principal amount of such Term Loans prepaid (it being agreed that, upon the occurrence of a Change of Control, any prepayment by the Borrower of any Term Loans pursuant to Section 2.10 shall be subject to the foregoing prepayment premium). Upon termination of any Term Loan Commitments under this Section 2.22, the Borrower shall pay the accrued commitment fees, if any, thereon. All prepayments under this Section 2.22 shall be accompanied by the premium referred to above and accrued and unpaid interest on the principal amount prepaid to but excluding the date of payment and shall be subject to Section 2.15(c).

(b) Within 30 days following any Change of Control, the Borrower shall provide written notice to the Administrative Agent stating:

(i) that a Change of Control has occurred and that each Lender has the right to terminate its Term Loan Commitment and/or require the Borrower to prepay all or any portion of such Lender’s Term Loans in accordance with this Section 2.22 (such right being referred to as the “Change of Control Put”);

(ii) the circumstances and relevant facts regarding such Change of Control;

(iii) the commitment termination and prepayment date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is given); and

(iv) the instructions that a Lender must follow in order to terminate its Term Loan Commitment and/or have its Term Loans prepaid under this Section 2.22 (which shall be consistent with this Section 2.22 and shall be determined by the Borrower and reasonably satisfactory to the Administrative Agent (with the Borrower agreeing to consult with the Administrative Agent regarding such instructions reasonably in advance of the date such written notice is given)).

Promptly upon receipt by the Administrative Agent of such written notice, the Administrative Agent shall make available a copy thereof to each Lender.

(c) The Borrower shall prepay in accordance with Section 2.22(a) all Term Loans (together with all other amounts referred to in Section 2.22(a)) as to which the Change of Control Put shall have been exercised, on the prepayment date specified in the notice referred to in Section 2.22(b). Any prepayment pursuant to this Section 2.22 of Term Loans of any Class (but not, for the avoidance of doubt, in excess of 100.0% of the aggregate principal amount of the Term Loans prepaid) shall be applied to reduce the subsequent Installments to be paid pursuant to Section 2.9 with respect to Borrowings of such Class on a pro rata basis (in accordance with the principal amounts of such Installments).

(d) Notwithstanding the foregoing provisions of this Section 2.22, the Borrower shall not be required to provide the notice referred to in Section 2.22(b) or to make any payment required under this Section 2.22 following a Change of Control if a third party provides, on behalf of the Borrower, such notice in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 2.22 and prepays, on behalf of the Borrower and in accordance with this Section 2.22, all Term Loans (together with all other amounts referred to in Section 2.22(a)) as to which the Change of Control Put shall have been exercised.

SECTION 3. EFFECTIVENESS; CONDITIONS PRECEDENT

3.1. Effectiveness. On the Drop Down Date, this Agreement and the other Credit Documents became effective, the Tranche B Term Loans thereupon ceased to be outstanding under and governed by the Alon USA Energy Credit Agreement and the “Credit Documents” thereunder and instead became outstanding pursuant to the terms and conditions of, and governed by, this Agreement and the other Credit Documents, all as more fully provided in Section 11 of the Alon USA Energy Credit Agreement and Section 2.1(a).

3.2. Each Credit Extension. The obligation of each lender to make any Credit Extension on any Credit Date after the Drop Down Date is subject to the satisfaction (or waiver in accordance with Section 10.5) of the following conditions precedent.

(a) the Administrative Agent shall have received a fully completed and executed Funding Notice;

(b) the representations and warranties of each Credit Party and Alon Assets set forth in the Credit Documents shall be true and correct (i) in the case of the representations and warranties qualified or modified as to materiality in the text thereof, in all respects and (ii) otherwise, in all material respects, in each case on and as of such Credit Date, except in the case of any such representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date; and

(c) at the time of and immediately after giving effect to such Credit Extension, no Default or Event of Default shall have occurred and be continuing or would result therefrom.

On the date of any Credit Extension, the Borrower shall be deemed to have represented and warranted that the conditions specified in Sections 3.2(b) and 3.2(c) have been satisfied.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce the Agents and the Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Agent and each Lender on the Drop Down Date and on each Credit Date as follows:

4.1. Organization; Requisite Power and Authority; Qualification. The GP, the Borrower, Alon Assets and each Subsidiary (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority to own and operate its properties and to carry on its business and operations as now conducted and as proposed to be conducted, to execute and deliver the Credit Documents to which it is a party and to perform the other Transactions performed or to be performed by it and (c) is qualified to do business and in good standing under the laws of every jurisdiction where its assets are located or where such qualification is necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not reasonably be expected to have, a Material Adverse Effect.

4.2. Equity Interests and Ownership. Schedule 4.2 sets forth, as of the Drop Down Date (and after giving effect to the MLP IPO and the Drop Down Transactions), the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by the GP, the Borrower or any Subsidiary in, (a) each Subsidiary and (b) each joint venture or other Person in which the GP, the Borrower or any Subsidiary owns any Equity Interests, and identifies (i) each Designated Subsidiary and (ii) each borrower or guarantor or other obligor (indicating its capacity as such) under the Existing IDB Credit Agreement and any Permitted Supply & Offtake Agreement. The Equity Interests in the Borrower and each Subsidiary have been duly authorized and validly issued and, to the extent such concept is applicable, are fully paid and non-assessable. Schedule 4.2 sets forth, as of the Drop Down Date (and after giving effect to the MLP IPO and the Drop Down Transactions), (A) the percentage of each class of Equity Interests in each Subsidiary owned by any Person other than the GP, the Borrower or any Subsidiary and the percentage of each class of Equity Interests in the Borrower owned by Alon USA Energy or any Affiliate thereof (specifying the owners), (B) all outstanding preferred Equity Interests, if any, in the GP, the Borrower or any Subsidiary, including the number, date of issuance and the holder of record of such preferred Equity Interest, and (C) each Person that owns any Equity Interest in the GP, and the percentage of each class of such Equity Interests owned by each such Person. Except as set forth on Schedule 4.2, as of the Drop Down Date (and after giving effect to the MLP IPO and the Drop Down Transactions), there is no existing option, warrant, call, right, commitment or other agreement to which the GP, the Borrower or any Subsidiary is a party requiring, and there are no Equity Interests in the GP, the Borrower or any Subsidiary outstanding that upon exercise, conversion or exchange would require, the issuance by the GP, the Borrower or any Subsidiary of any additional Equity Interests or other Securities exercisable for, convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Equity Interests in the GP, the Borrower or any Subsidiary.

4.3. Due Authorization. The Transactions entered into or to be entered into by any Credit Party or Alon Assets have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action on the part of such Credit Party and Alon Assets.

4.4. No Conflict. The Transactions did not, do not and will not (a) violate any applicable law, including any order of any Governmental Authority, (b) violate the Organizational Documents of the GP, the Borrower, Alon Assets or any Subsidiary, (c) violate or result (alone or with notice or lapse of time, or both) in a default under any Contractual Obligation of the GP, the Borrower, Alon Assets or any Subsidiary, or give rise to a right thereunder to require any payment, repurchase or redemption (other than any payments constituting part of the Drop Down Transactions) to be made by the GP, the Borrower, Alon Assets or any Subsidiary, or give rise to a right of, or result in, any termination, cancelation or acceleration or right of renegotiation of any obligation thereunder, in each case, that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (d) except for Liens created under the Credit Documents (including Liens to secure Specified Hedging Obligations) and Liens required to be created pursuant to the Consent and Amendment Documents, result in or require the creation or imposition of any Lien on any asset of the GP, the Borrower, Alon Assets or any Subsidiary.

4.5. Governmental Approvals. The Transactions do not and will not require any registration with, consent or approval of, notice to, or other action by any Governmental Authority, except (a) such as have been obtained or made and are in full force and effect, (b) in connection with the MLP IPO, the filing of the Registration Statement with the SEC and the declaration by the SEC of the effectiveness of the Registration Statement and (c) filings and recordings with respect to the Collateral necessary to perfect Liens created under the Credit Documents or required in connection with the Consent and Amendment Documents.

4.6. Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and, in the case of the Alon Asset Guarantee, Alon Assets and is the legally valid and binding obligation of such Credit Party or Alon Assets, as applicable, enforceable against such Credit Party or Alon Assets, as applicable, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7. Financial Statements; Projections. (a) The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the consolidated financial position of Alon USA Energy and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Alon USA Energy and its Subsidiaries for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. The Historical MLP Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position of the MLP Parties as of the respective dates thereof and the results of operations and cash flows of the MLP Parties for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, neither Alon USA Energy nor any of its Subsidiaries had any contingent liability or liability for Taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto, or the Confidential Information Memorandum, and that, in any such case, is material in relation to the business, operations, assets or financial condition of Alon USA Energy and its Subsidiaries, taken as a whole.

(b) Each of the Pro Forma Financial Statements and the Pro Forma MLP Balance Sheet (i) have been prepared by Alon USA Energy in good faith based on assumptions that were believed by Alon USA Energy to be reasonable at the time made and were believed by Alon USA Energy to be reasonable on the Closing Date, (ii) are based on the best information available to Alon USA Energy as of the date of delivery thereof after due inquiry, (iii) accurately reflect all adjustments necessary to give effect to the Transactions and (iv) present fairly, in all material respects, the pro forma financial position of, in the case of the Pro Forma Financial Statements, Alon USA Energy and its Subsidiaries, and, in the case of the Pro Forma MLP Balance Sheet, the MLP Parties, in each case as of the date and, if applicable, for the period stated therein as if the Transactions had occurred as of the end of the most recently ended Fiscal Quarter covered thereby, in the case of any balance sheet included therein, or the first day of the period of four consecutive Fiscal Quarters ended on such date, in the case of the other financial statements included therein.

(c) Each of the Projections and the Projections for the MLP have been prepared in good faith based upon estimates and assumptions that were believed by Alon USA Energy to be reasonable at the time made and were believed by Alon USA Energy to be reasonable on the Closing Date, it being understood and agreed that neither the Projections nor the Projections for the MLP are a guarantee of financial or other performance and actual results may differ therefrom and such differences may be material.

4.8. No Material Adverse Effect. Since December 31, 2011, there has been no event or condition that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.9. Adverse Proceedings. There are no Adverse Proceedings that (a) individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (b) in any manner question the validity or enforceability of any of the Credit Documents or otherwise directly involve any of the Credit Documents or the Transactions.

4.10. Payment of Taxes. (a) Except as otherwise permitted under Section 5.3, all Tax returns and reports of Alon USA Energy, the GP, the Borrower and the Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such Tax returns to be due and payable, and all assessments, fees and other governmental charges upon Alon USA Energy, the GP, the Borrower and the Subsidiaries and upon their properties, income, businesses and franchises that are due and payable, have been paid when due and payable.

(b) The Borrower has not elected to be treated as a corporation for United States federal income tax purposes. As of the Drop Down Date, the Borrower has at all times been treated as either a partnership or a disregarded entity for United States federal income tax purposes.

4.11. Properties. (a) Title. The GP, the Borrower and each Subsidiary has (i) good, sufficient and marketable title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in Intellectual Property) and (iv) good title to (in the case of all other personal property) all of their assets reflected in the Historical MLP

Financial Statements or, after the first delivery thereof, in the consolidated financial statements of the Borrower most recently delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted by this Agreement and except for Permitted Liens and defects that, individually or in the aggregate, do not materially interfere with the ordinary conduct of business of the GP, the Borrower or any Subsidiary. No asset used in the business of, or necessary for the operation in the ordinary course of the business of, the Borrower or any Subsidiary, or any title thereto, is held in the name of the GP or any Affiliate (other than the Borrower or any Subsidiary) or nominee thereof. On the Drop Down Date, the assets of the Borrower and the Subsidiaries (including rights under the MLP Intercompany Agreements and other agreements) will be sufficient to operate the Big Spring Refinery and otherwise conduct their business in the ordinary course of business in the manner consistent with the description thereof in the Registration Statement.

(b) Real Estate. (i) Set forth on Schedule 4.11(b)(i) is a true and complete list, as of the Drop Down Date, of each Real Estate Asset owned in fee by the GP, the Borrower or any Subsidiary and the description thereof, identifying each such asset that is a Material Real Estate Asset and the proper jurisdiction for the filing of a Mortgage in respect thereof.

(ii) Set forth on Schedule 4.11(b)(ii) is a true and complete list, as of the Drop Down Date, of each Real Estate Asset leased by the GP, the Borrower or any Subsidiary and the description thereof, identifying each such asset that is a Material Real Estate Asset and the proper jurisdiction for the filing of a Mortgage in respect thereof.

(iii) Set forth on Schedule 4.11(b)(iii) is a true and complete list, as of the Drop Down Date and to the knowledge of the GP, the Borrower and the Subsidiaries, of all pipeline rights of way and easements appurtenant held by the GP, the Borrower or any Subsidiary and the description thereof, identifying each such asset that is a Material Real Estate Asset and the proper jurisdiction for the filing of a Mortgage in respect thereof.

(iv) Set forth on Schedule 4.11(b)(iv) is a true and complete list, as of the Drop Down Date, of all leases, subleases and assignments of leases, together with all amendments, modifications, supplements, renewals or extensions thereof, constituting or affecting any Material Real Estate Asset to which the GP, the Borrower, any Subsidiary or any other Affiliate of the Borrower is a party, regardless of whether the GP, the Borrower, any Subsidiary or such other Affiliate is the landlord or tenant (whether directly or as an assignee or successor-in-interest) thereunder. Each of the GP, the Borrower, the Subsidiaries and other Affiliates of the Borrower has complied in all material respects with all obligations under all material leases, subleases or assignments of leases constituting or affecting any Material Real Estate Assets to which the GP, the Borrower, any Subsidiary or such other Affiliate is a party, and all such leases, subleases and assignments are in full force and effect. Each of the GP, the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases, subleases and assignments.

(v) Except for any Permitted Encumbrances, all pipelines, pipeline easements, utility lines, utility easements and other easements, servitudes and rights-of-

way burdening or benefiting any Real Estate Assets owned, leased or used by the GP, the Borrower or any Subsidiary do not materially interfere with the ordinary conduct of business of the GP, the Borrower or any Subsidiary on such Real Estate Assets. Except for Permitted Encumbrances, with respect to any pipeline, utility, access or other easements, servitudes and licenses located on or directly serving the Real Estate Assets owned, leased or used by the GP, the Borrower or any Subsidiary in connection with its operations on any Real Estate Assets, to the knowledge of the GP, the Borrower and the Subsidiaries, such agreements are in full force and effect, other than agreements that, individually or in the aggregate, are not material to the GP, the Borrower and the Subsidiaries, taken as a whole, or the ordinary conduct of business of any Refinery.

(vi) As of the Closing Date, none of the GP, the Borrower or any Subsidiary (A) has received notice, or has knowledge, of any pending or contemplated condemnation or similar proceeding affecting any Material Real Estate Asset or any sale or disposition thereof in lieu of condemnation or (B) is or could be obligated under any right of first refusal, option or other contractual right to sell, transfer or otherwise dispose of any Material Real Estate Asset or any interest therein.

(vii) As of the Closing Date, there are no States in which the GP, the Borrower or any Subsidiary is the first Person that takes, receives or purchases oil or gas from an interest owner at the time the oil or gas is severed from the applicable Real Estate Asset.

(c) Intellectual Property. The GP, the Borrower and each Subsidiary owns, or is licensed to use, all Intellectual Property that is necessary for the conduct of its business as currently conducted and as proposed to be conducted, and without conflict with the rights of any other Person, except to the extent any such conflict, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No Intellectual Property used by the GP, the Borrower or any Subsidiary in the operation of its business infringes upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any Intellectual Property owned or used by the GP, the Borrower or any Subsidiary is pending or, to the knowledge of the GP, the Borrower or any Subsidiary, threatened against the GP, the Borrower or any Subsidiary that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.12. Environmental Matters. None of the GP, the Borrower, any Subsidiary or any of their respective Facilities or operations has received or is subject to any Environmental Claim under or pursuant to any Environmental Law or relating to any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and to the knowledge of the GP, the Borrower and each Subsidiary, no such Environmental Claim has been threatened. There are and, to the knowledge of the GP, the Borrower and each Subsidiary have been, no conditions, occurrences or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The GP, the Borrower and the Subsidiaries are and have been in material compliance with all applicable Environmental Laws and Governmental Authorizations required thereunder, and compliance with all current or reasonably foreseeable future requirements pursuant to or under applicable Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to the GP, the Borrower or any Subsidiary relating to any applicable Environmental Law, any Release of Hazardous Materials or any Hazardous Materials Activity that, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

4.13. Material Contracts. (a) Set forth on Schedule 4.13(a) is a true and complete list, as of the Drop Down Date, of each Material Contract. Except as otherwise set forth on Schedule 4.13(a), as of the Drop Down Date, to the knowledge of the GP, the Borrower and the Subsidiaries, each Material Contract is in full force and effect, none of the parties thereto is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any such Material Contract (and no condition exists that, with the giving of notice or the lapse of time or both, could constitute such a default) and none of the parties thereto has provided notice or threatened to terminate or fail to renew any such Material Contract. None of the GP, the Borrower or any Subsidiary is a party to any Contractual Obligation, or is subject to any corporate restriction, that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(b) Set forth in Schedule 4.13(b) is a true and complete list of each Contractual Obligation between any MLP Party, on the one hand, and Alon USA Energy or any of its Subsidiaries (other than any MLP Party), on the other hand, in effect on the Drop Down Date.

4.14. No Defaults. None of the GP, the Borrower or any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations (including Contractual Obligations under pipeline access agreements, supply and offtake agreements and license agreements), and no event has occurred or condition exists that, alone or with the giving of notice or the lapse of time or both, could constitute such a default, except where any of the foregoing, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.15. Governmental Regulation. None of the GP, the Borrower or any Subsidiary is subject to regulation under the Federal Power Act, the Investment Company Act of 1940 or under any other federal or state statute or regulation that may limit its ability to incur the Obligations or that may otherwise render all or any portion of the Obligations unenforceable.

4.16. Federal Reserve Regulations; Exchange Act. (a) None of the GP, the Borrower or any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No portion of the proceeds of any Credit Extension will be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X or any other regulation of the Board of Governors or to violate the Exchange Act.

4.17. Employee Matters. None of the GP, the Borrower or any Subsidiary is engaged in any unfair labor practice that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, there is (a) no unfair labor practice complaint pending against the GP, the Borrower or any Subsidiary, or to the knowledge of the GP, the Borrower or any Subsidiary, threatened against any of them before the National Labor Relations Board, (b) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is pending against the GP, the Borrower or any Subsidiary, or to the knowledge of the GP, the Borrower or any Subsidiary, threatened against any of them, (c) no strike, lockout or work stoppage in existence or, to the knowledge of the GP, the Borrower or any Subsidiary, threatened involving the GP, the Borrower or any Subsidiary and (d) except as set forth on Schedule 4.17, to the knowledge of the GP, the Borrower or any Subsidiary, no union representation question or union organizing activity with respect to the employees of the GP, the Borrower or any Subsidiary.

4.18. Employee Benefit Plans. The GP, the Borrower, each Subsidiary and each of their respective ERISA Affiliates is in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and has performed all its obligations under each Employee Benefit Plan, except where such failure to comply or perform, individually or in the aggregate, could not reasonably be expected to result in material liability to the GP, the Borrower, any Subsidiary or any of their respective ERISA Affiliates. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received, requested or may still timely request a favorable determination, advisory or opinion letter from the IRS indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of any such determination, advisory or opinion letter that could reasonably be expected to cause such Employee Benefit Plan to lose its qualified status; and, in the case of an Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code but has not yet obtained such letter, the Borrower reasonably believes that such a favorable determination, advisory or opinion letter from the IRS will be timely received. No material liability to the PBGC (other than required premium payments) or the IRS has been or is expected to be incurred by the GP, the Borrower, any Subsidiary or any of their respective ERISA Affiliates with respect to an Employee Benefit Plan. No ERISA Event has occurred or is reasonably expected to occur that, alone or together with any other ERISA Events that have occurred or are reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws or as set forth on Schedule 4.18, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the GP, the Borrower, any Subsidiary or any of their respective ERISA Affiliates. The present value of the benefit liabilities under each Pension Plan sponsored, maintained or contributed to by the GP, the Borrower, any Subsidiary or any of their respective ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the current value of the assets of such Pension Plan by an amount that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the estimated liability of the GP, the Borrower, the Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan

(within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA does not exceed $20,000,000. The GP, the Borrower, each Subsidiary and each of their respective ERISA Affiliates has complied in all material respects with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and is not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

4.19. Solvency. The Credit Parties are and, upon the incurrence of any Obligation by any Credit Party on any date on which this representation and warranty is made or deemed made will be, on a consolidated basis Solvent.

4.20. Compliance with Laws. The GP, the Borrower and each Subsidiary is in compliance with all applicable laws, including all orders and other restrictions imposed by any Governmental Authority, in respect of the conduct of its business and the ownership and operation of its properties (including compliance with all applicable Environmental Laws), except where such failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.21. Disclosure. None of the Confidential Information Memorandum, the insurance report prepared by Moore-McNeil, LLC in the form posted for “Lenders” under the Alon USA Energy Credit Agreement on the Platform most recently prior to the Closing Date, any other documents, certificates or statements or any other written or formally presented (such as at due diligence calls or lender meetings) information furnished to any Arranger, any Agent or any Lender (or, prior to the Drop Down Date, any “Arranger”, any “Agent” or any “Lender” under the Alon USA Energy Credit Agreement) by or on behalf of the GP, the Borrower or any Subsidiary in connection with the negotiation of or pursuant to this Agreement or any other Credit Document or otherwise in connection with the transactions contemplated hereby or thereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which they were made; provided that, with respect to financial projections, forecasts, budgets and other forward-looking information, the Credit Parties represent only that such information was prepared in good faith based upon estimates and assumptions believed by the Credit Parties to be reasonable at the time made and at the time such information is so furnished (it being understood that such information is not a guarantee of financial or other performance and actual results may differ therefrom and that such differences may be material). There are no facts known (or which should upon the reasonable exercise of diligence be known) to the GP, the Borrower or any Subsidiary (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and that have not been disclosed in such documents, certificates and statements.

4.22. Collateral Matters. (a) The Pledge and Security Agreement, upon execution and delivery thereof by the parties thereto, will continue in favor of the Collateral Agent, for the benefit of the Secured Parties, the valid and enforceable security interest in the Collateral (as defined therein) which was initially created under the “Pledge and Security Agreement” (as defined in the Alon USA Energy Credit Agreement) and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the UCC) is delivered to the

Collateral Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Pledge and Security Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person, and (ii) when this Agreement becomes effective, because financing statements in appropriate form were filed in the applicable filing offices in connection with the Closing Date, the security interest created under the Pledge and Security Agreement will constitute a fully perfected security interest (relating back to the Closing Date) in all right, title and interest of the Credit Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing UCC financing statements, prior and superior in right to any other Person, except for rights secured by Permitted Liens.

(b) Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in and to the Real Estate Asset subject thereto and the proceeds thereof, and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute a fully perfected security interest in all right, title and interest of the mortgagors in the Real Estate Assets subject thereto and the proceeds thereof, prior and superior in right to any other Person, but subject to the Permitted Liens and other rights of Governmental Authorities arising by operation of law.

(c) Upon the recordation of the Intellectual Property Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in Section 4.22(a), the security interest created under the Pledge and Security Agreement will constitute a fully perfected security interest in all right, title and interest of the Credit Parties in the Intellectual Property in which a security interest may be perfected by filing in the United States Patent and Trademark Office or United States Copyright Office, in each case prior and superior in right to any other Person, but subject to Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in such Intellectual Property acquired by the Credit Parties after the Closing Date).

(d) Each Collateral Document, other than any Collateral Document referred to in the preceding paragraphs of this Section 4.22, upon execution and delivery thereof by the parties thereto and the making of the filings and taking of the other actions provided for therein, will be effective under applicable law to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral subject thereto, and will constitute a fully perfected security interest in all right, title and interest of the Credit Parties in the Collateral subject thereto, prior and superior to the rights of any other Person, except for rights secured by Permitted Liens.

4.23. Insurance. Schedule 4.23 sets forth, as of the Drop Down Date, a true and complete list of all property damage, machinery breakdown and business interruption insurance maintained by or on behalf of the GP, the Borrower and the Subsidiaries or any of their assets or operations.

4.24. Senior Indebtedness. In the event any Credit Party shall at any time issue or have outstanding any Subordinated Indebtedness, such Credit Party shall take all such actions as shall be necessary to cause the Obligations to constitute “senior indebtedness” and “designated senior indebtedness” (however denominated) in respect of such Subordinated Indebtedness and to enable the Lenders, or an agent on their behalf, to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” (however denominated) under and in respect of any indenture or other agreement or instrument under which any Subordinated Indebtedness is outstanding or by which it is governed and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders, or an agent on their behalf, may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

4.25. PATRIOT Act, Etc. To the extent applicable, the GP, the Borrower and the Subsidiaries are in compliance, in all material respects, with (a) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (b) the PATRIOT Act. No portion of the proceeds of any Credit Extension has been or will be used, directly or indirectly, for any payments to any officer or employee of a Governmental Authority, or any Person controlled by a Governmental Authority, or any political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage in violation of the United States Foreign Corrupt Practices Act of 1977. None of the GP, the Borrower or any Subsidiary nor, to the knowledge of the GP, the Borrower or any Subsidiary, any director, officer, agent, employee or Affiliate of the GP, the Borrower or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Term Loans, or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

4.26. MLP Intercompany Agreements; Partnership Agreement. (a) Each MLP Intercompany Agreement has been duly executed and delivered by each party thereto and is the legally valid and binding obligation of each such party, enforceable against such party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(b) All conditions precedent to the full effectiveness of each Contractual Obligation specified in the definition of “Drop Down Date MLP Intercompany Agreements” were satisfied on or prior to the Drop Down Date. Each Drop Down Date MLP Intercompany Agreement is substantially in the form of such MLP Intercompany Agreement filed with the SEC prior to the Closing Date as an exhibit to the Registration Statement. Each MLP Intercompany Agreement is in full force and effect, none of the parties thereto is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained therein

(and no condition exists that, with the giving of notice or the lapse of time or both, could constitute such a default), none of the parties thereto has provided notice or threatened to terminate or fail to renew any such MLP Intercompany Agreement and there does not exist any loss of rights or effective termination right under any MLP Intercompany Agreement, in each case except to the extent any of the foregoing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) On the Drop Down Date, the Partnership Agreement is substantially in the form of the Partnership Agreement filed with the SEC prior to the Closing Date as an exhibit to the Registration Statement.

SECTION 5. AFFIRMATIVE COVENANTS

Until the Term Loan Commitments shall have expired or been terminated and the principal of and interest on each Term Loan and all fees and premiums payable hereunder shall have been paid in full, each Credit Party covenants and agrees with the Agents and the Lenders that:

5.1. Financial Statements and Other Reports. The Borrower will deliver to the Administrative Agent and, where applicable, the Administrative Agent will distribute to the Lenders:

(a) Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each Fiscal Year, the consolidated balance sheet of the Borrower and the Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of operations, stockholders’ equity and cash flows of the Borrower and the Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, together with (i) a Narrative Report with respect thereto (provided that no Narrative Report shall be required so long as the Borrower is subject to the periodic reporting obligations under the Exchange Act) and (ii) a report thereon of KPMG LLP or other independent registered public accounting firm of recognized national standing (which report shall not contain a “going concern” or like qualification, exception or emphasis or any qualification, exception or emphasis as to the scope of audit), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and the Subsidiaries as of the dates indicated and the consolidated results of operations and cash flows of the Borrower and the Subsidiaries for the periods indicated in conformity with GAAP applied (except as otherwise disclosed in such financial statements) on a basis consistent with prior years and that the examination by such accounting firm in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheet of the Borrower and the Subsidiaries as of the end of such Fiscal Quarter and the related consolidated statements of operations and cash flows of the Borrower and the Subsidiaries for such Fiscal Quarter (in the case of such statements of operations) and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, together with a Financial Officer Certification and a Narrative Report with respect thereto (provided that no Narrative Report shall be required so long as the Borrower is subject to the periodic reporting obligations under the Exchange Act);

(c) Compliance Certificate. Together with each delivery of the consolidated financial statements of the Borrower and the Subsidiaries pursuant to Section 5.1(a) or 5.1(b), a completed Compliance Certificate executed by the chief financial officer of the Borrower;

(d) Statements of Reconciliation after Change in Accounting Principles. If any change in GAAP or in the application thereof since the date of the most recent balance sheet included in the Historical MLP Financial Statements has occurred and such change has had a significant effect on the calculation of the Leverage Ratio or the Interest Coverage Ratio, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation specifying in reasonable detail the effect of such change on such calculation;

(e) Notice of Default, Change of Control and Material Adverse Effect. Promptly upon any Authorized Officer of the GP or the Borrower obtaining knowledge of any event or condition set forth below, a certificate of an Authorized Officer of the Borrower setting forth the details of any event or condition requiring such notice and any action the GP, the Borrower or any Subsidiary has taken, is taking or proposes to take with respect thereto:

(i) the occurrence of any Default or Event of Default;

(ii) the occurrence of any Change of Control; or

(iii) any event or condition that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(f) Notice of Adverse Proceeding. Promptly upon any Authorized Officer of the GP or the Borrower obtaining knowledge of (i) any Adverse Proceeding that, if adversely determined, could reasonably be expected to have a Material Adverse Effect or that in any manner questions the validity or enforceability of any of the Credit Documents or otherwise directly involves any of the Credit Documents or the Transactions or (ii) any material and adverse development in any Adverse Proceeding referred to in clause (i) above, in each case where such Adverse Proceeding or development has not previously been disclosed in writing by the Borrower to the Administrative Agent and the Lenders, a certificate of an Authorized Officer of the Borrower setting forth the details of such Adverse Proceeding or development;

(g) Notices with respect to Material Contracts and MLP Intercompany Agreements. (i) Promptly upon any Authorized Officer of the GP or of the Borrower obtaining knowledge (A) that any counterparty to any Material Contract has notified the GP, the Borrower or any Subsidiary that the GP, the Borrower or any Subsidiary has breached or failed to comply with any of its covenants and obligations under any Material Contract, to the extent such breach or failure to comply could reasonably be expected to result in a Material Adverse Effect, a written notice thereof and an explanation of any actions the GP, the Borrower or any Subsidiary has taken, is taking or proposes to take with respect thereto; or (B) that the GP, the Borrower or any Subsidiary has entered into any Material Contract, a written notice thereof containing an explanation of the nature and significance of such Material Contract and a copy of such Material Contract.

(ii) Promptly upon any Authorized Officer of the GP or the Borrower obtaining knowledge (A) that any counterparty to any MLP Intercompany Agreement has notified the GP, the Borrower or any Subsidiary that the GP, the Borrower or any Subsidiary has breached or failed to comply with any of its covenants and obligations under any MLP Intercompany Agreement, to the extent such breach or failure to comply could reasonably be expected to result in a Material Adverse Effect, a written notice thereof and an explanation of any actions the GP, the Borrower or any Subsidiary has taken, is taking or proposes to take with respect thereto; (B) that any party to an MLP Intercompany Agreement has notified the GP, the Borrower or any Subsidiary of ceasing to provide any service theretofore provided by it under any MLP Intercompany Agreement, if such cessation could reasonably be expected to have a Material Adverse Effect, a written notice thereof and an explanation of any actions the GP, the Borrower or any Subsidiary has taken, is taking or proposes to take with respect thereto; (C) any MLP Intercompany Agreement has expired (without a renewal thereof) or has terminated (or notice of termination thereof, or of any agreements set forth therein, has been provided by or to the GP, the Borrower or any Subsidiary), a written notice thereof and an explanation of any actions the GP, the Borrower or any Subsidiary has taken, is taking or proposes to take with respect thereto; and (D) that the GP, the Borrower or any Subsidiary has entered into an MLP Intercompany Agreement, a written notice thereof containing an explanation of the nature and significance of such MLP Intercompany Agreement and a copy thereof;

(h) ERISA. (i) Promptly upon any Authorized Officer of the GP or the Borrower obtaining knowledge that an ERISA Event has occurred or could reasonably be expected to occur that, in each such case, could reasonably be expected to result in liability to the GP, the Borrower, any Subsidiary or any of their respective ERISA Affiliates in an amount of $20,000,000 or more, a written notice specifying the nature thereof, what action the GP, the Borrower, any Subsidiary or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness after request by the Administrative Agent or any Lender, copies of (A) each Schedule B, SB or MB, as applicable (Actuarial Information) to the annual report (Form 5500 Series) filed by the GP, the Borrower, any Subsidiary or any of their respective ERISA Affiliates with the IRS with respect to each Pension Plan and/or Multiemployer Plan, (B) all notices received by the GP, the Borrower, any Subsidiary or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event, including any notices described in Section 101(l)(1) of ERISA that the GP, the Borrower, any Subsidiary or any of their respective ERISA Affiliates has requested and received with respect to any Multiemployer Plan, and (C) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan or Multiemployer Plan as the Administrative Agent or such Lender may reasonably request, including any document described in Section 101(k)(1) of ERISA that the GP, the Borrower, any Subsidiary or any of their respective ERISA Affiliates has requested and received with respect to any Multiemployer Plan;

(i) Financial Plan. As soon as practicable and in any event no later than 90 days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year, including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Borrower and the Subsidiaries for such Fiscal Year, and an explanation of the assumptions on which such forecasts are based, and (ii) forecasted consolidated statements of income and cash flows of the Borrower and the Subsidiaries for each Fiscal Quarter of such Fiscal Year;

(j) Insurance Report. Within 90 days after the end of each Fiscal Year, a certificate of an Authorized Officer of the Borrower setting forth the insurance then maintained by or on behalf of the GP, the Borrower and the Subsidiaries or any of their assets or operations (identifying underwriters, carriers, the type of insurance and the insurance limits) and stating that such insurance complies in all material respects with the terms of Section 5.5;

(k) Information Regarding Credit Parties. Prompt written notice of any change in (i) any Credit Party’s legal name, as set forth in its Organizational Documents, (ii) any Credit Party’s form of organization, (iii) any Credit Party’s jurisdiction of organization, (iv) the location of the chief executive office of any Credit Party or (v) any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number, with each Credit Party hereby agreeing not to effect or permit any such change unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents;

(l) Collateral Verification. Together with each delivery of the consolidated financial statements of the Borrower and the Subsidiaries pursuant to Section 5.1(a), a completed Supplemental Collateral Questionnaire executed by an Authorized Officer of the Borrower, together with all attachments contemplated thereby;

(m) Asset Sales, Casualty and Condemnation Events. Prompt written notice of the occurrence of any Asset Sale, Casualty or Condemnation; and

(n) Other Information. Promptly after any request therefor, such other information regarding the business, operations, assets, liabilities (including contingent liabilities) and financial condition of the GP, the Borrower or any Subsidiary, or compliance with the terms of any Credit Document, as any Agent or any Lender may reasonably request.

The Borrower and each Lender hereby acknowledge that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by, or on behalf of, the Borrower or any other Credit Party hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive Non-Public Information) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the

Lenders to treat such Borrower Materials as not containing any Non-Public Information (provided that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 10.17); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor”. Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC”, unless the Borrower or its counsel notifies the Administrative Agent promptly that any such document contains Non-Public information: (i) the Credit Documents, (ii) notification of changes in the terms of the Credit Documents and (iii) financial statements and accompanying information and certificates delivered pursuant to Sections 5.1(a) through 5.1(d) and all other information delivered pursuant to Section 5.1 (other than pursuant to Section 5.1(i)).

Information required to be delivered pursuant to Section 5.1(a) or 5.1(b) shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on the Platform or shall be available on the website of the SEC at http://www.sec.gov or on the website of the Borrower. Information required to be delivered pursuant to this Section 5.1 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

5.2. Existence. The GP, the Borrower and each Subsidiary will at all times preserve and keep in full force and effect (i) its existence and (ii) all rights, franchises, licenses and permits of the GP, the Borrower and the Subsidiaries, except (other than in the case of existence of the GP or the Borrower) to the extent where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction permitted under Section 6.7.

5.3. Payment of Taxes and Claims. The GP, the Borrower and each Subsidiary will pay all Taxes imposed upon it or any of its properties and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have become or may become a Lien on any of its properties, in each case prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor and (b) in the case of a Tax or claim that has become or may become a Lien on any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. None of the GP, the Borrower or any Subsidiary will file or consent to the filing of any consolidated income tax return with any Person (other than the GP, the Borrower and the Subsidiaries).

5.4. Maintenance of Properties. The GP, the Borrower and each Subsidiary will maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all properties used or useful in the business of the GP, the Borrower and the Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.5. Insurance. (a) The GP, the Borrower and the Subsidiaries, at their expense and with financially sound and reputable insurers with a Best’s Key Rating Guide rating of “A-” or better and a Best’s Insurance Guide and Key Ratings minimum size rating of “X” (or other insurers of recognized responsibility reasonably satisfactory to the Administrative Agent), will maintain or cause to be maintained such insurance as is customarily carried or maintained under similar circumstances by Persons of established reputation engaged in the same or similar businesses operating in the same or similar locations, in each case in such amounts (with no customary and reasonable risk retention), covering such risks and otherwise on such terms and conditions as shall be customary for such Persons or as required by law, but in any event containing limits and coverage provisions set forth in Schedule 5.5 and otherwise complying with this Section 5.5. Without limiting the generality of the foregoing, the GP, the Borrower and the Subsidiaries will maintain or cause to be maintained, with financially sound and reputable insurance companies, flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the Flood Program, in each case in compliance with any applicable regulations of the Board of Governors. The GP, the Borrower and the Subsidiaries shall not permit any lapse in coverage as required hereunder at the time of, or in connection with, any renewal or replacement of any policy. The GP, the Borrower and the other Credit Parties, on behalf of themselves and their Affiliates, hereby waive any and every claim for recovery against the Secured Parties and the Related Parties of any of the foregoing for any and all loss or damage covered by any insurance to the extent such loss or damage is recovered under any such insurance.

(b) The Credit Parties will cause all such policies in respect of property damage, machinery breakdown and business interruption (i) insofar as such policies relate to properties or operations of the Credit Parties, to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Collateral Agent, which endorsement shall provide that, on and after the Drop Down Date and subject to the Permitted Intercreditor Agreements, all payments under such policies made or required to be made by the insurer shall be paid directly to the Collateral Agent (provided in the case of any such policy that is a group policy covering Alon USA Energy or any of its Subsidiaries (other than the MLP Parties) in addition to the MLP Parties, such requirements shall apply only insofar as coverage thereunder relates to properties and operations of the MLP Parties) and (ii) to provide that none of the Credit Parties, Agents, Arrangers, Lenders or other Secured Parties shall be a coinsurer thereunder.

(c) The GP, the Borrower and the Subsidiaries will cause all such policies in respect of liability (other than policies in respect of workers’ compensation and other liability policies for which such endorsements are not customary), to name the Agents, the Arrangers and the Lenders as additional insured, on forms reasonably satisfactory to the Collateral Agent.

(d) The Credit Parties will cause each such policy to provide that it shall not be canceled or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ (or such shorter number of days as may be agreed to by the Collateral Agent or as may be the maximum number of days permitted by applicable law) prior written notice thereof by the insurer to the Collateral Agent.

(e) The Credit Parties will further cause all such policies to contain the following terms and conditions:

(i) Each policy shall provide that all provisions thereof, except the liability limits (which may be applicable to all insured parties as a group) and liability for premiums (which shall be liabilities solely of the Borrower or one or more of its Affiliates) shall operate in the same manner as if there were a separate policy covering each such insured party, including in relation to liability policies the allowance of cross suits without any specific restriction or exclusion. All policies in respect of property damage, machinery breakdown and business interruption shall (A) insofar as such policies relate to properties or operations of the Credit Parties, name as loss payee thereunder a Credit Party, subject to any lender’s loss payable endorsement, and (B) include a multiple insureds or other customary non-vitiation clause which, in either case, is reasonably acceptable to the Collateral Agent, which shall protect the interest of the Agents, the Arrangers, the Lenders and the other Secured Parties regardless of any breach or violation by the GP, the Borrower, any Subsidiary or any other Affiliate of the Borrower of warranties, declarations or conditions contained in such policies, any action or inaction of the GP, the Borrower, any Subsidiary or any other Person, or any foreclosure relating to any Refinery or any change in ownership of all or any portion of any Refinery.

(ii) Each policy (other than any workers’ compensation insurance and other liability policies for which such waivers are not customary) shall waive (A) any subrogation right of the insurer as against the Agents, the Arrangers, the Lenders and the other Secured Parties and (B) any right of the insurers to any setoff or counterclaim or other deduction, whether by attachment or otherwise, in respect of any liability of the Agents, the Arrangers, the Lenders, any other Secured Party, the Borrower or any Affiliate of the Borrower. Each Credit Party hereby waives all rights of subrogation against each Secured Party.

(iii) Each policy shall be primary and not excess to or contributing with any insurance or self-insurance maintained by the Agents, the Lenders or any other Secured Party.

(f) Upon request by the Collateral Agent, the GP, the Borrower and the Subsidiaries will promptly furnish to the Collateral Agent when made available to the Borrower or any Affiliate thereof copies of all insurance policies, binders, certificates and cover notes or other evidence of insurance required under this Section 5.5. The GP, the Borrower and the Subsidiaries will provide to the Collateral Agent such further evidence as to the satisfaction of the requirements set forth in this Section 5.5, and will execute such further documents and instruments and take such further actions to cause the requirements of this Section 5.5 to be and remain satisfied at all times, as the Collateral Agent may reasonably request, all at the expense of the Credit Parties.

(g) In the event that the GP, the Borrower and the Subsidiaries at any time or times shall fail to obtain or maintain any of the policies of insurance required to be maintained by them under this Section 5.5, or to pay any premium in whole or in part relating thereto, the Collateral Agent may, upon 10 Business Days’ prior written notice to the Borrower, without limiting any obligations of the GP, the Borrower and the Subsidiaries hereunder or waiving any Default or Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent deems advisable. All sums disbursed by the Collateral Agent in connection with the exercise of its authority under this Section 5.5(h), including reasonable fees, charges and other disbursements of counsel, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Borrower and shall constitute Obligations.

(h) Notwithstanding anything to the contrary in this Section 5.5, the GP, the Borrower and the Subsidiaries shall not be required to maintain any insurance policy otherwise required to be maintained by them under this Section 5.5, or cause any such policy to contain the terms (including minimum limits) specified in this Section 5.5, if and for so long as in the judgment of the Collateral Agent such insurance policy, or such specified terms, are not reasonably available or the cost thereof is excessive in view of the benefits to be obtained by the Lenders therefrom. The Collateral Agent may grant extensions of time for the obtainment of the insurance otherwise required to be maintained by the GP, the Borrower and the Subsidiaries under this Section 5.5 if and for so long as in the judgment of the Collateral Agent such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished under this Section 5.5. In connection with any determination under this Section 5.5(i), the Collateral Agent may consult with an independent insurance consultant selected by it, all at the expense of the Credit Parties, and each Secured Party agrees that the Collateral Agent shall not be liable for any action taken or not taken by it in accordance with the advice of any such consultant.

(i) No provision of this Section 5.5 or any other provision of this Agreement or any other Credit Document shall impose on any Agent or any Arranger any duty or obligation to ascertain or inquire into, or to verify the existence or adequacy of, the insurance coverage maintained by or on behalf of the GP, the Borrower or any Subsidiary, nor shall any Agent or any Arranger be responsible for any statement, representation or warranty made by or on behalf of the GP, the Borrower, any Subsidiary or any other Affiliate of the Borrower to any insurance company or underwriter. Any failure on the part of any Agent or Lender to pursue or obtain the evidence of insurance required by this Section 5.5 or any failure to advise of any non-compliance of such evidence of such insurance with the requirements of this Section 5.5 shall not constitute a waiver of any of the requirements of this Section 5.5.

(j) Each of the Credit Parties hereby irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Credit Party’s true and lawful agent (and attorney-in-fact) for the purpose, after the occurrence and during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Collateral under policies of insurance, endorsing the name of such Credit Party on any check, draft, instrument or other item of payment for the proceeds of such policies and for making all determinations and decisions with respect thereto.

5.6. Books and Records; Inspections. The GP, the Borrower and each Subsidiary will keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP and applicable law are made of all dealings and transactions in relation to its business and activities. The GP, the Borrower and each Subsidiary will permit the Administrative Agent or any Lender (pursuant to a request made through the Administrative Agent) (or their authorized representatives) to visit and inspect any of its properties, to examine, copy and make extracts from its financial and accounting records and to discuss its business, operations, assets, liabilities (including contingent liabilities) and financial condition with its officers and independent registered public accounting firm, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided, that so long as no Default or Event of Default has occurred and is continuing such visits and inspections to be limited to not more than one visit and inspection (coordinated through the Administrative Agent) in any Fiscal Year.

5.7. Lenders Meetings. The Borrower will, upon the request of the Administrative Agent or the Requisite Lenders, participate in a meeting or telephonic conference with the Administrative Agent and Lenders once during each Fiscal Year to be held at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and the Administrative Agent) at such time as may be agreed to by the Borrower and the Administrative Agent.

5.8. Compliance with Laws. The GP, the Borrower and each Subsidiary will comply will all applicable laws (including all Environmental Laws and all orders of any Governmental Authorities), except where failure to comply, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.

5.9. Environmental. (a) Environmental Disclosure. The Borrower will deliver to the Administrative Agent and the Lenders:

(i) as soon as practicable following receipt thereof, copies of all material written communications, all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of the GP, the Borrower or any Subsidiary or by independent consultants, Governmental Authorities or any other Persons, and other documents and information reasonably requested by the Administrative Agent, in each case with respect to matters notified pursuant to clause (ii) below; and

(ii) promptly upon the GP, the Borrower or any Subsidiary obtaining knowledge thereof, written notice describing in reasonable detail (A) any Release of any Hazardous Materials or any Environmental Claim that, in each case, has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) any event or condition on, at or about any Facility or any real property adjoining or in the vicinity of any Facility that could reasonably be expected to cause such Facility or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any applicable Environmental Law that could reasonably be expected to have, individually or the aggregate, a Material Adverse Effect.

(b) Hazardous Materials Activities. The GP, the Borrower and each Subsidiary will take promptly any and all actions necessary (i) to cure any violation of applicable Environmental Laws by the GP, the Borrower, any Subsidiary or any other Affiliate of the Borrower that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) to make an appropriate response to any Environmental Claim against or affecting the GP, the Borrower or any Subsidiary and discharge any obligations it may have to any Person thereunder if such Environmental Claim could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10. Subsidiaries. If any Person becomes a Subsidiary of the Borrower (or any Subsidiary of the Borrower not theretofore a Designated Subsidiary becomes a Designated Subsidiary), the Borrower will, as promptly as practicable, and in any event within 30 days (or such longer period as the Administrative Agent may agree to in writing), notify the Administrative Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if such Subsidiary is a Designated Subsidiary) and with respect to any Equity Interests in or Indebtedness of such Subsidiary owned by any Credit Party.

5.11. Additional Collateral. The Borrower will furnish to the Administrative Agent written notice within five Business Days of (a) the acquisition by any Credit Party of, or any real property of any Credit Party otherwise becoming, a Material Real Estate Asset after the Drop Down Date and (b) the acquisition by any Credit Party of any other material assets after the Drop Down Date, other than any such assets constituting Collateral under the Collateral Documents in which the Collateral Agent shall have a valid, legal and perfected security interest (with the priority contemplated by the applicable Collateral Document) upon the acquisition thereof. The Borrower will, in each case as promptly as practicable, notify the Administrative Agent and the Collateral Agent of the existence of any deposit account or securities account maintained by a Credit Party in respect of which a Control Agreement is required to be in effect pursuant to clause (h) of the definition of “Collateral and Guarantee Requirement” but is not yet in effect.

5.12. Further Assurances. (a) Each Credit Party will execute any and all further documents, financing statements, agreements and instruments, and take any and all further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent or the Collateral Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times or otherwise to effectuate the provisions of the Credit Documents, all at the expense of the Credit Parties. The Borrower will provide to the Administrative Agent and the Collateral Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent or the Collateral Agent, as applicable, as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

(b) In the event that after the Drop Down Date any Credit Party shall enter into any new Material Contract, or shall amend, extend, renew or otherwise modify any existing Material Contract in respect of which a Consent to Assignment has not been theretofore obtained, such Credit Party shall use its commercially reasonable efforts to obtain, unless otherwise agreed by the Collateral Agent pursuant to its authority set forth in the definition of the term “Collateral and Guarantee Requirement”, in connection therewith, a Consent to Assignment in respect of such Material Contract. In the event that any Credit Party shall enter into any MLP Intercompany Agreement, such Credit Party shall substantially concurrently with the effectiveness thereof obtain and deliver to the Administrative Agent an MLP Intercompany Agreement Consent in respect of such MLP Intercompany Agreement.

(c) The Credit Parties will provide, at their expense, a market value appraisal, in form and substance reasonably satisfactory to the Administrative Agent and conducted by an appraiser selected by the Borrower and reasonably satisfactory to the Administrative Agent, of the Collateral, promptly upon any request of the Administrative Agent, provided that such request may only be made after the occurrence and during the continuance of an Event of Default.

5.13. Maintenance of Ratings. The Borrower will use commercially reasonable efforts to maintain continuously a public corporate family rating from Moody’s and a public corporate credit rating from S&P, in each case in respect of the Borrower, and a public credit rating from each of Moody’s and S&P in respect of the Borrower’s senior secured debt under this Agreement.

5.14. Casualty and Condemnation. The GP, the Borrower and the Subsidiaries will cause all Net Proceeds of any Casualty or Condemnation to be paid directly to the Collateral Agent, for deposit into the Proceeds Collateral Account. If any such Net Proceeds are paid to the GP, the Borrower or any Subsidiary, such Net Proceeds shall be received only in trust for the Collateral Agent, shall be segregated from other funds of the GP, the Borrower or such Subsidiary and shall be forthwith paid over to the Collateral Agent in the same form as received (with any necessary endorsement). The Collateral Agent shall be entitled to participate in (and shall receive reasonable notice of) all negotiations and other proceedings relating to any claim (including under any insurance policies) in respect of any Material Casualty/Condemnation, and none of the GP, the Borrower or any Subsidiary will, without the prior approval of the Collateral Agent, make any compromise or settlement in connection with any such claim relating to a Material Casualty/Condemnation.

SECTION 6. NEGATIVE COVENANTS

Until the Term Loan Commitments shall have expired or been terminated and the principal of and interest on each Term Loan and all fees and premiums payable hereunder shall have been paid in full, each Credit Party covenants and agrees with the Agents and the Lenders that:

6.1. Indebtedness. None of the GP, the Borrower or any Subsidiary will, directly or indirectly, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except:

(a) the Indebtedness created under the Credit Documents;

(b) Indebtedness of the Borrower or any Subsidiary to the Borrower or any Subsidiary, provided that (i) such Indebtedness shall not have been transferred to, and shall not otherwise be held by or owing to, any Person other than the Borrower or any Subsidiary, (ii) such Indebtedness shall be evidenced by the Intercompany Note, and, if owing to a Credit Party, shall have been pledged pursuant to the Pledge and Security Agreement, (iii) such Indebtedness owing by a Credit Party to a Subsidiary that is not a Credit Party shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Note and (iv) such Indebtedness is permitted as an Investment under Section 6.6(d);

(c) Guarantees incurred in compliance with Section 6.6(e);

(d) Indebtedness existing on the Closing Date and set forth on Schedule 6.1, but not any extensions, renewals or refinancings of any such Indebtedness;

(e) (i) Indebtedness of the Borrower or any Subsidiary (A) incurred to finance the acquisition, construction or improvement of any fixed or capital assets of any Subsidiary, including Capital Lease Obligations, provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, or (B) assumed in connection with the acquisition of any fixed or capital assets by any Subsidiary, and (ii) Refinancing Indebtedness in respect thereof; provided that the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $20,000,000 at any time outstanding;

(f) (i) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the Closing Date, or Indebtedness of any Person that is assumed after the Closing Date by any Subsidiary in connection with an acquisition of assets by such Subsidiary in an Acquisition permitted hereunder or, if consummated prior to the Drop Down Date, under the Alon USA Energy Credit Agreement, provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired and (B) none of the GP, the Borrower or any Subsidiary (other than such Person or any special purpose merger Subsidiary with which such Person is merged or consolidated or the Person that so assumes such Person’s Indebtedness) shall Guarantee or otherwise become liable for the payment of such Indebtedness, and (ii) Refinancing Indebtedness in respect of any of the foregoing; provided that the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed $20,000,000 at any time outstanding;

(g) Indebtedness in respect of netting services, overdraft protections and otherwise arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds, in each case in the ordinary course of business;

(h) Indebtedness in respect of letters of credit, bank guarantees and similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations under (i) workers’ compensation, unemployment insurance and other social security laws and (ii) bids, trade contracts (other than trade contracts for the supply or purchase of crude oil or other inventory or for payment of Indebtedness), leases (other than capital leases), statutory obligations, surety and appeal bonds, performance bonds and obligations of a like nature;

(i) Indebtedness of the Borrower or any Subsidiary under any Permitted Supply & Offtake Agreement;

(j) Indebtedness of the Borrower or any Subsidiary under any Permitted Revolving/LC Facility, provided that the aggregate principal amount of Indebtedness permitted by this clause (j) shall not exceed $300,000,000 at any time outstanding;

(k) Indebtedness of the Borrower or any Subsidiary in the form of purchase price adjustments, earn-outs or other arrangements representing Acquisition Consideration incurred in connection with any Acquisition permitted by Section 6.6; and

(l) other Indebtedness for Borrowed Money of the Borrower or any Guarantor Subsidiary incurred (i) prior to the Drop Down Date in reliance on and in compliance with Section 6.1(m) of the Alon USA Energy Credit Agreement or (ii) after the date on which all Indebtedness outstanding under the Alon USA Energy Credit Agreement shall have been repaid or prepaid in full; provided that, in the case of clause (ii) above, (A) at the time such Indebtedness is incurred and after giving pro forma effect thereto (including any related transactions), (1) no Default or Event of Default shall have occurred and be continuing and (2) the Leverage Ratio shall not exceed 2.00 to 1.00 and (B) if such Indebtedness is secured, the Liens securing such Indebtedness are permitted by Section 6.2(m).

6.2. Liens. None of the GP, the Borrower or any Subsidiary will, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any asset of the GP, the Borrower or any Subsidiary, whether now owned or hereafter acquired or licensed, except:

(a) Liens created under the Credit Documents;

(b) Permitted Encumbrances;

(c) any Lien on any asset of the Borrower or any Subsidiary existing on the Closing Date and set forth on Schedule 6.2; provided that (i) such Lien shall not apply to any other asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the Closing Date and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by any Subsidiary; provided that (i) such Liens secure only Indebtedness outstanding under Section 6.1(e) and obligations relating thereto not constituting Indebtedness and (ii) such Liens shall not apply to any other asset of the GP, the Borrower or any Subsidiary (other than the proceeds and products thereof); provided further that, in the event purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person;

(e) any Lien existing on any asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder or, if consummated prior to the Drop Down Date, under the Alon USA Energy Credit Agreement) after the Closing Date prior to the time such Person becomes a Subsidiary (or is so merged or consolidated); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger or consolidation), (ii) such Lien shall not apply to any other asset of the GP, the Borrower or any Subsidiary (other than, in the case of any such merger or consolidation, the assets of any special purpose merger Subsidiary that is a party thereto) and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated), and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof (except by an amount not greater than accrued and unpaid interest, fees and premiums (if any) with respect to such original obligations and reasonable fees and expenses arising from such extension, renewal or refinancing) and, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.1(f) as Refinancing Indebtedness in respect thereof;

(f) in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.7, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(g) in the case of the Equity Interests in any Person that is not a Subsidiary, any encumbrance, restriction or other Lien, including any put and call arrangements, related to the Equity Interests in such Person set forth in (i) its Organizational Documents or any related joint venture, shareholders’ or similar agreement, in each case so long as such encumbrance or restriction is applicable to all holders of the same class of Equity Interests or is otherwise of the type that is customary for agreements of such type, or (ii) in any agreement or document governing Indebtedness of such Person;

(h) Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement for any Acquisition permitted hereunder;

(i) nonexclusive outbound licenses of Intellectual Property granted by the Borrower or any Subsidiary in the ordinary course of business that do not materially detract from the value of the affected asset or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(j) Liens on cash and Cash Equivalents securing obligations of the Borrower or any Subsidiary under any Permitted Commodity Hedge Agreement or under letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary supporting obligations of the Borrower or any Subsidiary under any Permitted Commodity Hedge Agreement;

(k) (i) Liens created under the definitive documentation for any Permitted Supply & Offtake Agreement, provided that (i) such Liens secure only Indebtedness permitted by Section 6.1(i) and other obligations not constituting Indebtedness that are secured thereunder (but, in any event, not obligations under any Hedging Agreement), (B) such Liens do not apply to any asset of the Borrower or any Subsidiary other than assets that constitute Permitted Supply & Offtake Agreements Collateral and that are subject to a Lien granted under a Collateral Document to secure the Obligations or to any asset of the GP and (C) such Liens are subject to the terms of a Permitted Intercreditor Agreement (it being agreed that any holdback provided for in the Existing J. Aron Supply & Offtake Agreement, whether or not constituting margin or credit support, shall not be in deemed to violate this clause (k)); and (ii) Liens arising by virtue of precautionary UCC financing statement filings made in respect of crude oil, refined products and other hydrocarbon inventories maintained, as owner, by the counterparty to a Permitted Supply & Offtake Agreement;

(l) Liens created under the definitive documentation for any Permitted Revolving/LC Facility, provided that (i) such Liens secure only Indebtedness permitted by Section 6.1(j) and other obligations not constituting Indebtedness that are secured thereunder (but, in any event, not obligations under any Hedging Agreement), and (ii) such Liens do not apply to any asset of the Borrower or any Subsidiary other than assets that constitute Collateral and that are subject to a Lien granted under a Collateral Document to secure the Obligations (and, in the case of any such Liens on any Term Priority Collateral, such Liens are junior and subordinated to the Liens created under the Collateral Documents pursuant to the terms of a Permitted Intercreditor Agreement) or (other than in the case of the Existing IDB Credit Agreement) to any asset of the GP; and

(m) other Liens securing Indebtedness or other obligations in an aggregate amount not to exceed $10,000,000 at any time outstanding; provided that no such Lien shall apply to any asset of the GP.

6.3. No Further Negative Pledges. None of the GP, the Borrower or any Subsidiary will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the GP, the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its assets, whether now owned or hereafter acquired, to secure any Obligations; provided that the foregoing shall not apply to (a) restrictions and conditions imposed by law or by any Credit Document, (b) restrictions and conditions existing on the Closing Date identified on Schedule 6.3, and amendments, modifications, extensions and renewals thereof (including any such extension or renewal arising as a result of an extension, renewal or refinancing of any Indebtedness containing such restriction or condition), provided, in each case, that the scope of any such restriction or condition shall not have been expanded as a result thereof, (c) in the case of any Person that is not a Subsidiary, restrictions and conditions imposed by agreements and documents governing Indebtedness of such Person or by its Organizational Documents or any related joint venture, shareholders’ or similar agreement, provided, in each case, that such restrictions and conditions apply only to the Equity Interests in such Person, (d) restrictions and conditions imposed by any agreement or document governing secured Indebtedness permitted by Section 6.1(e) or governing Liens permitted by Section 6.2(h) or by clause (c) or (d) of the definition of “Permitted Encumbrances”, provided that such restrictions and conditions apply only to the assets securing such Indebtedness or subject to such Liens, (e) restrictions and conditions imposed by any agreement or document governing Indebtedness permitted by Section 6.1(f), provided that such restrictions and conditions apply only to Persons that are permitted under such Section to be obligors in respect of such Indebtedness and are not less favorable to the Lenders than the restrictions and conditions imposed by such Indebtedness (or, in the case of any Refinancing Indebtedness, by the applicable Original Indebtedness) at the time such Indebtedness first became subject to Section 6.1, (f) in connection with the sale of any Equity Interests in a Subsidiary or any other assets, customary restrictions and conditions contained in agreements relating to such sale pending the completion thereof, provided that such restrictions and conditions apply only to the Subsidiary or the other assets to be sold and such sale is permitted under Section 6.7, (g) restrictions and conditions imposed by any agreement or document governing Indebtedness of any Subsidiary that is not, and is not required to become, a Credit Party hereunder, provided that such restrictions and conditions apply only to such Subsidiary, (h) restrictions and conditions imposed by any Permitted Supply & Offtake Agreement, provided that the Permitted Supply & Offtake Agreement Consent obtained in respect of such Permitted Supply & Offtake Agreement permits, or renders such restrictions ineffective with respect to, Liens arising or created under the Credit Documents, (i) restrictions and conditions imposed by any agreement or document governing any Permitted Revolving/LC Facility, provided that such restrictions and conditions do not conflict with the obligations of the Credit Parties set forth herein or in the other Credit Documents and, in the case of any such restrictions or conditions imposed by the Existing IDB Credit Agreement, such restrictions and conditions are not less favorable to the Lenders than the restrictions and conditions imposed by the Existing IDB Credit Agreement (as modified by the Consent and Amendment Documents) as of the Closing Date, (j) restrictions and conditions imposed by any agreement or document governing any Indebtedness permitted by Section 6.1(l), provided that such restrictions and conditions do not conflict with the obligations of the Credit Parties set forth herein or in the other Credit Documents, (k) restrictions and conditions imposed by any Permitted Commodity Hedge Agreement, provided that such restrictions do not prohibit Liens arising or created under the Credit Documents, and (l) restrictions and conditions imposed by customary provisions in leases, licenses and other agreements restricting the assignment thereof or, in the case of any lease or license, permitting to exist any Lien on the assets leased or licensed thereunder. Nothing in this Section 6.3 shall be deemed to modify the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” or the obligations of the Credit Parties under Sections 5.10, 5.11 or 5.12 or under the Collateral Documents.

6.4. Restricted Junior Payments. None of the GP, the Borrower or any Subsidiary will declare or pay or make, or agree to declare or pay or make, directly or indirectly, any Restricted Junior Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests (other than Disqualified Equity Interests) permitted hereunder;

(b) any Subsidiary may declare and pay dividends or make other distributions with respect to its capital stock, partnership or membership interests or other similar Equity Interests, and declare and make other Restricted Junior Payments in respect of its Equity Interests, in each case (other than in the case of any Restricted Junior Payment made solely in Equity Interests that are not Disqualified Equity Interests) ratably to the holders of such Equity Interests (or, if not ratably, on a basis more favorable to the Borrower and the Subsidiaries);

(c) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may make cash distributions to owners of the common units representing limited partner Equity Interests in the Borrower with the Net Proceeds in respect of any substantially concurrent issuance or sale by the Borrower of its Equity Interests (other than (i) the MLP IPO, (ii) any issuance or sale of Equity Interests to any Subsidiary or (iii) any issuance or sale of Equity Interests to directors, officers or employees of the Borrower or any Subsidiary under any employee stock option or stock purchase plan or a similar benefit plan or to a trust established for the benefit of directors, officers or employees of the Borrower or any Subsidiary);

(d) the Borrower may make repurchases of its Equity Interests deemed to occur upon the “cashless exercise” of stock options, stock purchase rights and stock exchange rights if such Equity Interests represent a portion of the exercise price of such options or rights or withholding taxes due upon such exercise, purchase or exchange;

(e) the Borrower may make cash payments in lieu of the issuance of fractional units representing insignificant interests in the Borrower in connection with the exercise of warrants, options or other Securities convertible into or exchangeable for limited partner Equity Interests in the Borrower, provided that any such cash payment shall not be for the purpose of evading the limitations set forth in this Section 6.4;

(f) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may make Restricted Junior Payments, pursuant to and in accordance with stock option plans or other benefit plans or agreements for current or former directors, officers or employees of the Borrower and the Subsidiaries, provided that the aggregate amount of such Restricted Junior Payments shall not exceed $2,500,000 in any Fiscal Year (with any unused amount in any Fiscal Year being permitted to be carried over to the succeeding Fiscal Year (but not to any other Fiscal Year), so that the aggregate amount that may be expended in any Fiscal Year, including any carry-over, may not exceed $5.000.000);

(g) the Borrower and the Guarantor Subsidiaries may make regularly scheduled interest and principal payments as and when due in respect of any Junior Indebtedness, other than payments in respect of Subordinated Indebtedness prohibited by the subordination provisions thereof;

(h) the Borrower and the Guarantor Subsidiaries may refinance Junior Indebtedness with the proceeds of other Indebtedness permitted under Section 6.1;

(i) the Borrower and the Guarantor Subsidiaries may make payments of or in respect of Junior Indebtedness made solely with Equity Interests (other than Disqualified Equity Interests) in the Borrower;

(j) so long as at the time such distribution is made, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) after giving pro forma effect thereto, the Interest Coverage Ratio as of the last day of the Fiscal Quarter most recently ended prior thereto shall not be less than 2.00 to 1.00 and (iii) the common units representing limited partner Equity Interests in the Borrower are listed on a national securities exchange (as defined in the Exchange Act), the Borrower may make, after the end of any Fiscal Quarter, cash distributions on a pro rata basis to owners of the common units representing limited partner Equity Interests in the Borrower pursuant to and in accordance with the cash distribution policy adopted by the board of directors of the GP pursuant to the Partnership Agreement and in effect on the date thereof (provided that such policy shall not be more adverse to the Lenders than the cash distribution policy described in Schedule 6.4(j));

(k) so long as no Default or Event of Default shall have occurred and be continuing, the GP, the Borrower and the Subsidiaries may make other Restricted Junior Payments in cash in an aggregate amount for all such Restricted Junior Payments taken together not to exceed $10,000,000 since the Drop Down Date; and

(l) on the Drop Down Date, the Borrower may make Restricted Junior Payments with the Net Proceeds of the MLP IPO as contemplated by Section 11 of the Alon USA Energy Credit Agreement.

6.5. Restrictions on Subsidiary Distributions. None of the GP, the Borrower or any Subsidiary will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary (a) to pay dividends or make other distributions on its Equity Interests owned by the Borrower or any Subsidiary, (b) to repay or prepay any Indebtedness owing by such Subsidiary to the Borrower or any Subsidiary, (c) to make loans or advances to the Borrower or any Subsidiary or to Guarantee the Obligations or (d) to transfer, lease or license any of its assets to the Borrower or any Subsidiary; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law or by any Credit Document, (ii) restrictions and conditions existing on the Closing Date identified on Schedule 6.5, and amendments, modifications, extensions or renewals thereof (including any such extension or renewal arising as a result of an extension, renewal or refinancing of any Indebtedness containing such restriction or condition), provided, in each case, that the scope of any such restriction or condition shall not have been expanded as a result thereof, (iii) in the case of restrictions and conditions referred to in clause (d) above with respect to the Equity Interests in any Person that is not a Subsidiary, restrictions and conditions imposed by agreements and documents governing Indebtedness of such Person or by its Organizational Documents or any related joint venture, shareholders’ or similar agreement, provided, in each case, that such restrictions and conditions apply only to the Equity Interests in such Person, (iv) in the case of restrictions and conditions referred to in clause (d) above, restrictions and conditions imposed by any agreement or document governing the secured Indebtedness permitted by Section 6.1(e) or governing Liens permitted by Section 6.2(h) or by clause (c) or (d) of the definition of “Permitted Encumbrances”, provided that such restrictions and conditions apply only to the assets securing such Indebtedness or subject to such Liens, (v) restrictions and conditions imposed by any agreement or document governing Indebtedness permitted by Section 6.1(f), provided that such restrictions and conditions apply only to Persons that are permitted under such Section to be obligors in respect of such Indebtedness and are not less favorable to the Lenders than the restrictions and conditions imposed by such Indebtedness (or, in the case of any Refinancing Indebtedness, by the applicable Original Indebtedness) at the time such Indebtedness first became subject to Section 6.1, (vi) in connection with the sale of any Equity Interests in a Subsidiary or any other assets, customary restrictions and conditions contained in agreements relating to such sale pending the completion thereof, provided that such restrictions and conditions apply only to the Subsidiary or the other assets to be sold and such sale is permitted under Section 6.7, (vii) restrictions and conditions imposed by any agreement or document governing Indebtedness of any Subsidiary that is not, and is not required to become, a Credit Party hereunder, provided that such restrictions and conditions apply only to such Subsidiary, (viii) in the case of restrictions and conditions referred to in clause (d) above, restrictions and conditions imposed by any Permitted Supply & Offtake Agreement, provided that such restrictions and conditions do not conflict with the obligations of the Credit Parties set forth herein or in the other Credit Documents, (ix) restrictions and conditions imposed by any agreement or document governing any Permitted Revolving/LC Facility, provided that such restrictions and conditions do not conflict with the obligations of the Credit Parties set forth herein or in the other Credit Documents and, in the case of any such restrictions or conditions imposed by the Existing IDB Credit Agreement, such restrictions and conditions are not less favorable to the Lenders than the restrictions and conditions imposed by the Existing IDB Credit Agreement (as modified by the Consent and Amendment Documents) as of the Closing Date, (x) restrictions and conditions imposed by any agreement or document governing Indebtedness permitted by Section 6.6(l), provided that such restrictions and conditions do not conflict with the obligations of the Credit Parties set forth herein or in the other Credit Documents, (xi) restrictions and conditions imposed by any Permitted Commodity Hedge Agreement, provided that such restrictions and conditions do not conflict with the obligations of the Credit Parties set forth herein or in the other Credit Documents, (xii) in the case of restrictions and conditions referred to in clause (d) above, restrictions and conditions imposed by customary provisions in leases, licenses and other agreements restricting the assignment thereof or, in the case of any lease or license, permitting to exist any Lien on the assets leased or licensed thereunder and (xiii) restrictions on cash or deposits or net worth imposed by customers, suppliers or landlords under agreements entered into in the ordinary course of business. Nothing in this Section 6.5 shall be deemed to modify the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” or the obligations of the Credit Parties under Sections 5.10, 5.11 or 5.12 or under the Collateral Documents.

6.6. Investments. None of the GP, the Borrower or any Subsidiary will purchase or acquire (including pursuant to any merger or consolidation with any Person that was not a wholly owned Subsidiary prior thereto), hold, make or otherwise permit to exist any Investment in any other Person, or make any Acquisition, except:

(a) Investments in cash and Cash Equivalents;

(b) (i) Investments by the Borrower and the Subsidiaries existing on the Closing Date in Equity Interests in their Subsidiaries (but not any additions thereto (including any capital contributions) made after the Closing Date), (ii) the Investment by the GP in all the issued and outstanding general partner Equity Interests in the Borrower and (iii) other Investments existing on the Closing Date that are set forth on Schedule 6.6 (but not any additions thereto (including any capital contributions) made after the Closing Date);

(c) investments by the Borrower and the Subsidiaries in Equity Interests in their Subsidiaries; provided that (i) such investees are Subsidiaries prior to such investments, (ii) any such Equity Interests held by a Credit Party shall be pledged in accordance with the requirements of the definition of “Collateral and Guarantee Requirement” and (iii) the aggregate amount of such investments by the Credit Parties in, and loans and advances by the Credit Parties to, and Guarantees by the Credit Parties of Indebtedness and other obligations of, Subsidiaries that are not Credit Parties shall not exceed $5,000,000 at any time outstanding;

(d) loans or advances by the Borrower or any Subsidiary to the Borrower or any Subsidiary; provided that (i) the Indebtedness resulting therefrom is permitted by Section 6.1(b) and (ii) the amount of such loans and advances made by the Credit Parties to Subsidiaries that are not Credit Parties shall be subject to the limitation set forth in clause (c) above;

(e) Guarantees by the GP, the Borrower or any Subsidiary of Indebtedness or other obligations of the Borrower or any Subsidiary (including any such Guarantees arising as a result of any such Person being a joint and several co-applicant with respect to any letter of credit or letter of guaranty); provided that (i) a Subsidiary shall not Guarantee any Junior Indebtedness unless such Subsidiary has Guaranteed the Obligations pursuant hereto, (ii) a Subsidiary that has not Guaranteed the Obligations pursuant hereto shall not Guarantee any Indebtedness or other obligations of any Credit Party and (iii) the aggregate amount of Indebtedness and other obligations of Subsidiaries that are not Credit Parties that is Guaranteed by any Credit Party shall be subject to the limitation set forth in clause (c) above;

(f) (i) Investments received in satisfaction or partial satisfaction of obligations thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Borrower and the Subsidiaries;

(g) Investments made as a result of the receipt of noncash consideration from a sale, transfer or other disposition of any asset in compliance with Section 6.7;

(h) Investments by the Borrower or any Subsidiary that result solely from the receipt by the Borrower or such Subsidiary from any of its Subsidiaries of a dividend or other Restricted Junior Payment in the form of Equity Interests, evidences of Indebtedness or other Securities (but not any additions thereto made after the date of the receipt thereof);

(i) Investments by the Borrower or any Subsidiary in the form of Hedge Agreements permitted under Section 6.11;

(j) payroll, travel and similar advances to directors, officers and employees of the Borrower or any Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses of the Borrower or such Subsidiary for accounting purposes and that are made in the ordinary course of business;

(k) loans or advances to directors, officers and employees of the GP, the Borrower or any Subsidiary made in the ordinary course of business; provided that the aggregate amount of such loans and advances outstanding at any time in reliance on this clause (k) shall not exceed $2,000,000;

(l) Investments that may be deemed to exist as a result of the terms of any Permitted Supply & Offtake Agreement;

(m) Permitted Acquisitions;

(n) other Acquisitions and other Investments in Equity Interests or other Securities to the extent consideration therefor is made with Equity Interests (other than Disqualified Equity Interests) in the Borrower; provided that at the time each such Investment or Acquisition is purchased, made or otherwise acquired, no Default or Event of Default shall have occurred and be continuing or would result therefrom; and

(o) other Investments and Acquisitions; provided that the aggregate amount of all Investments made in reliance on this clause (o) outstanding at any time, together with the aggregate amount of all Acquisition Consideration paid in connection with all other Acquisitions made in reliance on this clause (o), shall not exceed $20,000,000.

(p) Notwithstanding the foregoing, in no event shall the GP, the Borrower or any Subsidiary make any Investment that results in or facilitates in any manner any Restricted Junior Payment not permitted to be made by the GP, the Borrower or any Subsidiary under Section 6.4.

6.7. Fundamental Changes; Disposition of Assets; Equity Interests of Subsidiaries. (a) None of the GP, the Borrower or any Subsidiary will merge or consolidate with or into any other Person, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), except that:

(i) any Person (other than the GP) may merge into the Borrower in a transaction in which the Borrower is the surviving corporation;

(ii) any Person (other than the GP or the Borrower) may merge or consolidate with or into any Subsidiary in a transaction in which the surviving entity is a Subsidiary (and, if any party to such merger or consolidation is a Guarantor Subsidiary, is a Guarantor Subsidiary);

(iii) any Subsidiary may merge or consolidate with or into any Person (other than the GP or the Borrower) in a transaction permitted under Section 6.7(b) in which, after giving effect to such transaction, the surviving entity is not a Subsidiary;

(iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not disadvantageous to the Lenders in any material respect;

provided that, in the case of clauses (i), (ii) and (iii) above, any such merger or consolidation shall not be permitted unless it, and each Investment resulting therefrom, is also permitted under Section 6.6.

(b) None of the GP, the Borrower or any Subsidiary will sell, transfer, lease or otherwise dispose of, or exclusively license, any asset, including any Equity Interest, owned by it, except:

(i) sales, transfers and other dispositions of (A) inventory (including pursuant to inventory exchange agreements) and obsolete, worn out or surplus equipment, in each case, in the ordinary course of business and (B) cash and Cash Equivalents;

(ii) sales, transfers, leases and other dispositions, and exclusive licenses, to the Borrower or any Guarantor Subsidiary;

(iii) Investments made in compliance with Sections 6.6 and 6.9;

(iv) sales, transfers or other dispositions of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business and not as part of any accounts receivables financing transaction;

(v) dispositions of assets in any Casualty or Condemnation;

(vi) leases and licenses entered into by any Subsidiary as a licensor or lessor in the ordinary course of business, provided that such leases or license do not adversely affect in any material respect the value of the properties subject thereto (including the value thereof as Collateral) or interfere in any material respect with the ordinary conduct of business of the Borrower or any Subsidiary;

(vii) sales of crude oil and refined petroleum products, and leases, licenses, assignments and other contractual rights to use crude oil and refined petroleum storage tanks, facilities or pipelines or other terminals or facilities related thereto, pursuant to any Permitted Supply & Offtake Agreement; and

(viii) sales, transfers and other dispositions (but not leases or licenses) of assets that are not permitted by any other clause of this Section 6.7(b) (other than any disposition of any accounts receivable, or any rights in respect thereof, as part of any financing arrangement); provided that (A) all sales, transfers and other dispositions made in reliance on this clause (viii) shall be made for fair value (as determined reasonably and in good faith by the chief financial officer of the Borrower) and at least 75% of the consideration therefor shall be in the form of cash and Cash Equivalents and (B) the Net Proceeds thereof shall be applied as required by Section 2.11.

(c) Notwithstanding anything to the contrary set forth herein, (i) neither the Borrower nor any Subsidiary will sell, transfer or otherwise dispose of any Equity Interests in any Subsidiary unless (A) such Equity Interests constitute all the Equity Interests in such Subsidiary held by the GP, the Borrower and the Subsidiaries and (B) immediately after giving effect to such transaction, the GP, the Borrower and the Subsidiaries shall otherwise be in compliance with Section 6.6; (ii) no Subsidiary will issue any additional Equity Interests in such Subsidiary other than (A) to the Borrower or any Subsidiary in compliance with Section 6.6, (B) directors’ qualifying shares and (C) other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law; (iii) none of the GP, the Borrower or any Subsidiary will sell, transfer or otherwise dispose of any Equity Interests in the Borrower or any Subsidiary (or issue or permit the issuance of any Equity Interests in the GP, the Borrower or any Subsidiary), if, after giving effect thereto, (1) Alon Assets and its wholly owned Subsidiaries collectively would fail to own, beneficially and of record, 100% of the issued and outstanding Equity Interests in the GP or (2) the GP would fail to be the sole general partner of the Borrower or the GP would fail to own, beneficially and of record, all the issued and outstanding general partner Equity Interests in the Borrower and (iv) none of the GP, the Borrower or any Subsidiary will sell, transfer, lease or otherwise dispose of, or license, any assets if, after giving effect thereto, the Borrower and the Subsidiaries would fail (A) to own (1) substantially all the assets constituting the Big Spring Refinery or (2) any asset that is necessary for the ownership of the Big Spring Refinery or material to the operation in the ordinary course of business of the Big Spring Refinery in substantially the same manner as such Refinery was operated on the Closing Date or (B) to control and operate the Big Spring Refinery (it being understood that nothing in this clause (iv) shall be deemed to restrict the ability of the Borrower or any Subsidiary to enter into any agreement of the type described in the definition of “Permitted Supply & Offtake Agreement”).

6.8. Sales and Leasebacks. None of the GP, the Borrower or any Subsidiary will enter into any Sale/Leaseback Transaction unless (a) the sale or transfer of the property thereunder is permitted under Section 6.7, (b) any Capital Lease Obligations arising in connection therewith are permitted under Section 6.1 and (c) any Liens arising in connection therewith (including Liens deemed to arise in connection with any such Capital Lease Obligations) are permitted under Section 6.2.

6.9. Transactions with Affiliates. (a) None of the GP, the Borrower or any Subsidiary will, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease, license or exchange of any property or the rendering of any service or the amendment, restatement, supplement or other modification to, or waiver of any rights under, any MLP Intercompany Agreement, or the entry into any new MLP Intercompany Agreement) with any Affiliate of the GP, the Borrower or such Subsidiary on terms that are less favorable to the GP, the Borrower or such Subsidiary, as the case may be, than those that would prevail in an arm’s-length transaction with unrelated third parties; provided that the foregoing restriction shall not apply to (i) transactions between or among the Credit Parties not involving any other Affiliate, (ii) any Restricted Junior Payment permitted under Section 6.4, (iii) issuances by the Borrower of Equity Interests (other than Disqualified Equity Interests) and receipt by the GP or the Borrower of capital contributions, (iv) compensation and indemnification arrangements for directors, officers and employees of the GP, the Borrower and the Subsidiaries entered into in the ordinary course of business, (v) purchase, sale, lease, license or exchange of any property or the rendering of any service, in each case as expressly contemplated by any Drop Down Date MLP Intercompany Agreement, in each case on terms not less favorable to the MLP Parties than those set forth in the form of such agreement filed with the SEC prior to the Closing Date as an exhibit to the Registration Statement, (vii) loans and advances permitted under Section 6.6(j) or 6.6(k) and (viii) the transactions set forth on Schedule 6.9. Without limiting the foregoing, (A) the GP and the Borrower will not permit costs and expenses incurred by Alon USA Energy or any of its Subsidiaries for the benefit of the MLP Parties to be allocated to the MLP Parties in a manner that is not less favorable to the GP, the Borrower and the Subsidiaries than the allocation thereof reflected in the Historical MLP Financial Statements, (B) the GP, the Borrower and each Subsidiary will enforce its rights and remedies under the MLP Intercompany Agreements, including rights with respect to indemnities, cost reimbursements and purchase price adjustments, in a manner that it would do in an arms’-length transaction with an unrelated third party and (C) the GP, the Borrower and each Subsidiary will enforce its rights and remedies under the insurance policies required to be maintained by this Agreement, including rights with respect to the settlement or compromise of claims under such policies, in a manner that it would do in an arms’-length transaction if such policies did not also cover Alon USA Energy and Affiliates of Alon USA Energy other than the GP, the Borrower and the Subsidiaries.

(b) None of the GP, the Borrower or any Subsidiary will permit any Affiliate of the Borrower (other than any Subsidiary) to own (or to hold or control by lease, exclusive license or otherwise) any asset that is necessary for the ownership of, or material to the operation in the ordinary course of business of, the Big Spring Refinery or is otherwise integral to the assets, business or operations of the GP, the Borrower or any Subsidiary.

6.10. Conduct of Business. (a) Neither the Borrower nor any Subsidiary will engage in any business other than the businesses engaged in by the Borrower and the Subsidiaries on the Drop Down Date (provided that such businesses are consistent with the description thereof in the Registration Statement), any businesses directly related thereto and the operation of other oil refineries and the distribution and sale of refined petroleum products.

(b) Notwithstanding anything herein to the contrary, the GP will not (i) engage in any business or activity (other than the ownership of all the outstanding general partner Equity Interests in the Borrower and activities incidental thereto), (ii) own or acquire any assets (other than the general partner Equity Interests in the Borrower, cash and Cash Equivalents) or incur any liabilities (other than liabilities imposed by law, including liabilities in respect of Taxes, other liabilities incidental to its existence and permitted business and activities and liabilities incurred by it hereunder and under the other Credit Documents and in respect of Indebtedness permitted to be incurred by it under Section 6.1 and Guarantees permitted to be incurred by it under Section 6.6(e)), (iii) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons or (iv) cease to be a limited liability company. The GP will not, and will not permit any of its Affiliates to, hold in the name of the GP or any Affiliate (other than the Borrower or any Subsidiary) or nominee thereof any asset used in the business of the Borrower or any Subsidiary.

(c) Notwithstanding anything herein to the contrary, the Borrower will not (i) engage in any business or activity (other than the ownership of Equity Interests in its Subsidiaries and activities incidental thereto and making distributions to its equityholders), (ii) own or acquire any assets (other than the Equity Interests in its Subsidiaries, cash and Cash Equivalents) or incur any liabilities (other than liabilities imposed by law, including liabilities in respect of Taxes, other liabilities incidental to its existence and permitted business and activities and liabilities incurred by it hereunder and under the other Credit Documents and in respect of Indebtedness permitted to be incurred by it under Section 6.1, Guarantees permitted to be incurred by it under Section 6.6(e) or Hedge Agreements permitted by Section 6.11), (iii) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons or (iv) cease to be a limited partnership. The Borrower will not, and will not permit any of its Affiliates to, hold in the name of the Borrower or any Affiliate (other than any Subsidiary) or nominee thereof any asset used in the business of the any Subsidiary.

6.11. Hedge Agreements. None of the GP, the Borrower or any Subsidiary will enter into any Hedge Agreement, except Hedge Agreements entered into by the Borrower or any Subsidiary to hedge interest rate exposure, foreign currency risk or commodity pricing or value risk (including hedges against fluctuations in the difference between the price of crude oil and the price of refined petroleum products or the difference in crude prices between different types of crude oil) associated with the operations of the Borrower and the Subsidiaries and not for speculative purposes, it being acknowledged that any such Hedge Agreement entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary shall be deemed to be not for speculative purposes.

6.12. Amendments or Waivers of Organizational Documents and Certain Agreements. None of the GP, the Borrower or any Subsidiary will agree to any amendment, restatement, supplement or other modification to, or waiver of any of its rights under, (a) its Organizational Documents or any MLP Intercompany Agreement to the extent any of the foregoing could reasonably be expected to be adverse in any material respect to the Lenders, or (b) any Material Contract to the extent any of the foregoing could reasonably be expected to impair, diminish, reduce or limit the creation, perfection, validity or priority status of a security interest of the Collateral Agent created under the Collateral Documents in any rights, title or interest in, to or under such Material Contract or any assets subject thereto or remedies provided for in the Collateral Documents in respect thereof (it being understood that the foregoing restriction shall not prohibit the GP, the Borrower and the Subsidiaries from terminating any Material Contract).

6.13. Fiscal Year. None of the GP, the Borrower or any Subsidiary will change its Fiscal Year to end on a date other than December 31.

6.14. United States Federal Income Tax Classification. The Borrower shall not elect to be treated as a corporation for United States federal income tax purposes.

SECTION 7. GUARANTEE

7.1. Guarantee of the Obligations. The Guarantors jointly and severally hereby irrevocably and unconditionally guarantee the due and punctual payment in full of all Obligations when the same shall become due. In furtherance of the foregoing, the Guarantors hereby jointly and severally agree that upon the failure of the Borrower or any other Person to pay any of the Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), the Guarantors will upon demand pay, or cause to be paid, in cash, to the Administrative Agent, for the ratable benefit of Secured Parties, an amount equal to the sum of all Obligations then due as aforesaid.

7.2. Indemnity by the Borrower; Contribution by the Guarantors. (a) In addition to all such rights of indemnity and subrogation as the Borrower or any other Guarantor may have under applicable law (but subject to Section 7.5), the Borrower agrees that (i) in the event a payment shall be made by any Guarantor under its Obligations Guarantee, the Borrower shall indemnify such Guarantor for the full amount of such payment and the Borrower or such Guarantor, as the case may be, shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (ii) in the event any Collateral provided by any Guarantor shall be sold pursuant to any Collateral Document to satisfy in whole or in part any Obligations, the Borrower shall indemnify such Guarantor in an amount equal to the fair market value of the assets so sold.

(b) The Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Section 7 and under the Collateral Documents. Accordingly, in the event any payment or distribution is made on any date by a Guarantor under its Obligations Guarantee such that its Aggregate Payments exceed its Fair Share as of such date (such Guarantor being referred to as a “Claiming Guarantor”) and the Borrower does not indemnify the Claiming Guarantor in accordance with Section 7.2(a), such Claiming Guarantor shall be entitled to a contribution from each other Guarantor (a “Contributing Guarantor”) in an amount sufficient to cause each Guarantor’s Aggregate Payments to equal its Fair Share as of such date (and for all purposes of this Section 7.2(b), any sale or other dispositions of Collateral of a Guarantor pursuant to an exercise of remedies under any Collateral Document shall be deemed to be a payment by such Guarantor under its Obligations Guarantee in an amount equal to the fair market value of such Collateral, less any amount of the proceeds of such sale or other dispositions returned to such Guarantor). “Fair Share” means, with respect to any Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Claiming Guarantors under their Obligations Guarantees. “Fair Share Contribution Amount” means, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under its Obligations Guarantee that would not render its obligations thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state law; provided that solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Guarantor for purposes of this Section 7.2(b), any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution under this Section 7 shall not be considered as assets or liabilities of such Guarantor. “Aggregate Payments” means, with respect to any Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of its Obligations Guarantee (including any payments and distributions made under this Section 7.2(b)), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor from the Borrower pursuant to Section 7.2(a) or the other Guarantors pursuant to this Section 7.2(b). The amounts payable under this Section 7.2(b) shall be determined as of the date on which the related payment or distribution is made by the applicable Claiming Guarantor. The allocation among Guarantors of their obligations as set forth in this Section 7.2(b) shall not be construed in any way to limit the liability of any Guarantor hereunder or under any Collateral Document.

7.3. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations under this Section 7 are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or surety other than payment in full in cash of the Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) its Obligations Guarantee is a guarantee of payment when due and not of collectability and is a primary obligation of such Guarantor and not merely a contract of surety;

(b) the Administrative Agent may enforce its Obligations Guarantee upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Secured Party with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of the Borrower or of any other guarantor (including any other Guarantor) of the Obligations, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower, any such other guarantor or any other Person and whether or not the Borrower, any such other guarantor or any other Person is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Obligations that has not been paid (and, without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Obligations);

(e) any Secured Party may, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability of the Obligations Guarantees or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability under this Section 7, at any time and from time to time (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Obligations, (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Obligations or any agreement relating thereto, and/or subordinate the payment of the same to the payment of any other obligations, (iii) request and accept other guarantees of the Obligations and take and hold security for the payment of the Obligations, (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Obligations, any other guarantees of the Obligations or any other obligation of any Person (including any other Guarantor) with respect to the Obligations, (v) enforce and apply any security now or hereafter held by or for the benefit of such Secured

Party in respect of the Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such security, in each case as such Secured Party in its discretion may determine consistent herewith or the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party, Alon Assets or any security for the Obligations, and (vi) exercise any other rights available to it under the Credit Documents or any Hedge Agreements; and

(f) the Obligations Guarantees and the obligations of the Guarantors thereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them (in any case other than payment in full in cash of the Obligations): (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Hedge Agreements, at law, in equity or otherwise) with respect to the Obligations or any agreement relating thereto, or with respect to any other guarantee of or security for the payment of the Obligations, (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any Credit Document, any Hedge Agreement or any agreement or instrument executed pursuant thereto, or of any other guarantee or security for the Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedge Agreement or any agreement relating to such other guarantee or security, (iii) the Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any Hedge Agreement under which any Obligations arose or from the proceeds of any security for the Obligations, except to the extent such security also serves as collateral for indebtedness other than the Obligations) to the payment of obligations other than the Obligations, even though any Secured Party could have elected to apply such payment to all or any part of the Obligations, (v) any Secured Party’s consent to the change, reorganization or termination of the corporate structure or existence of the GP, the Borrower, any Subsidiary or Alon Assets and to any corresponding restructuring of the Obligations, (vi) any failure to perfect or continue perfection of a security interest in any collateral that secures any of the Obligations, (vii) any defenses, set-offs or counterclaims that the Borrower or any other Person may allege or assert against any Secured Party in respect of the Obligations, including failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction and usury, and (viii) any other act or thing or omission, or delay to do any other act or thing, that may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Obligations.

7.4. Waivers by the Guarantors. Each Guarantor hereby waives, for the benefit of the Secured Parties: (a) any right to require any Secured Party, as a condition of payment or performance by such Guarantor in respect of its obligations under this Section 7, (i) to proceed against the Borrower, any other guarantor (including any other Guarantor) of the

Obligations or any other Person, (ii) to proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) to proceed against or have resort to any balance of any deposit account or credit on the books of any Secured Party in favor of any Credit Party, Alon Assets or any other Person, or (iv) to pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other guarantor (including any other Guarantor) of the Obligations, including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other guarantor (including any other Guarantor) of the Obligations from any cause other than payment in full in cash of the Obligations; (c) any defense based upon any law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party’s errors or omissions in the administration of the Obligations; (e) (1) any principles or provisions of any law that are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (2) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (3) any rights to set-offs, recoupments and counterclaims and (4) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default under the Credit Documents, any Hedge Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to the Borrower, any other Credit Party or Alon Assets and notices of any of the matters referred to in Section 7.3 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.5. Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Obligations shall have been indefeasibly paid in full in cash and the Term Loan Commitments shall have terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other guarantor (including any other Guarantor) of the Obligations or any of its assets in connection with its Obligations Guarantee or the performance by such guarantor of its obligations thereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnity that such Guarantor now has or may hereafter have against the Borrower with respect to the Obligations, including any such right of indemnity under Section 7.2(a), (b) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by or for the benefit of any Secured Party. In addition, until the Obligations shall have been indefeasibly paid in full in cash and the Term Loan Commitments shall have terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Obligations, including any such right of contribution under Section 7.2(b). Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnity and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnity such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Secured Party may have against the Borrower, any other Credit Party or Alon Assets, to all right, title and interest any Secured Party may have in any such collateral or security, and to any right any Secured Party may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnity or contribution rights at any time when all Obligations shall not have been indefeasibly paid in full in cash and all Term Loan Commitments not having terminated, such amount shall be held in trust for the Administrative Agent, for the benefit of the Secured Parties, and shall forthwith be paid over to the Administrative Agent, for the benefit of Secured Parties, to be credited and applied against the Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.6. Continuing Guarantee. The Obligations Guarantee is a continuing guarantee and shall remain in effect until all of the Obligations shall have been paid in full in cash and the Term Loan Commitments shall have terminated. Each Guarantor hereby irrevocably waives any right to revoke its Obligations Guarantee as to future transactions giving rise to any Obligations.

7.7. Authority of the Guarantors or the Borrower. It is not necessary for any Secured Party to inquire into the capacity or powers of any Guarantor, Alon Assets or the Borrower or any Related Party acting or purporting to act on behalf of any such Person.

7.8. Financial Condition of the Credit Parties. Any Credit Extension may be made or continued from time to time, and any Obligations arising under Hedge Agreements may be incurred from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of the GP, the Borrower or any Subsidiary at the time of any such grant or continuation or at the time such other Obligations are incurred, as the case may be. No Secured Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the GP, the Borrower, any Subsidiary or Alon Assets. Each Guarantor has adequate means to obtain information from the GP, the Borrower, the Subsidiaries or Alon Assets on a continuing basis concerning the financial condition of the GP, the Borrower, the Subsidiaries and Alon Assets and their ability to perform the Obligations or any Guarantee thereof, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the GP, the Borrower, the Subsidiaries and Alon Assets and of all circumstances bearing upon the risk of nonpayment of the Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, results of operations, assets, liabilities, condition (financial or otherwise) or prospects of the GP, the Borrower, any Subsidiary or Alon Assets now or hereafter known by any Secured Party.

7.9. Bankruptcy, Etc. (a) The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower, any other Guarantor or Alon Assets or by any defense that the Borrower, any other Guarantor or Alon Assets may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Obligations that accrues after the commencement of any case or proceeding referred to in Section 7.9(a) (or, if interest on any portion of the Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Obligations if such case or proceeding had not been commenced) shall be included in the Obligations because it is the intention of the Guarantors and the Secured Parties that the Obligations that are guaranteed by Guarantors pursuant to this Section 7 should be determined without regard to any rule of law or order that may relieve the GP, the Borrower, any other Subsidiary or Alon Assets of any portion of any Obligations. The Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay to the Administrative Agent, for the benefit of the Secured Parties, or allow the claim of any Secured Party or of the Administrative Agent, for the benefit of the Secured Parties, in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Obligations are paid by the GP, the Borrower, any other Subsidiary or Alon Assets, the obligations of the Guarantors under this Section 7 shall continue and remain in full force and effect or be reinstated, as the case may be (notwithstanding any prior release of any Obligations Guarantee), in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Secured Party as a preference, fraudulent transfer or otherwise, and any such payments that are so rescinded or recovered shall constitute Obligations for all purposes hereunder.

SECTION 8. EVENTS OF DEFAULT

8.1. Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by the Borrower (i) to pay, when due, any principal of any Term Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise or (ii) to pay, within three Business Days after the date due, any interest on any Term Loan or any fee, any premium or any other amount due hereunder;

(b) Default in Other Agreements. (i) Failure of the GP, the Borrower or any Subsidiary, after giving effect to any applicable grace period, to make any payment that shall have become due and payable (whether of principal, interest or otherwise and regardless of amount) in respect of any Material Obligation (unless such failure shall have been cured or waived); (ii) any condition or event shall occur that results in any Material Obligation becoming due, or being required to be prepaid, repurchased, redeemed or defeased, prior to its stated maturity or, in the case of any Material Obligation in respect of any Hedge Agreement, such Hedge Agreement being terminated by the applicable counterparty, or that enables or permits the holder or holders of any Material Obligation or any trustee or agent on its or their behalf, or, in the case of any Material Obligation in respect of any Hedge Agreement, the applicable counterparty, with or without the giving of notice (but after the lapse of any applicable grace periods), to cause such Material Obligation to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its stated maturity or, in the case of any Material Obligation in respect of any Hedge Agreement, to cause the termination of such Hedge Agreement, and such condition or event shall be continuing (and not cured or waived); provided that this clause (b) shall not apply to any secured Material Obligations becoming due as a result of the voluntary sale or transfer of the assets securing such Material Obligations or to any Indebtedness becoming due as a result of a voluntary refinancing thereof permitted under Section 6.1; (iii) any “event of default” (however denominated) shall occur and be continuing (and not cured or waived) under any Permitted Supply & Offtake Agreement; or (iv) any “Event of Default” (as defined in the Alon USA Energy Credit Agreement) shall occur and be continuing (and not cured or waived) under the Alon USA Energy Credit Agreement;

(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.3, 2.22, 5.1(e), 5.2 (with respect to the GP and the Borrower only) or 6;

(d) Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by or on behalf of any Credit Party in any Credit Document or in any report, certificate or statement at any time provided in writing by or on behalf of any Credit Party pursuant to or in connection with any Credit Document shall be incorrect in any material respect as of the date made or deemed made;

(e) Other Defaults under Credit Documents. Failure of any Credit Party to perform or comply with any term or condition contained herein or in any other Credit Document, other than any such term or condition referred to in any other clause of this Section 8.1, and such failure shall not have been remedied within 30 days after receipt by the Borrower of notice from the Administrative Agent or any Lender of such failure;

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of the GP, the Borrower or any Subsidiary in an involuntary case under any Debtor Relief Laws, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against the GP, the Borrower or any Subsidiary under any Debtor Relief Laws; or a decree or order of a court having jurisdiction in the premises for the involuntary appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the GP, the Borrower or any Subsidiary, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the GP, the Borrower or any Subsidiary, or over all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against all or a substantial part of the property of the GP, the Borrower or any Subsidiary, and any such event described in this clause (ii) shall continue for 60 days without having been dismissed or discharged;

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. The GP, the Borrower or any Subsidiary shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Laws, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any Debtor Relief Law, or shall consent to the appointment of or taking possession by a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the GP, the Borrower or any Subsidiary, or over all or a substantial part of its property (other than any liquidation permitted by Section 6.7(a)); or the GP, the Borrower or any Subsidiary shall make any assignment for the benefit of creditors; or the GP, the Borrower or any Subsidiary shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of the GP, the Borrower or any Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in this Section 8.1(g) or in Section 8.1(f);

(h) Judgments and Attachments. One or more judgments for the payment of money in an aggregate amount of $20,000,000 or more (other than any such judgment covered by insurance (other than under a self-insurance program) to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer, so long as, in the opinion of the Requisite Lenders, such insurer is financially sound), shall be rendered against the GP, the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the GP, the Borrower or any Subsidiary to enforce any such judgment;

(i) Employee Benefit Plans. (i) There shall occur one or more ERISA Events that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or (ii) there shall exist any condition or event related to a Pension Plan that could reasonably be expected to result in the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or Title I or Title IV of ERISA or the enforcement of any security provided for a Pension Plan under Section 436 of the Internal Revenue Code, and such condition, event, Lien or enforcement could reasonably be expected to have a Material Adverse Effect;

(j) Material Contracts and MLP Intercompany Agreements. Any Material Contract or any MLP Intercompany Agreement shall expire (without a renewal thereof) or shall be terminated, or any party thereto shall cease to provide any service theretofore provided by it thereunder or shall fail to comply with its covenants and obligations thereunder, in each case if the foregoing has had or, in the case of any MLP Intercompany Agreement, could reasonably be expected to have a Material Adverse Effect;

(k) Governmental Authorizations. (i) The GP, the Borrower or any Subsidiary shall have defaulted under or violated any Governmental Authorization required for the ownership of any Refinery or the operation thereof in the ordinary course, or (ii) any such Governmental Authorization shall have been revoked, terminated or withdrawn or shall have ceased to be in full force and effect (including as a result of a failure to renew), and such default, revocation, termination, withdrawal or cessation has continued unremedied for a period of 30 days and has had a Material Adverse Effect;

(l) Obligations Guarantees, Collateral Documents and other Credit Documents. Any Obligations Guarantee for any reason shall cease to be, or shall be asserted by any Credit

Party not to be, in full force and effect (other than in accordance with its terms), or shall be declared to be null and void; the Alon Assets Guarantee for any reason shall cease to be, or shall be asserted by Alon Assets or any Credit Party not to be, in full force and effect (other than in accordance with its terms), or shall be declared to be null and void; any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Credit Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by the applicable Collateral Document, except as a result of (i) a sale or other disposition of the applicable Collateral in a transaction permitted under the Credit Documents or (ii) the Collateral Agent’s failure to maintain possession of any stock certificate, promissory note or other instrument delivered to it under the Collateral Documents; this Agreement or any Collateral Document shall cease to be in full force and effect (other than in accordance with its terms), or shall be declared null and void, or any Credit Party shall contest the validity or enforceability of any Credit Document or deny that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party; or

(m) Permitted Intercreditor Agreements. Any Permitted Intercreditor Agreement for any reason shall cease to be, or shall be asserted by the GP, the Borrower or any Subsidiary not to be, binding on or enforceable against any party thereto (or on or against any Person on whose behalf any party thereto makes any covenant or agreement therein), other than in accordance with its terms; or

(n) Dissolution or Liquidation. The dissolution or liquidation of the Borrower or the occurrence of an “Event of Withdrawal” under and as defined in the Partnership Agreement; or the dissolution or liquidation of the GP or the Borrower.

THEN, (i) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (ii) upon the occurrence and during the continuance of any other Event of Default, upon notice to the Borrower by the Administrative Agent provided at the request of (or with the consent of) the Requisite Lenders, (A) the Term Loan Commitments shall immediately terminate, (B) the unpaid principal amount of and accrued interest on the Term Loans and all other Obligations (other than the Specified Hedge Obligations) shall immediately become due and payable, in each case without presentment, demand, protest or other requirement of any kind, all of which are hereby expressly waived by each Credit Party, and (C) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens created pursuant to the Collateral Documents.

SECTION 9. AGENTS

9.1. Appointment of Administrative Agent and Collateral Agent. Credit Suisse is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents, and each Lender hereby authorizes Credit Suisse to act as the Administrative Agent and the Collateral Agent in accordance with the terms hereof and of the other Credit Documents. Each such Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and in the other Credit Documents, as applicable. The provisions of this Section 9, other than Sections 9.7, 9.8(c), 9.8(d) and 9.11, are solely for the benefit of the Agents and the Lenders, and neither Alon Assets nor any Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, no Agent assumes, and shall not be deemed to have assumed, any obligation towards or relationship of agency or trust with or for Alon Assets, the GP, the Borrower or any Subsidiary.

9.2. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such actions and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such actions, powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and in the other Credit Documents. No Agent shall have, by reason hereof or of any of the other Credit Documents, a fiduciary relationship in respect of any Lender or any other Person (regardless of whether or not a Default or an Event of Default has occurred), it being understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied obligations arising under any agency doctrine of any applicable law, and that such term is used as a matter of market custom; and nothing herein or in any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or of any of the other Credit Documents except as expressly set forth herein or therein. Without limiting the generality of the foregoing, no Agent shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity. The Administrative Agent hereby agrees that it shall (i) furnish to each of CS Securities and Goldman Sachs, in its capacity as Arranger, upon CS Securities’ or Goldman Sachs’ request, a copy of the Register, (ii) cooperate with CS Securities and Goldman Sachs in granting access to the Platform to any Lenders (or potential Lenders) identified by CS Securities and Goldman Sachs and (iii) maintain CS Securities’ and Goldman Sachs’ access to the Platform.

9.3. General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for (i) the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or of any other Credit Document; (ii) the creation, perfection, maintenance, preservation, continuation or priority of any Lien or security interest created, purported to be created or required to be created under any Credit Document; (iii) the value or the sufficiency of any Collateral; (iv) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent; (v) the failure of any Credit Party, Alon Assets, any Lender or any other Agent to perform its obligations hereunder or under any other Credit Document; or (vi) any representations, warranties, recitals or statements made herein or in any other Credit Document or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lenders or by or on behalf of any Credit Party or Alon Assets to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or affairs of any Credit Party, Alon Assets or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Term Loans or as to the existence or possible existence of any Default or Event of Default (nor shall any Agent be deemed to have knowledge of the existence or possible existence of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of default”) is given to such Agent by the Borrower or any Lender) or to make any disclosures with respect to the foregoing. Notwithstanding anything herein to the contrary, the Administrative Agent shall not have any liability arising from, or be responsible for any loss, cost or expense suffered by the Borrower or any Lender as a result of, confirmations of the amount of outstanding Term Loans or of the Effective Yield, the establishment of (or lack of establishment of) any procedures referred to in Section 2.11(b)(iii) or the determination of the terms and conditions of any Permitted Intercreditor Agreement.

(b) Exculpatory Provisions. Neither any Agent nor any of its Related Parties shall be liable to the Lenders for any action taken or omitted by such Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from the taking of any action (including the failure to take an action) in connection herewith or with any of the other Credit Documents or from the exercise of any power, discretion or authority (including the making of any requests, determinations, judgments, calculations or the expression of any satisfaction or approval) vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Requisite Lenders (or such other Lenders as may be required, or as such Agent shall believe in good faith to be required, to give such instructions under Section 10.5) and, upon receipt of such instructions from the Requisite Lenders (or such other Lenders as may be required, or as such Agent shall believe in good faith to be required, to give such instructions under Section 10.5), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that such Agent shall not be required to take any action that, in its opinion, could expose such Agent to liability or be contrary to any Credit Document or applicable law, including any action that may be in violation of the automatic stay under any Debtor Relief Laws. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any telephonic notice, electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise provided by the proper Person (whether or not such Person in fact meets the requirements set forth in the Credit Documents for being the signatory, sender or provider thereof) and on opinions and judgments of attorneys (who may be attorneys for the GP, the Borrower and the Subsidiaries), accountants, insurance consultants, architects, engineers and other experts or professional advisors selected by it, and such Agent shall not be liable for any action it takes or omits to take (including any determination of the terms and conditions of any Permitted Intercreditor Agreement) in good faith in reliance on any of the foregoing; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of the Requisite Lenders (or such other Lenders as may be required, or as such Agent shall believe in good faith to be required, to give such instructions under Section 10.5). In determining compliance with any condition hereunder to the making of any Credit Extension that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender reasonably in advance of such Credit Extension.

(c) Delegation of Duties. Each Agent may perform any and all of its duties and exercise any and all of its powers, rights and remedies under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such of its sub-agents may perform any and all of its duties and exercise any and all of its powers, rights and remedies by or through their respective Affiliates. The exculpatory, indemnification and other provisions set forth in this Section 9.3 and in Sections 9.6 and 10.3 shall apply to any such sub-agent or Affiliate (and to their respective Related Parties) as if they were named as such Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agent appointed by it except to the extent that a court of competent jurisdiction determines in a final, non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by any Agent, (i) such sub-agent shall be a third party beneficiary under the exculpatory, indemnification and other provisions set forth in this Section 9.3 and Sections 9.6 and 10.3 and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such provisions directly, without the consent or joinder of any other Person, against any or all of the Credit Parties, Alon Assets and the Lenders and (ii) such sub-agent shall only have obligations to such Agent and not to any Credit Party, Alon Assets, any Lender or any other Person, and no Credit Party, Alon Assets, any Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

(d) Notwithstanding anything herein to the contrary, none of the Arrangers, the Syndication Agents, the Documentation Agent or any of the co-agents, bookrunners or managers listed on the cover page hereof shall have any duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender hereunder or, in the case of any Auction Manager or any other Person appointed under the Credit Documents to serve as an agent or in a similar capacity, the duties and responsibilities that are expressly specified in the applicable Credit Documents with respect thereto, but all such Persons shall have the benefit of the exculpatory, indemnification and other provisions set forth in this Section 9 and in Sections 9.6 and 10.3 and shall have all of the rights and benefits of a third party beneficiary with respect thereto, including an independent right of action to enforce such provisions directly, without the consent or joinder of any other Person, against any or all of the Credit Parties, Alon Assets and the Lenders. The exculpatory, indemnification and other provisions set forth in this Section 9 and in Sections 9.6 and 10.3 shall apply to any Affiliate or other Related Party of any Arranger or any other Agent in connection with the arrangement and syndication of the credit facility provided for herein (including pursuant to Sections 2.20 and 2.21) and any amendment, supplement or modification hereof or of any other Credit Document (including in connection with any Extension Offer), as well as activities as an Agent.

9.4. Agents Entitled to Act in Individual Capacity. Nothing herein or in any other Credit Document shall in any way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its Term Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder. Each Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial advisory, commodity, derivative or other business with the Borrower or any of its Affiliates as if it were not performing the duties and functions specified herein, and may accept fees and other consideration from the Borrower and its Affiliates for services in connection herewith and otherwise, in each case without having to account therefor to the Lenders. Without limiting the foregoing, the parties hereto acknowledge that certain Affiliates of CS Securities are parties to existing Hedge Agreements with Affiliates of the Borrower and that certain Affiliates of Goldman Sachs are parties to the Existing J. Aron Supply & Offtake Agreement, and an Arranger and/or its Affiliates may in the future become parties to one or more other Permitted Supply & Offtake Agreements, Permitted Revolving/LC Facility Agreements or Hedge Agreements. An Arranger and its Affiliates, when acting under any such agreement or under any related agreements (including any Permitted Intercreditor Agreement), will be acting for their own account as principal and will be under no obligation or duty as a result of such Arranger’s role in connection with the credit facility provided herein or otherwise to take any action or refrain from taking any action (including refraining from exercising any right or remedy that might be available to it).

9.5. Lenders’ Representations, Warranties and Acknowledgments. (a) Each Lender represents and warrants that it has made, and will continue to make, its own independent investigation of the financial condition and affairs of the GP, the Borrower, the Subsidiaries and Alon Assets in connection with Credit Extensions or taking or not taking action under or based upon any Credit Document, in each case without reliance on any Agent or any of its Related Parties. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Credit Extensions or at any time or times thereafter.

(b) Each Lender, by authorizing pursuant to the Alon USA Energy Credit Agreement the Administrative Agent to execute and deliver this Agreement on behalf of such Lender or by delivering its signature page to an Assignment Agreement or a Refinancing Facility Agreement shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent (or any “Agent” or “Arranger” under the Alon USA Energy Credit Agreement), the Requisite Lenders or any other Lenders, as applicable, on the Closing Date, the Drop Down Date or as of the date of funding of any Refinancing Term Loans.

9.6. Right to Indemnity. Each Lender, in proportion to its applicable Pro Rata Share (determined as set forth below), severally agrees to indemnify each Agent and each Related Party thereof, to the extent that such Agent or such Related Party shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses (including fees, expenses and other charges of counsel) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against such Agent or any such Related Party in exercising the powers, rights and remedies, or performing the duties and functions, of such Agent under the Credit Documents or any other documents contemplated by or referred to therein or otherwise in relation to its capacity as an Agent; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify such Agent against any liability, obligation, loss, damage, penalty, claim, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s applicable Pro Rata Share thereof; and provided further that this sentence shall not be deemed to require any Lender to indemnify such Agent against any liability, obligation, loss, damage, penalty, claim, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. For purposes of this Section 9.6, “Pro Rata Share” shall be determined as of the time that the applicable indemnity payment is sought (or, in the event at such time all the Term Loan Commitments shall have terminated and all the Term Loans shall have been repaid in full, as of the time most recently prior thereto when any Term Loans or Term Loan Commitments remained outstanding).

9.7. Successor Administrative Agent and Collateral Agent. Subject to the terms of this Section 9.7, the Administrative Agent may resign at any time from its capacity as such. Any resignation of the Administrative Agent shall be deemed to be a resignation of the Collateral Agent, and any successor Administrative Agent appointed pursuant to this Section 9.7 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes of the Credit Documents. In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, with the consent (except at any time when an Event of Default shall have occurred and be continuing) of the Borrower, to appoint a successor. If no successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor. Upon the acceptance of its appointment as Administrative Agent and Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and Collateral Agent, and the retiring Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents. The fees payable by the Borrower to a successor Administrative Agent and Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor. Notwithstanding the foregoing, in the event no successor shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents, provided that, solely for purposes of maintaining any security interest granted to the Collateral Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Collateral Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Collateral Agent, shall continue to hold such Collateral, in each case until such time as a successor Collateral Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Collateral Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Requisite Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and Collateral Agent, provided that (i) all payments required to be made hereunder or under any other Credit Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent or the Collateral Agent shall also directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s and Collateral Agent’s resignation from its capacity as such, the provisions of this Section 9 and of Section 10.3 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent or Collateral Agent, as applicable, and in respect of the matters referred to in the proviso under clause (a) above.

9.8. Collateral Documents and Obligations Guarantee. (a) Agents under Collateral Documents and the Obligations Guarantee. Each Secured Party hereby further authorizes the Administrative Agent and the Collateral Agent to be the agent for and representative of the Secured Parties with respect to the Obligations Guarantee, the Collateral and the Collateral Documents (including any Consent and Amendment Document) and authorizes the Administrative Agent and the Collateral Agent to execute and deliver, and to perform, on behalf of such Secured Party, any Collateral Documents (including any Consent and Amendment Document) that the Administrative Agent or the Collateral Agent determines in its discretion to execute and deliver in connection with the satisfaction of the Collateral and Guarantee Requirement or otherwise in connection with this Agreement and the transactions contemplated hereby (and hereby grants to the Administrative Agent and the Collateral Agent any power of attorney that may be required under any applicable law in connection with such execution and delivery or such performance on behalf of such Secured Party).

(b) Right to Realize on Collateral and Enforce Obligations Guarantee. Notwithstanding anything contained in any of the Credit Documents to the contrary, the Credit Parties, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) except with respect to the exercise of setoff rights of any Secured Party or with respect to a Secured Party’s right to file a proof of claim in any proceeding under the Debtor Relief Laws, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Obligations Guarantee or the Alon Assets Guarantee, it being understood and agreed that all powers, rights and remedies under the Credit Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms thereof and that all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or any other applicable section of the Bankruptcy Code), the Collateral Agent (or any Secured Party, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or any other applicable section of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Requisite Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold or licensed at any such sale or other disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale or other disposition.

(c) Specified Hedge Obligations. No obligations under any Hedge Agreement that constitute Specified Hedge Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor or Alon Assets under the Credit Documents except as expressly provided in Section 10.5(c)(iii). Notwithstanding anything to the contrary herein or otherwise, neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of any Specified Hedge Obligations.

(d) Release of Collateral and Obligations Guarantees. Notwithstanding anything to the contrary herein or in any other Credit Document:

(i) When all Obligations (excluding contingent obligations as to which no claim has been made and the Specified Hedge Obligations) have been paid in full and all Term Loan Commitments have terminated, upon the request of the Borrower, the Administrative Agent and the Collateral Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all Obligations Guarantees provided for in any Credit Document and the Alon Assets Guarantee, whether or not on the date of such release there may be outstanding Specified Hedge Obligations.

(ii) If all the Equity Interests in any Guarantor Subsidiary held by the GP, the Borrower and the Subsidiaries shall be sold or otherwise disposed of (including by merger or consolidation) in any transaction permitted by this Agreement, and as a result of such sale or other disposition such Guarantor Subsidiary shall cease to be a Subsidiary, such Guarantor Subsidiary shall, upon consummation of such sale or other disposition, automatically be discharged and released from its Obligations Guarantee and all security interests created by the Collateral Documents in Collateral owned by such Guarantor Subsidiary shall be automatically released, without any further action by any Secured Party or any other Person. Upon any sale or other transfer by any Credit Party (other than to the GP, the Borrower or any Subsidiary) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Collateral Document in any Collateral pursuant to Section 10.5, the security interests in such Collateral created by the Collateral Documents shall be automatically released, without any further action by any Secured Party or any other Person. In connection with any termination or release pursuant to this Section 9.8(d), the Administrative Agent and the Collateral Agent shall execute and deliver to any Credit Party or to Alon Assets, at such Credit Party’s or Alon Asset’s expense, all documents that such Credit Party or Alon Assets shall reasonably request to evidence such termination or release.

(iii) Each Secured Party authorizes the Collateral Agent, at the request of the Borrower, to (A) subordinate any Lien on any property granted to or held by the Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 6.2(d), or (B) acknowledge the interests of licensees and lessees in respect of property subject to any Lien granted to or held by the Collateral Agent under any Credit Document pursuant to licenses and leases which are permitted to be entered into by this Agreement.

(iv) Any execution and delivery of documents pursuant to this Section 9.8(d) shall be without recourse to or warranty by the Administrative Agent or the Collateral Agent.

(e) Additional Exculpatory Provisions. The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of any Collateral, the existence, priority or perfection of the Collateral Agent’s Lien on any Collateral or any certificate prepared by any Credit Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Secured Parties for any failure to monitor or maintain any portion of the Collateral.

(f) Acceptance of Benefits. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral or the Obligations Guarantees, to have agreed to the provisions of this Section 9 (including the authorization and the grant of the power of attorney pursuant to Sections 9.8(a) and 9.11) and all the other provisions of this Agreement relating to Collateral, any Obligations Guarantee, the Alon Assets Guarantee or any Collateral Document and to have agreed to be bound by the Credit Documents as a Secured Party thereunder. It is understood and agreed that the availability of benefits of the Collateral, the Obligations Guarantees and the Alon Assets Guarantee to any Secured Party that is not a party hereto is made available on an express condition that, and is subject to, such Secured Party not asserting that it is not bound by the appointments and other agreements expressed herein to be made, or deemed herein to be made, by such Secured Party.

9.9. Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

9.10. Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws with respect to any Credit Party or Alon Assets, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Administrative Agent, the Collateral Agent and any other Secured Party (including any claim under Sections 2.13, 2.15, 2.16, 2.17, 10.2 and 10.3) allowed in such judicial proceeding; and

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to the Administrative Agent, in such capacity, or to its Related Parties under the Credit Documents (including under Sections 10.2 and 10.3). To the extent that the payment of any such amounts due to the Administrative Agent, in such capacity, or to its Related Parties out of the estate in any such proceeding shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other property that the Lenders or other Secured Parties may be entitled to receive in such proceeding, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, or to vote in respect of the claim of any Lender in any such proceeding.

9.11. Permitted Intercreditor Agreements. (a) Each Secured Party acknowledges that obligations of the GP, the Borrower and the Subsidiaries under any Permitted Revolving/LC Facility, Permitted Supply & Offtake Agreement or Permitted Commodity Hedge

Agreement may be secured by Liens on assets of the GP, the Borrower and the Subsidiaries that constitute Collateral. Each Secured Party hereby irrevocably authorizes and directs the Collateral Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party:

(i) on the Drop Down Date, the MLP/IDB Intercreditor Agreement;

(ii) from time to time upon the request of the Borrower in connection with the establishment, incurrence, amendment, refinancing or replacement of any Permitted Revolving/LC Facility, any secured Permitted Supply & Offtake Agreement, any secured Permitted Commodity Hedge Agreement, a Permitted Intercreditor Agreement (it being understood that the Collateral Agent is hereby authorized and directed to fill in any blanks contained in any Permitted Intercreditor Agreement, or to establish terms that are not contained in any Permitted Intercreditor Agreement as it may determine is appropriate, but subject to any limitations or parameters specified in the form thereof attached hereto as Exhibit H); and

(iii) in each case, any documents relating thereto.

Each Secured Party hereby irrevocably (a) consents to the treatment of Liens to be provided for under any Permitted Intercreditor Agreement, (b) agrees that, upon the execution and delivery thereof, such Secured Party will be bound by the provisions of any Permitted Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of any Permitted Intercreditor Agreement, (c) agrees that no Secured Party shall have any right of action whatsoever against the Administrative Agent or the Collateral Agent as a result of any action taken by the Administrative Agent or the Collateral Agent pursuant to this Section 9.11 or in accordance with the terms of any Permitted Intercreditor Agreement and (d) authorizes and directs the Collateral Agent to carry out the provisions and intent of each such document.

(b) Each Secured Party hereby irrevocably further authorizes and directs the Collateral Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Permitted Intercreditor Agreement that the Borrower may from time to time request, whether in connection with the establishment, incurrence, amendment, extension, renewal, refinancing or replacement of any Permitted Revolving/LC Facility, any secured Permitted Supply & Offtake Agreement or any secured Permitted Commodity Hedge Agreement or otherwise:

(i) to give effect to any such establishment, incurrence, amendment, extension, renewal, refinancing or replacement;

(ii) to confirm for any party that such Permitted Intercreditor Agreement is effective and binding upon the Collateral Agent on behalf of the Secured Parties;

(iii) to set forth the relative rights of the parties thereto as to any matter on which such Permitted Intercreditor Agreement is silent; or

(iv) to effect any other amendment, supplement or modification so long as the resulting agreement would constitute a Permitted Intercreditor Agreement if executed at such time as a new agreement.

(c) Each Secured Party hereby irrevocably further authorizes and directs the Collateral Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Collateral Document or of Section 10.24 of this Agreement to add or remove any legend that may be required pursuant to any Permitted Intercreditor Agreement.

(d) The Administrative Agent and the Collateral Agent shall have the benefit of the provisions of this Section 9 with respect to all actions taken by it pursuant to this Section 9.11 or in accordance with the terms of any such Permitted Intercreditor Agreement to the full extent thereof.

SECTION 10. MISCELLANEOUS

10.1. Notices. (a) Notices Generally. Any notice or other communication hereunder given to any Credit Party, the Administrative Agent, the Collateral Agent or any Lender shall be given to such Person at its address as set forth on Schedule 10.1 or, in the case of any Lender, at such address as shall have been provided by such Lender to the Administrative Agent in writing. Except in the case of notices and other communications expressly permitted to be given by telephone and as otherwise provided in Section 10.1(b), each notice or other communication hereunder shall be in writing and shall be delivered in person or sent by facsimile, courier service or certified or registered United States mail and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, when sent by facsimile as shown on the transmission report therefor (except that, if not sent during normal business hours for the recipient, shall be deemed to have been received at the opening of business on the next Business Day for the recipient) or upon receipt if sent by United States mail; provided that any such notice or other communication shall, at the request of the Administrative Agent, be provided to any sub-agent thereof appointed pursuant to Section 9.3(c) from time to time. Any party hereto may change its address (including fax or telephone number) for notices and other communications hereunder by notice to each of the Administrative Agent and the Borrower.

(b) Electronic Communications.

(i) The GP and the Borrower hereby agree, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, and will cause the Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents or to the Lenders under Section 5, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that is or relates to a Borrowing Request, relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, provides notice of any Default or Event of Default under this Agreement or any other Credit Document or is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such nonexcluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, the GP and the Borrower will, and will cause the Subsidiaries to, continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Credit Documents but only to the extent requested by the Administrative Agent. The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its electronic mail address set forth on Schedule 10.1 shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

(ii) Each Credit Party understands that the distribution of materials through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR

EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL JUDGMENT OF A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(iv) Each Credit Party and each Lender agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(v) Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c) Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither any Credit Party nor any Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.

10.2. Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to pay promptly (a) all the actual costs and reasonable out-of-pocket expenses (including the reasonable fees, out-of-pocket expenses and other charges of counsel) incurred by any Agent, any Arranger or any of their respective Affiliates in connection with the structuring, arrangement and syndication of the credit facilities provided herein, including the preparation, execution, delivery and administration of this Agreement, the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby shall be consummated) or any other document or matter requested by the Borrower, (b) all the actual costs and reasonable out-of-pocket expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and other charges of counsel to the Collateral Agent and of counsel providing any opinions that the Administrative Agent or the Collateral Agent may reasonably request in respect of the Collateral or the Liens created pursuant to the Collateral Documents, (c) all the actual costs and reasonable fees, expenses and other charges of any insurance consultant employed or retained by the Arrangers or the Collateral Agent, (d) upon the occurrence and during the continuance of a Default or an Event of Default or upon the occurrence of a Casualty or Condemnation, all the actual costs and reasonable expenses (including the reasonable fees, expenses and other charges of any appraisers, consultants, advisors, engineers, architects and other experts or agents employed or retained by the Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral or any insurance process, and (e) after the occurrence and during the continuance of an Event of Default, all costs and expenses, including reasonable fees, expenses and other charges of counsel and costs of settlement, incurred by any Agent, Arranger or Lender in enforcing any Obligations of or in collecting any payments due from any Credit Party or Alon Assets hereunder or under the other Credit Documents by reason of such Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of any Obligations Guarantee or the Alon Assets Guarantee) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings; provided that any demand for payment pursuant to this Section 10.2 shall be accompanied by an invoice setting forth in reasonable summary detail the costs and expenses for which reimbursement is being sought. All amounts due under this Section 10.2 shall be payable promptly after written demand therefor.

10.3. Indemnity. (a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to the applicable Indemnitee’s selection of counsel), indemnify, pay and hold harmless, each Agent (and each sub-agent thereof), each Arranger and each Lender and each of their respective Related Parties (each, an “Indemnitee”), from and against any and all Indemnified Liabilities. THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH INDEMNIFIED LIABILITIES ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNITEE; provided that no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from (i) the gross negligence or willful misconduct of such Indemnitee or (ii) in a claim brought by the Borrower or any other Credit Party against an Indemnitee, from a material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Agent, any Arranger or any Lender or any Related Party of any of the foregoing on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) Each Credit Party agrees that no Agent, Arranger or Lender or any Related Party of any of the foregoing will have any liability to any Credit Party or any Person asserting claims on behalf of or in right of any Credit Party or any other Person in connection with or as a result of this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except, subject to Section 10.3(b), in the case of any Credit Party to the extent that any losses, claims, damages, liabilities or expenses incurred by such Credit Party or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Agent, Arranger or Lender in performing its obligations under this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.

10.4. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time, without notice to any Credit Party, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or thereto, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Term Loans or any other amounts due hereunder shall have become due and payable and although such obligations and liabilities, or any of them, may be contingent or unmatured. Each Lender agrees to notify the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.5. Amendments and Waivers. (a) Requisite Lenders’ Consent. Except as provided in Sections 2.20, 2.21 and 9.11, or in any Permitted Intercreditor Agreement (or, prior to the Drop Down Date, as provided in the Alon USA Energy Credit Agreement), none of this Agreement, any other Credit Document or any provision hereof or thereof may be waived, amended or modified, and no consent to any departure by any Credit Party therefrom may be made, except, subject to the additional requirements of Sections 10.5(b) and 10.5(c) and as otherwise provided in Sections 10.5(d) and 10.5(e), in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Requisite Lenders and, in the case of any other Credit Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent or the Collateral Agent, as applicable, and the Credit

Party or Credit Parties that are parties thereto or, in the case of the Alon Assets Guarantee, the Administrative Agent and Alon Assets, in each case with the consent of the Requisite Lenders; provided that any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent, and the Collateral Agent may enter into any amendment of any Permitted Intercreditor Agreement, to cure any ambiguity, omission, defect or inconsistency (as determined by the Administrative Agent), so long as, in each case, (i) such amendment, modification or supplement does not adversely affect the rights of any Lender or (ii) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment.

(b) Affected Lenders’ Consent. In addition to any consent required pursuant to Section 10.5(a), without the written consent of each Lender that would be directly affected thereby, no waiver, amendment or other modification of this Agreement or any other Credit Document, or any consent to any departure by any Credit Party or Alon Assets therefrom, shall be effective if the effect thereof would be to:

(i) increase any Term Loan Commitment or postpone the scheduled expiration date of any Term Loan Commitment (it being understood that no waiver, amendment or other modification of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Term Loan Commitment of any Lender);

(ii) extend the scheduled final maturity date of any Term Loan;

(iii) waive, reduce or postpone any scheduled amortization payment (but not any voluntary or mandatory prepayment or offer to prepay) of any Term Loan;

(iv) reduce the rate of interest on any Term Loan (other than any waiver of any increase in the interest rate applicable to any Term Loan pursuant to Section 2.7) or any fee or any premium payable hereunder, or waive or postpone the time for payment of any such interest or fees or premiums;

(v) reduce the principal amount of any Term Loan;

(vi) waive, amend or otherwise modify any provision of this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement or any other Credit Document that expressly provides that the consent of all Lenders is required to waive, amend or otherwise modify any rights thereunder or to make any determination or grant any consent thereunder (including such provision set forth in Section 10.6(a));

(vii) amend the definition of the term “Requisite Lenders” or the term “Pro Rata Share”; provided that additional extensions of credit made pursuant to Sections 2.20 and 2.21 shall be included, and with the consent of the Requisite Lenders other additional extensions of credit pursuant hereto may be included, in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments and the Term Loans are included on the Drop Down Date; or

(viii) release all or substantially all of the Collateral from the Liens of the Collateral Documents, or all or substantially all of the Guarantors from the Obligations Guarantee (or limit liability of all or substantially all of the Guarantors in respect of the Obligations Guarantee), in each case except as expressly provided in the Credit Documents (including in any Permitted Intercreditor Agreement) and except in connection with a “credit bid” undertaken by the Collateral Agent at the direction of the Requisite Lenders pursuant to section 363(k), section 1129(b)(2)(a)(ii) or any other section of the Bankruptcy Code or any other sale or other disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Credit Documents (in which case only the consent of the Requisite Lenders will be required for such release) (it being understood that (A) an amendment or other modification of the type of obligations secured by the Collateral Documents or Guaranteed hereunder or thereunder shall not be deemed to be a release of the Collateral from the Liens of the Collateral Documents or a release or limitation of the Obligations Guarantee and (B) an amendment or other modification of Section 6.7 shall only require the consent of the Requisite Lenders);

provided that, for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any waiver, amendment or other modification, or any consent, described in clauses (vi), (vii) and (viii).

(c) Other Consents. No waiver, amendment or other modification of this Agreement or any other Credit Document, or any consent to any departure by any Credit Party or Alon Assets therefrom, shall:

(i) (A) waive, amend or otherwise modify Section 2.12 or any other provisions of any Credit Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders of any Class differently than Lenders of any other Class, without the consent of Lenders representing a Majority in Interest of each affected Class, provided that the Requisite Lenders may waive, in whole or in part, any prepayment of Term Loans hereunder so long as the application, as between Classes, of any portion of such prepayment that is still required to be made is not altered, or (B) waive, amend or otherwise modify this Section 10.5(c)(i) or any other provision of this Agreement or any other Credit Document that expressly provides that the consent of all Lenders of any Class or a Majority in Interest of Lenders of any Class is required to waive, amend or otherwise modify any rights thereunder or to make any determination or grant any consent thereunder, in each case without the consent of each Lender of such Class or a Majority in Interest of the Lenders of such Class, as the case may be; provided that nothing in this Section 10.5(c)(i) shall be deemed to restrict the amendments contemplated by Sections 2.20 and 2.21;

(ii) waive, amend or otherwise modify the rights or obligations of any Arranger or any other Agent, without the prior written consent of such Arranger or such other Agent, as the case may be; and

(iii) waive, amend or otherwise modify this Agreement or any Collateral Document so as to alter the ratable treatment of, or the pari passu Lien securing, the

Obligations arising under the Credit Documents, on the one hand, and the Specified Hedge Obligations, on the other, or amend or otherwise modify the definition of the term “Obligations”, “Specified Hedge Obligations” or “Secured Parties” (or any comparable term used in any Collateral Document), in each case in a manner adverse to any Secured Party holding Specified Hedge Obligations then outstanding without the written consent of such Secured Party (it being understood that an amendment or other modification of the type of obligations secured by the Collateral Documents or Guaranteed hereunder or thereunder, so long as such amendment or other modification by its express terms does not alter the Specified Hedge Obligations being so secured or Guaranteed, shall not be deemed to be adverse to any Secured Party holding Specified Hedge Obligations).

(d) Class Amendments. Notwithstanding anything to the contrary in Section 10.5(a), any waiver, amendment or modification of this Agreement or any other Credit Document, or any consent to any departure by any Credit Party or Alon Assets therefrom, that by its terms affects the rights or duties under this Agreement of the Lenders of a particular Class or Classes (but not Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section 10.5 if such Class of Lenders were the only Class of Lenders hereunder at the time.

(e) Certain Authorizations. Notwithstanding anything herein to the contrary, the Administrative Agent and the Collateral Agent may, without the consent of any Secured Party, (i) consent to a departure by any Credit Party from any covenant of such Credit Party set forth in this Agreement or any Collateral Document to the extent such departure is consistent with the authority of the Collateral Agent set forth in the definition of “Collateral and Guarantee Requirement” or (ii) waive, amend or modify any provision in any Collateral Document, or consent to a departure by any Credit Party therefrom, to the extent the Administrative Agent or the Collateral Agent determines that such waiver, amendment, modification or consent is necessary in order to eliminate any conflict between such provision and the terms of this Agreement.

(f) Requisite Execution of Amendments, Etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute waivers, amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party or Alon Assets in any case shall entitle any Credit Party or Alon Assets to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

10.6. Successors and Assigns; Participations. (a) Generally. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. No Credit Party’s rights or obligations under the Credit Documents, nor any interest therein, may be assigned or delegated by any Credit Party (except in the case of any Guarantor Subsidiary, any assignment or delegation by operation of law as a result of any merger or consolidation of such Guarantor Subsidiary permitted by Section 6.7), nor may Alon Assets assign or delegate its rights or obligations under the Alon Assets Guarantee, in each case without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment or delegation without such consent shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, the participants referred to in Section 10.6(g) (to the extent provided in clause (iii) of such Section) and, to the extent expressly contemplated hereby, Affiliates of any Agent or any Lender, the other Indemnitees, each counterparty (other than the GP, the Borrower or any Subsidiary) to a Specified Hedge Agreement and other express third party beneficiaries hereof) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. The Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall deem and treat the Persons recorded as Lenders in the Register as the holders and owners of the corresponding Term Loan Commitments and Term Loans recorded therein for all purposes hereof. No assignment or transfer of any Term Loan Commitment or Term Loan shall be effective unless and until recorded in the Register, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment Agreement relating thereto. Each assignment and transfer shall be recorded in the Register following receipt by the Administrative Agent of the fully executed Assignment Agreement, together with the required forms and certificates regarding tax matters and any fees payable in connection therewith, in each case as provided in Section 10.6(d); provided that the Administrative Agent shall not be required to accept such Assignment Agreement or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment Agreement lacks any written consent required by this Section 10.6 or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment Agreement, any such duty and obligation being solely with the assigning Lender and the assignee. Each assigning Lender and the assignee, by its execution and delivery of an Assignment Agreement, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section 10.6 with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment Agreement is otherwise duly completed and in proper form. The date of such recordation of an assignment and transfer is referred to herein as the “Assignment Effective Date” with respect thereto. Any request, authority or consent of any Person that, at the time of making such request or giving such authority or consent, is recorded in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Term Loan Commitments or Term Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Term Loan Commitment or Term Loans owing to it or other Obligations to any Eligible Assignee upon the giving of notice to the Borrower and the Administrative Agent; provided that:

(i) in the case of any such assignment or transfer (other than to any Eligible Assignee of the type referred to in clause (a) of the definition of the term “Eligible Assignee”), the amount of the Term Loan Commitment or Term Loans of the assigning Lender subject thereto shall not be less than $1,000,000 (with concurrent assignments to Eligible Assignees that are Affiliates or Related Funds thereof to be aggregated for purposes of the foregoing minimum assignment amount requirements) or, in each case, such lesser amount as shall be agreed to by the Borrower and the Administrative Agent or as shall constitute the aggregate amount of the Term Loan Commitments or Term Loans of the applicable Class of the assigning Lender; and

(ii) each partial assignment or transfer shall be of a uniform, and not varying, percentage of all rights and obligations of the assigning Lender hereunder; provided that a Lender may assign or transfer all or a portion of its Term Loan Commitment or of the Term Loans owing to it of any Class without assigning or transferring any portion of its Term Loan Commitment or of the Term Loans owing to it, as the case may be, of any other Class.

(d) Mechanics. Assignments and transfers of Term Loan Commitments and Term Loans by Lenders shall be effected by the execution and delivery to the Administrative Agent of an Assignment Agreement. In connection with all assignments, there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee thereunder may be required to deliver pursuant to Section 2.17(f), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that such fee may be waived at the sole discretion of the Administrative Agent).

(e) Representations and Warranties of Assignee. Each Lender, upon becoming party hereto (including pursuant to any Refinancing Facility Agreement or by succeeding to an interest in the Term Loan Commitments and Term Loans, as the case may be), represents and warrants as of the Drop Down Date (or, in the case of any Refinancing Facility Agreement, as of the date of the effectiveness thereof) or as of the applicable Assignment Effective Date, as applicable, that (i) it is an Eligible Assignee, (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Term Loan Commitments or Term Loans, as the case may be, (iii) it will make or invest in, as the case may be, its Term Loan Commitments or Term Loans for its own account in the ordinary course and without a view to distribution of such Term Loan Commitments or Term Loans within the meaning of the Securities Act or the Exchange Act or other United States federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Term Loan Commitments or Term Loans or any interests therein shall at all times remain within its exclusive control) and (iv) it will not provide any information obtained by it in its capacity as a Lender to the Borrower or any Affiliate of the Borrower.

(f) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the Assignment Effective Date with respect to any assignment and transfer of any Term Loan Commitment or Term Loan, (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in such Term Loan Commitment or Term Loan as reflected in the Register and shall thereafter be a party hereto and a “Lender”

for all purposes hereof, (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned and transferred to the assignee, relinquish its rights (other than any rights that survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all the remaining rights and obligations of an assigning Lender hereunder, such Lender shall cease to be a party hereto as a “Lender” on such Assignment Effective Date, provided that such assigning Lender shall continue to be entitled to the benefit of all rights that survive the termination hereof under Section 10.8, and (iii) if any such assignment and transfer occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness thereof or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Term Loan Commitments and/or outstanding Term Loans of the assignee and/or the assigning Lender.

(g) Participations.

(i) Each Lender shall have the right at any time to sell one or more participations to any Eligible Assignee in all or any part of its Term Loan Commitments or Term Loans or in any other Obligation; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Credit Parties, Alon Assets, the Administrative Agent, the Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation pursuant to this Section 10.6(g) shall, acting solely for United States federal income tax purposes as a non-fiduciary agent of the Borrower, maintain a register on which it records the name and address of each participant to which it has sold a participation and the principal amounts (and stated interest) of each such participant’s interest in the Term Loans or other rights and obligations of such Lender under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Term Loan Commitments, Term Loans or other rights and obligations under any this Agreement), except to the extent that such disclosure is necessary to establish that such Term Loan Commitment, Term Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the IRS, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes under this Agreement, notwithstanding any notice to the contrary.

(ii) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder, except that any participation agreement may provide that the participant’s consent must be obtained with respect to the consent of such Lender to any waiver, amendment, modification or consent that is described in Section 10.5(b) that affects such participant or requires the approval of all the Lenders.

(iii) The Credit Parties agree that each participant shall be entitled to the benefits of Sections 2.15(c), 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(c); provided that (A) such participant (x) agrees to be subject to the provisions of Sections 2.13, 2.14, 2.18 and 2.19 as if it were an assignee under Section 10.6(b) and (y) such participant shall not be entitled to receive any greater payment under Section 2.16 or 2.17, with respect to any participation, than the applicable Lender would have been entitled to receive with respect to such participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided that such participant agrees to be subject to Section 2.14 as though it were a Lender.

(h) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6, any Lender may assign, pledge and/or grant a security interest in all or any portion of its Term Loans or the other Obligations owed to such Lender, and its Notes, if any, to secure obligations of such Lender, including to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by any Federal Reserve Bank; provided that no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; and provided further that in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(i) Term Loan Repurchases. Notwithstanding anything to the contrary contained in this Section 10.6 or any other provision of this Agreement, the Borrower may repurchase outstanding Term Loans, and each Lender shall have the right at any time to sell, assign or transfer all or a portion of its Term Loans to the Borrower, on the following basis:

(A) Term Loan Repurchase Auctions. The Borrower may conduct one or more modified Dutch auctions (each, an “Auction”) to repurchase all or any portion of the Term Loans of any Class, provided that (1) the Borrower delivers a notice of such Auction to the Auction Manager and the Administrative Agent (for distribution to the Lenders of such Class) no later than 12:00 noon (New York City time) at least five Business Days in advance of a proposed commencement date of such Auction, which notice shall specify (x) the dates on which such Auction will commence and conclude, (y) the maximum principal amount of Term Loans, and the Class thereof, that the Borrower desires to repurchase in such Auction and (z) the range of discounts to par at which the Borrower would be willing to repurchase such Term Loans, (2) the maximum dollar amount of such Auction shall be no less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, (3) such Auction shall be open for at least two Business Days after the date of the commencement thereof, (4) such Auction shall be open for participation by all the Lenders of such Class on a ratable basis, (5) a Lender of such Class that elects to participate in such Auction will be permitted to tender for repurchase all or a portion of such Lender’s Term Loans of such Class, (6) each repurchase of Term Loans shall be of a uniform, and not varying, percentage of all rights of the assigning Lender hereunder with respect thereto (and shall be allocated among the Term Loans of such Class of such Lender in a manner that would result in such Lender’s remaining Term Loans of such Class being included in each Borrowing of such Class in accordance with its applicable Pro Rata Share thereof), (7) at the time of the commencement and conclusion of such Auction, no Default or Event of Default shall have occurred and be continuing and (8) such Auction shall be conducted pursuant to such procedures as the Auction Manager may establish, so long as such procedures are consistent with this Section 10.6(i) and are reasonably acceptable to the Administrative Agent and the Borrower. In connection with any Auction, the Auction Manager and the Administrative Agent may request one or more certificates of an Authorized Officer of the Borrower as to the satisfaction of the conditions set forth in clause (7) above and in Section 10.6(i)(B).

(B) Representation as to Non-Public Information. With respect to all Auctions commenced by the Borrower pursuant to this Section 10.6(i), the Borrower shall represent that, as of the date of commencement of such Auction and the date of the conclusion thereof, the Borrower is not in possession of any information regarding the GP, the Borrower and the Subsidiaries, their respective assets, the ability of any Credit Party or Alon Assets to perform its Obligations or any other matter, in each case, that (1) could reasonably be expected to be material to a decision by any Lender to participate in such Auction or to sell, assign and transfer its Term Loans pursuant thereto and (2) has not been previously disclosed in writing to the Administrative Agent and the Lenders (other than, as to any Lender, due solely to such Lender’s election not to receive any Non-Public Information).

(C) Concerning the Repurchased Term Loans. Repurchases by the Borrower of Term Loans pursuant to this Section 10.6(i) shall not constitute voluntary prepayments for purposes of Section 2.9 or 2.11. The aggregate principal amount of the Term Loans of any Class repurchased by the Borrower pursuant to this Section 10.6(i) shall be applied to reduce the subsequent Installments to be paid pursuant to Section 2.9 with respect to Term Loans of such Class in an inverse order of maturity. Upon the repurchase by the Borrower pursuant to this Section 10.6(i) of any Term Loans, such Term Loans shall, without further action by any Person, be deemed cancelled and no longer outstanding (and may not be resold by the Borrower) for all purposes of this Agreement and the other Credit Documents, including with respect to (1) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (2) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document or (3) the determination of Requisite Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document. The Administrative Agent is authorized to make appropriate entries in the Register to reflect any cancelation of the Term Loans repurchased and cancelled pursuant to this Section 10.6(i). Any payment made by the Borrower in connection with a repurchase permitted by this Section 10.6(i) shall not be subject to the provisions of Section 2.13, 2.14 or 2.15(c). Failure by the Borrower to make any payment to a Lender required to be made in consideration of a repurchase of Term Loans permitted by this Section 10.6(i) shall not constitute a Default or an Event of Default under Section 8.1(a). Each Lender shall, to the extent that its Term Loans shall have been repurchased and assigned to the Borrower pursuant to this Section 10.6(i), relinquish its rights in respect thereof. Except as otherwise set forth in this Section 10.6(i), the provisions of Section 10.6 shall not apply to any repurchase of Term Loans pursuant to this Section 10.6(i).

10.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8. Survival of Representations, Warranties and Agreements. All covenants, agreements, representations and warranties made by the Credit Parties and Alon Assets in the Credit Documents and in the certificates or other documents delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Credit Documents, the Drop Down Transactions and the making of any Term Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Arranger or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any Credit Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Term Loan or any fee, any premium or any other amount payable under this Agreement is outstanding and unpaid and so long as the Term Loan Commitments have not expired or terminated. The provisions of Sections 2.15(c), 2.16, 2.17, 9, 10.2, 10.3, 10.4 and (for a one-year period following the termination of this Agreement) 10.17 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loans or the termination of this Agreement or any provision hereof.

10.9. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent, any Arranger or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver thereof or of any Default or Event of Default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege, or any abandonment or discontinuance of steps to enforce such power, right or privilege, preclude any other or further exercise thereof or the exercise of any other power, right or privilege. The powers, rights, privileges and remedies of the Agents, the Arrangers and the Lenders hereunder and under the other Credit Documents are cumulative and shall be in addition to and independent of all powers, rights, privileges and remedies they would otherwise have. Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of any Term Loan hereunder shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Agent, any Arranger or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

10.10. Marshalling; Payments Set Aside. None of the Agents, the Arrangers or the Lenders shall be under any obligation to marshal any assets in favor of any Credit Party, Alon Assets or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party or Alon Assets makes a payment or payments to any Agent, any Arranger or any Lender (or to the Administrative Agent or the Collateral Agent, on behalf of any Agent, any Arranger or any Lender), or any Agent, any Arranger or any Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11. Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12. Independent Nature of Lenders’ Rights. Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising hereunder and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

10.15. CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) BELOW, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT IN RESPECT OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT GOVERNED BY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS, THE ARRANGERS AND THE LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY CREDIT DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

10.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT

IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TERM LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17. Confidentiality. Each Agent and each Lender shall hold all Confidential Information (as defined below) obtained by such Agent or such Lender in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrower that, in any event, any Agent may disclose Confidential Information to the Lenders and the other Agents and that each Agent and each Lender may disclose Confidential Information (a) to Affiliates of such Agent or Lender and to its and their respective Related Parties (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (b) to any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Term Loans or other Obligations or any participations therein or to any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Credit Parties, Alon Assets and their obligations (provided that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (c) to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any Confidential Information relating to the Credit Parties received by it from any Agent or any Lender, (d) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Term Loans, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document, (f) in customary “tombstone” or similar advertisements, (g) as required or requested by any Governmental Authority or by the NAIC or any other regulatory authority (including any self-regulatory organization having jurisdiction or claiming to have jurisdiction over such Agent or such Lender) or pursuant to legal or judicial process, provided that unless specifically prohibited by applicable law or court order, such Agent or such Lender shall make reasonable efforts to notify the Borrower of any request by any Governmental Authority (other than any such request in connection with any examination of the financial condition or other routine examination of such Agent or such Lender by such Governmental Authority) for disclosure of any Confidential Information prior to disclosure of thereof, and (h) in the case of any Lender that is a “Lender” under the Alon USA Energy Credit Agreement, as permitted by the Alon USA Energy Credit Agreement. For purposes of the foregoing, “Confidential Information” means, with respect to any Agent or any Lender, any non-public information regarding the business, assets, liabilities and operations of the GP, the Borrower and the Subsidiaries obtained by such Agent or Lender under the terms of this Agreement. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents. Notwithstanding anything to the contrary set forth herein, each party hereto and each of its Related Parties may disclose to any and all Persons without limitation of any kind the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the immediately preceding sentence shall not apply) to the extent reasonably necessary to enable the parties hereto and their respective Related Parties to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

10.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges, fees or premiums in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Term Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Term Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest that would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration that constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Term Loans made hereunder or be refunded to the Borrower.

10.19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif” shall be effective as delivery of a manually executed counterpart of this Agreement.

10.20. Effectiveness; Entire Agreement. This Agreement shall become effective when it shall have been executed by the Administrative Agent, on behalf of itself and the Lenders as of the Drop Down Date, and there shall have been delivered to the Administrative Agent counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. This Agreement (including the Schedules hereto delivered pursuant to Section 11.2 of the Alon USA Energy Credit Agreement) and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (but do not supersede any provisions of any commitment letter, engagement letter or fee letter by or among any Credit Party and any Agent or any Arranger or any Affiliate of any of the foregoing that by the terms of such documents are stated to survive the effectiveness of this Agreement, all of which provisions shall remain in full force and effect) and the Agents, the Arrangers and their respective Affiliates shall be released from all liability in connection therewith, including any claim for injury or damages, whether consequential, special, direct, indirect, punitive or otherwise.

10.21. PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party and Alon Assets that pursuant to the requirements of the PATRIOT Act it is required to obtain, verify and record information that identifies each Credit Party (including any new Credit Party) and Alon Assets, which information includes the name and address of each Credit Party and Alon Assets and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each such Credit Party and Alon Assets in accordance with the PATRIOT Act.

10.22. Electronic Execution of Assignments. The words “execution”, “signed”, “signature” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.23. No Fiduciary Duty. Each Agent, each Arranger, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”) may have economic interests that conflict with those of the Credit Parties, Alon Assets, their equityholders and/or their Affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, Alon Assets, or any of their its equityholders or Affiliates, on the other. The Credit Parties acknowledge and agree that (a) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties and Alon Assets, on the other, and (b) in connection therewith and with the process leading thereto, (i) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, Alon Assets, their equityholders and/or their Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, Alon Assets, their equityholders and/or their Affiliates on other matters) or any other obligation to any Credit Party or Alon Assets except the obligations expressly set forth in the Credit Documents and (ii) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, Alon Assets or their management, equityholders or creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party or to Alon Assets, in connection with such transaction or the process leading thereto.

10.24. Permitted Intercreditor Agreement Legends. Set forth below is each applicable intercreditor agreement legend:

Reference is made to the MLP/IDB Intercreditor Agreement. Each Lender hereunder (a) acknowledges that it has received a copy of the MLP/IDB Intercreditor Agreement, (b) consents to the subordination of Liens provided for in the MLP/IDB Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the MLP/IDB Intercreditor Agreement and (d) authorizes and instructs the Collateral Agent to enter into the MLP/IDB Intercreditor Agreement as Collateral Agent and on behalf of such Lender. In the event of any conflict or inconsistency between the provisions of this Agreement and the MLP/IDB Intercreditor Agreement, the provisions of the MLP/IDB Intercreditor Agreement shall control.

10.25. Alon USA Energy Agreements. (a) Alon USA Energy (i) shall cause the GP, the Borrower and the Subsidiaries at all times to comply with Section 5.5; (ii) shall at all times be the first named insured (or cause the Borrower or a Subsidiary to be the first named insured) under each insurance policy required to be maintained under Section 5.5; (iii) shall not interfere with the exercise of any rights of the GP, the Borrower or any Subsidiary as named insured, or of the Collateral Agent in its capacity as loss payee or pursuant to any power of attorney, under any insurance policy, including the settlement or compromise of any claim; and (iv) shall cause all proceeds of such insurance in respect of the GP, the Borrower, any Subsidiary or any of their assets or operations to be paid to the Collateral Agent, if the Collateral Agent is the loss payee with respect thereto, or to the Borrower or the applicable Subsidiary, if the Collateral Agent is not the loss payee with respect thereto, and, if Alon USA Energy shall nevertheless receive any proceeds of such insurance, Alon USA Energy shall promptly pay such proceeds over to the Collateral Agent, if the Collateral Agent is the loss payee with respect thereto, or to the Borrower or the applicable Subsidiary, if the Collateral Agent is not the loss payee with respect thereto.

(b) Alon USA Energy, as security for the payment or performance, as the case may be, in full of the Obligations, hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in all of Alon USA Energy’s right, title and interest in, to all insurance policies and all proceeds thereof (including policies of business interruption insurance), whether now owned or at any time hereafter acquired by Alon USA Energy or in, to or under which Alon USA Energy now has or at any time hereafter may acquire any right, title or interest, in each case solely to the extent relating to the GP, the Borrower, any Subsidiary or any of their assets or operations (the “Insurance Collateral”).

(c) Alon USA Energy hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements with respect to the Insurance Collateral or any part thereof and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including the type of organization and any organizational identification number issued to Alon USA Energy. Alon USA Energy agrees to provide such information to the Collateral Agent promptly upon request. Alon USA Energy also ratifies its authorization for the Collateral Agent to file in any relevant jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ALON USA PARTNERS, LP,

By:	Alon USA Partners GP, LLC, its general partner

By:
	Name:	Shai Even
	Title:	Senior Vice President and Chief Financial Officer

Solely with respect to Section 10.25:

ALON USA ENERGY, INC.,

By:
	Name:	Shai Even
	Title:	Senior Vice President and Chief Financial Officer

[SIGNATURE PAGE TO CREDIT AND GUARANTY AGREEMENT]

ALON USA PARTNERS GP, LLC,
ALON USA GP, LLC,
ALON USA GP II, LLC,
ALON USA REFINING, LLC,
ALON USA DELAWARE, LLC,

By:
	Name:	Shai Even
	Title:	Senior Vice President, Vice President and/or Chief Financial Officer, as applicable

[SIGNATURE PAGE TO CREDIT AND GUARANTY AGREEMENT]

ALON USA, LP,

By:	Alon USA GP, LLC, its general partner

By:
	Name:	Shai Even
	Title:	Senior Vice President and Chief Financial Officer

[SIGNATURE PAGE TO CREDIT AND GUARANTY AGREEMENT]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as the Administrative Agent and the Collateral Agent,

By:
Name:
Title:

By:
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, on behalf of the Lenders as of the Drop Down Date,

By:
Name:
Title:

By:
Name:
Title:

[SIGNATURE PAGE TO CREDIT AND GUARANTY AGREEMENT]

Notice Addresses

Alon USA Energy, Inc.

Attention:
Facsimile:
E-mail:

in each case, with a copy to:

Attention:
Facsimile:
E-mail:

CREDIT SUISSE AG,

as the Administrative Agent:

Credit Suisse AG

Attention: Sean Portrait - Agency Manager

One Madison Avenue

New York, NY 10010

Facsimile: 212-322-2291

Email: agency.loanops@credit-suisse.com

CREDIT SUISSE AG,

as the Collateral Agent:

Credit Suisse AG

Eleven Madison Avenue 23rd Floor

New York, NY 10010

Attention: Loan Operations – Boutique Management

Primary Contact: Nirmala Durgana

Tel: (212) 538-3525

Facsimile: 212-325-8315

Email: ops-collateral@credit-suisse.com

EXHIBIT A TO THE

ALON USA PARTNERS, LP

CREDIT AND GUARANTY AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment”) is dated as of the Assignment Effective Date set forth below and is entered into by and between the Assignor identified below and the Assignee identified below. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit and Guaranty Agreement identified below (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions set forth in Annex 1 attached hereto and the Credit Agreement, as of the Assignment Effective Date inserted by the Administrative Agent as contemplated below, (a) the interest in and to all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the facility identified below and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor in its capacity as a Lender under the Credit Agreement against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the Transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

3.	Is the Assignee a Lender/an Affiliate of a Lender/a Related Fund? Yes: No: Specify if “Yes”.

4.	Borrower: Alon USA Partners, LP (the “Borrower”).

5.	Administrative Agent: Credit Suisse AG, as the Administrative Agent under the Credit Agreement.

Exhibit A to Credit and Guaranty Agreement

6.	Credit Agreement: Credit and Guaranty Agreement dated as of [ ], 201[ ], among the Borrower, Alon USA Partners GP, LLC and certain Subsidiaries of the Borrower party thereto, as Guarantors, the Lenders party thereto and Credit Suisse AG, as Administrative Agent and Collateral Agent.

7.	Assigned Interest:

Facility Assigned	Aggregate Amount of Tranche B Term Loans for all Lenders	Amount of Tranche B Term Loans Assigned[1]	Percentage Assigned of Tranche B Term Loans[2]
Tranche B Term Loans	$	$		%

[ ][3]	$	$		%

Assignment Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH DATE SHALL BE THE ASSIGNMENT EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

9.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Facsimile:	Facsimile:

with a copy to:	with a copy to:

[1]

In the case of any partial assignment, the amount of Tranche B Term Loans assigned shall not be less than $1,000,000 (other than in the case of assignments of Tranche B Term Loans to any Lender, any Affiliate of any Lender or any Related Fund, which are not subject to a minimum assignment amount requirement).

[2]	Set forth, to at least 9 decimals, as a percentage of the Tranche B Term Loans of all Lenders thereunder.
[3]	In the event any new Class of Term Loans is established under Section 2.20 or 2.21, refer to the Class of Loans assigned.

Exhibit A to Credit and Guaranty Agreement

2

Attention:	Attention:
Facsimile:	Facsimile:

Wire Instructions:	Wire Instructions:

Exhibit A to Credit and Guaranty Agreement

3

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Accepted:

CREDIT SUISSE AG, as Administrative Agent

By:
Title:

By:
Title:

Exhibit A to Credit and Guaranty Agreement

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION AGREEMENT

1.	Representations and Warranties.

1.1.	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Credit Document, or any collateral thereunder, (iii) the financial condition of the Borrower, the Subsidiaries or any other Affiliate of the Borrower or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, the Subsidiaries or any other Affiliate of the Borrower or any other Person of any of their respective obligations under any Credit Document.

1.2.	Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is an Eligible Assignee under the Credit Agreement, (iii) it has experience and expertise in the making of or investing in commitments or loans such as the Assigned Interest, as the case may be, (iv) it will acquire the Assigned Interest for its own account in the ordinary course and without a view to distribution of the Assigned Interest within the meaning of the Securities Act or the Exchange Act or other United States federal securities laws (it being understood that, subject to the provisions of Section 10.6 of the Credit Agreement, the disposition of the Assigned Interest or any interests therein shall at all times remain within its exclusive control), (v) it shall not provide any information or materials obtained by it in its capacity as Lender to the Borrower or any of its Affiliates, (vi) from and after the Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (vii) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision and (viii) attached to this Assignment is any tax documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the

Annex 1 to Exhibit A

Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Collateral Agent, any Arranger, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.	Payments. From and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Assignment Effective Date and to the Assignee for amounts that have accrued from and after the Assignment Effective Date.

3.	General Provisions. This Assignment shall be binding upon the parties hereto and their respective successors and assigns permitted in accordance with the Credit Agreement and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to conflict of laws principles thereof that would result in the application of any law other than the law of the State of New York.

[Remainder of page intentionally left blank]

Annex 1 to Exhibit A

2

EXHIBIT B TO THE

ALON USA PARTNERS, LP

CREDIT AND GUARANTY AGREEMENT

COMPLIANCE CERTIFICATE

Reference is made to that certain Credit and Guaranty Agreement dated as of [            ], 201[    ] (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Alon USA Partners, LP (the “Borrower”), Alon USA Partners GP, LLC (the “GP”) and certain Subsidiaries of the Borrower party thereto, as Guarantors, the Lenders party thereto and Credit Suisse AG, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

The undersigned hereby certifies as follows:

1. I am the Chief Financial Officer of the Borrower.

2. [Attached as Schedule I hereto are the consolidated financial statements required by Section 5.1(a) of the Credit Agreement for the Fiscal Year ended [            ], together with [(a) the Narrative Report with respect to such Fiscal Year required by Section 5.1(a)(i) of the Credit Agreement and (b) ]1a report of [KPMG LLP] required by, and in compliance with, Section 5.1(a)(ii) of the Credit Agreement.]

[or]

[Attached as Schedule I hereto are the consolidated financial statements required by Section 5.1(b) of the Credit Agreement for the Fiscal Quarter ended [            ], together with the [Narrative Report with respect to such Fiscal Quarter]2. Such financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and the Subsidiaries as of the dates indicated and the consolidated results of operations and cash flows of the Borrower and the Subsidiaries for the periods indicated, in each case in conformity with GAAP applied (except as otherwise disclosed in such financial statements) on a basis consistent with prior years, subject to changes resulting from audit and normal year-end adjustments.]

3. [Attached as Schedule [I][II] hereto [is][are] the statement(s) of reconciliation required by Section 5.1(d) of the Credit Agreement.]

4. [Attached as Schedule [I][II][III] hereto is a consolidated plan and financial forecast required by Section 5.1(i) of the Credit Agreement for the Fiscal Year ended [            ].]3

[1]	Delete if the Borrower is subject to the periodic reporting obligations of the Exchange Act.
[2]	Delete if the Borrower is subject to the periodic reporting obligations of the Exchange Act.
[3]	Include only in the case of a Compliance Certificate accompanying annual financial statements.

Exhibit B to Credit and Guaranty Agreement

5. [Attached as Schedule [II][III][IV] hereto is a schedule of the insurance currently maintained by or on behalf of the GP, the Borrower and the Subsidiaries or any of their assets or operations (identifying underwriters, carriers, the type of insurance and the insurance limits). Such insurance complies in all material respects with the terms of Section 5.5 of the Credit Agreement.]4

6. [Enclosed with this Compliance Certificate is a completed Supplemental Collateral Questionnaire required by Section 5.1(l) of the Credit Agreement.]5

7. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the GP, the Borrower and the Subsidiaries during the accounting period covered by the attached financial statements. The foregoing examination did not disclose, and I have no knowledge of, the existence of any event or condition that constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth in a separate attachment, if any, to this Compliance Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action that the GP, the Borrower or any Subsidiary has taken, is taking or proposes to take with respect to each such event or condition.

The foregoing certifications are made and delivered on [            ], 20[    ] pursuant to Section 5.1(c) of the Credit Agreement.

This Compliance Certificate is being signed by the undersigned in [his][her] capacity as Chief Financial Officer of the Borrower and not in [his][her] individual capacity.

ALON USA PARTNERS, LP

By: Alon USA Partners GP, LLC, its general partner

By:
Name:
	Title:	Chief Financial Officer

[4]	Include only in the case of a Compliance Certificate accompanying annual financial statements.
[5]	Include only in the case of a Compliance Certificate accompanying annual financial statements.

Exhibit B to Credit and Guaranty Agreement

EXHIBIT C TO THE

ALON USA PARTNERS, LP

CREDIT AND GUARANTY AGREEMENT

CONVERSION/CONTINUATION NOTICE

Reference is made to the Credit and Guaranty Agreement dated as of [            ], 201[    ] (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Alon USA Partners, LP (the “Borrower”), Alon USA Partners GP, LLC and certain Subsidiaries of the Borrower party thereto, as Guarantors, the Lenders party thereto and Credit Suisse AG, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

Pursuant to Section 2.6 of the Credit Agreement, the Borrower hereby irrevocably notifies the Administrative Agent of the following information with respect to the conversion or continuation requested hereby:

1.	Type of existing Borrowing to which this request applies[1]:

2.	Principal amount of existing Borrowing to be converted/continued[2]:

3.	Type and principal amount of each new Borrowing resulting from the requested conversion/continuation[3]:

4.	Interest Period of each new Borrowing resulting from the requested conversion/continuation (if applicable)[4]:

[1]	If a Eurodollar Rate Borrowing, specify last day of current Interest Period.
[2]	If different options are being elected with respect to different portions of the existing Borrowing, indicate the portions thereof to be allocated to each resulting Borrowing.
[3]	Base Rate Borrowing or Eurodollar Rate Borrowing. If different options are being elected with respect to different portions of the Borrowing, specify type for each resulting new Borrowing.
[4]

Applicable only if the resulting Borrowing is to be a Eurodollar Rate Borrowing, and subject to the definition of “Interest Period”. If different options are being elected with respect to different portions of the existing Borrowing, specify for each resulting Borrowing.

Exhibit C to Credit and Guaranty Agreement

5.	Effective date of election:

Date: [ ], 201[ ]	ALON USA PARTNERS, LP

	By:	Alon USA Partners GP, LLC, its general partner

By:
Name:
Title: [Authorized Officer]

Exhibit C to Credit and Guaranty Agreement

EXHIBIT D TO THE

ALON USA PARTNERS, LP

CREDIT AND GUARANTY AGREEMENT

COUNTERPART AGREEMENT

This COUNTERPART AGREEMENT, dated [            ], 201[    ] (this “Counterpart Agreement”) is delivered pursuant to that certain Credit and Guaranty Agreement dated as of [            ], 201[    ] (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Alon USA Partners, LP (the “Borrower”), Alon USA Partners GP, LLC and certain Subsidiaries of the Borrower party thereto, as Guarantors, the Lenders party thereto and Credit Suisse AG, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

SECTION 1. In accordance with Section 5.10 of the Credit Agreement, the undersigned by its signature below becomes a Guarantor Subsidiary under the Credit Agreement with the same force and effect as if originally named therein as a Guarantor Subsidiary, and the undersigned hereby (a) agrees to all the terms and provisions of the Credit Agreement applicable to it as a Guarantor Subsidiary (and, accordingly, as a Credit Party) thereunder and (b) in furtherance of the foregoing, hereby irrevocably and unconditionally guarantees, jointly and severally with the other Guarantors, the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), all in accordance with, and subject to the provisions of, Section 7 of the Credit Agreement.

SECTION 2. The undersigned hereby represents and warrants that the representations and warranties set forth in Sections 4.1, 4.3, 4.4 and 4.6 of the Credit Agreement are true and correct on and as of the date hereof, including materiality qualifications applicable thereto.

SECTION 3. The undersigned agrees to execute any and all further documents, agreements and instruments, and take all such further actions, that the Administrative Agent may reasonably request to effectuate the transactions contemplated by, and to carry out the intent of, this Counterpart Agreement.

SECTION 4. Neither this Counterpart Agreement nor any provision hereof may be waived, amended or modified, and no consent to any departure by the undersigned therefrom may be made, except in accordance with the Credit Agreement. Any notice or other communication herein required or permitted to be given shall be given pursuant to Section 10.1 of the Credit Agreement. In case any provision in or obligation under this Counterpart Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 5. THIS COUNTERPART AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT

Exhibit D to Credit and Guaranty Agreement

MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

Exhibit D to Credit and Guaranty Agreement

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF DESIGNATED SUBSIDIARY]

By:
Name:
Title: [Authorized Officer]

ACKNOWLEDGED AND ACCEPTED,
as of the date above first written:

CREDIT SUISSE AG, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Exhibit D to Credit and Guaranty Agreement

EXHIBIT E TO THE

ALON USA PARTNERS, LP

CREDIT AND GUARANTY AGREEMENT

FUNDING NOTICE

Reference is made to that certain Credit and Guaranty Agreement dated as of [            ], 201[    ] (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Alon USA Partners, LP (the “Borrower”), Alon USA Partners GP, LLC and certain Subsidiaries of the Borrower party thereto, as Guarantors, the Lenders party thereto and Credit Suisse AG, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

Pursuant to Section 2.1 of the Credit Agreement, the Borrower desires that Lenders make the following Term Loans to the Borrower in accordance with the applicable terms and conditions of the Credit Agreement on [            ], 201[    ] (the “Credit Date”):

Class of Term Loans:

☐	Base Rate Loans:	$[ , , ]

☐	Eurodollar Rate Loans, with an initial Interest Period of month(s):	$[ , , ]

The Borrower hereby certifies that:

(a) the representations and warranties of each Credit Party and Alon Assets set forth in the Credit Documents are true and correct (i) in the case of the representations and warranties qualified or modified as to materiality in the text thereof, in all respects and (ii) otherwise, in all material respects, in each case on and as of the Credit Date, except in the case of any such representation and warranty that expressly relates to an earlier date, in which case such representation and warranty was so true and correct on and as of such earlier date; and

(b) at the time of and immediately after giving effect to such Credit Extension, no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Date: [ ], 201[ ]	ALON USA PARTNERS, LP

	By:	Alon USA Partners GP, LLC, its general partner

By:
Name:
Title: [Authorized Officer]

Exhibit E to Credit and Guaranty Agreement

EXHIBIT F TO THE

ALON USA PARTNERS, LP

CREDIT AND GUARANTY AGREEMENT

INTERCOMPANY NOTE

[            ], 2012

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other Person listed on the signature pages hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to such other Person listed below (each, in such capacity, a “Payee”), in lawful money of the United States of America, or in such other currency as agreed to by such Payor and such Payee, in immediately available funds, at such location as such Payee shall from time to time designate, the unpaid principal amount of all Indebtedness owed by such Payor to such Payee. Each Payor promises also to pay interest on the unpaid principal amount of all such Indebtedness in like money at said location from the date that such Indebtedness was incurred until it is paid in full at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

Capitalized terms used in this Intercompany Note (this “Note”) but not otherwise defined herein shall have the meanings given to them in that certain Credit and Guaranty Agreement dated as of [                    ], 201[    ] (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Alon USA Partners, LP (the “Borrower”), Alon USA Partners GP, LLC and certain Subsidiaries of the Borrower party thereto, as Guarantors, the Lenders party thereto and Credit Suisse AG, as Administrative Agent and Collateral Agent (the “Administrative Agent”). References herein to the Administrative Agent shall be to the Administrative Agent in its capacity as both Administrative Agent and Collateral Agent under the Credit Agreement.

This Note is subject to the terms of the Credit Agreement, and shall be pledged by each Payee that is a Credit Party to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the Credit Documents as security for the payment or performance, as the case may be, in full of the Obligations. Each Payee hereby acknowledges and agrees that upon the occurrence and during the continuance of an Event of Default, (a) the Collateral Agent may exercise any and all rights of any Credit Party with respect to this Note and (b) upon demand of the Collateral Agent, all amounts evidenced by this Note that are owed by any Payor to any Credit Party shall become immediately due and payable, without presentment, demand, protest or notice of any kind (it being understood that the Collateral Agent may make any such demand for all or any subset of the amounts owing to such Credit Party and upon any or all such Payors, all without the consent or permission of any other Payor or any Payee). Each Payor also hereby acknowledges and agrees that this Note constitutes notice of assignment, pursuant to the relevant Credit Documents, of the Indebtedness owed to any Payee that is a Credit Party and all other amounts evidenced by this Note and further acknowledges the receipt of such notice of assignment.

Upon the commencement of any insolvency or bankruptcy proceeding, or any receivership, liquidation, reorganization or other similar proceeding in connection therewith, in respect of any Payor owing any amounts evidenced by this Note to any Credit Party, or in respect of all or a substantial part of any such Payor’s property, or upon the commencement of any

Exhibit F to Credit and Guaranty Agreement

proceeding for voluntary liquidation, dissolution or other winding up of any such Payor, all amounts evidenced by this Note owing by such Payor to any and all Credit Parties shall become immediately due and payable, without presentment, demand, protest or notice of any kind.

Notwithstanding anything to the contrary set forth herein or otherwise, the Indebtedness evidenced by this Note owed by any Payor that is a Credit Party to any Payee that is not a Credit Party (such Payee being referred to herein as the “Subordinated Payee”) shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations owed by such Payor until the payment in full in cash of all Obligations owed by such Payor; provided that such Payor may make payments to the applicable Subordinated Payee unless an Event of Default shall have occurred and be continuing (such Obligations, including interest thereon accruing after the commencement of any proceedings referred to in clause (a) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”).

(a) In the event of any insolvency or bankruptcy proceeding, and any receivership, liquidation, reorganization or other similar proceeding in connection therewith, relating to any Payor that is a Credit Party or to its property, and in the event of any proceeding for voluntary liquidation, dissolution or other winding up of such Payor, whether or not involving insolvency or bankruptcy, then, if an Event of Default has occurred and is continuing, (i) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than contingent obligations as to which no claim has been made) before any Subordinated Payee shall be entitled to receive (whether directly or indirectly), or make any demand for, any payment from such Payor on account of any Indebtedness or other amounts evidenced by this Note owed by such Payor to such Subordinated Payee and (ii) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than contingent obligations as to which no claim has been made), any payment or distribution to which such Subordinated Payee would otherwise be entitled, whether in cash, property or securities (other than a payment of debt securities of such Payor that are subordinated and junior in right of payment to the Senior Indebtedness to at least the same extent as the Indebtedness evidenced by this Note is subordinated and junior in right of payment to the Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall instead be made to the holders of Senior Indebtedness.

(b) If any Event of Default has occurred and is continuing, then (i) no payment or distribution of any kind or character shall be made by or on behalf of any Payor that is a Credit Party, with respect to any amounts evidenced by this Note and (ii) no amount evidenced by this Note owing by any Payor to any Subordinated Payee that is a Credit Party shall be forgiven or otherwise reduced in any way, other than as a result of payment of such amount in full thereof made in cash (it being understood that any outstanding obligation (monetary or otherwise) of such Subordinated Payee to such Payor shall not reduce such amount in any way).

(c) If any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), and whether directly, by

Exhibit F to Credit and Guaranty Agreement

purchase, redemption, exercise of any right of setoff or otherwise, with respect to any amounts evidenced by this Note shall (despite these subordination provisions) be received by any Subordinated Payee in violation of clause (a) or (b) above prior to all Senior Indebtedness having been paid in full in cash (other than contingent obligations as to which no claim has been made), such payment or distribution shall be held by such Subordinated Payee in trust (segregated from other property of such Subordinated Payee) for the benefit of the Collateral Agent, and shall be paid over or delivered to the Collateral Agent promptly upon receipt to the extent necessary to pay all Senior Indebtedness (other than contingent obligations as to which no claim has been made) in full in cash.

(d) Each Subordinated Payee agrees to file all claims against each relevant Payor in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Indebtedness evidenced by this Note, and the Collateral Agent shall be entitled to all of such Subordinated Payee’s rights thereunder. If for any reason a Subordinated Payee fails to file such claim at least 10 Business Days prior to the last date on which such claim should be filed, such Subordinated Payee hereby irrevocably appoints the Collateral Agent as its true and lawful attorney-in-fact for purposes of this clause (d) and the Collateral Agent is hereby authorized to act as attorney-in-fact in such Subordinated Payee’s name to file such claim or, in the Collateral Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of the Collateral Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise the Person or Persons authorized to pay such claim shall pay to the Collateral Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Subordinated Payee hereby assigns to the Collateral Agent all of such Subordinated Payee’s rights to any payments or distributions to which such Subordinated Payee otherwise would be entitled. If the amount so paid is greater than such Subordinated Payee’s liability hereunder, the Collateral Agent shall pay the excess amount to the party entitled thereto. In addition, each Subordinated Payee hereby irrevocably appoints the Collateral Agent as its attorney-in-fact to exercise all of such Subordinated Payee’s voting rights in connection with any bankruptcy proceeding or any plan for the reorganization of each relevant Payor, such appointment to be irrevocable and coupled with an interest.

(e) Each Subordinated Payee waives the right to compel that any property of any Payor or any property of any guarantor of any Senior Indebtedness or any other Person be applied in any particular order to discharge such Senior Indebtedness. Each Subordinated Payee expressly waives the right to require the Collateral Agent or any other holder of Senior Indebtedness to proceed against any Payor, any guarantor of any Senior Indebtedness or any other Person, or to pursue any other remedy in its or their power that such Subordinated Payee cannot pursue and that would lighten such Subordinated Payee’s burden, notwithstanding that the failure of the Collateral Agent or any such other holder to do so may thereby prejudice such Subordinated Payee. Each Subordinated Payee agrees that it shall not be discharged, exonerated or have its obligations hereunder reduced by (i) delay of the Collateral Agent or any other holder of Senior Indebtedness in proceeding against or enforcing any remedy against any Payor, any guarantor of any Senior Indebtedness or any other Person, (ii) the Collateral Agent or

Exhibit F to Credit and Guaranty Agreement

any holder of Senior Indebtedness releasing any Payor, any guarantor of any Senior Indebtedness or any other Person from all or any part of the Senior Indebtedness or (iii) the discharge of any Payor, any guarantor of any Senior Indebtedness or any other Person by an operation of law or otherwise, with or without the intervention or omission of the Collateral Agent or any such holder.

(f) Each Subordinated Payee waives all rights and defenses arising out of an election of remedies by the Collateral Agent or any other holder of Senior Indebtedness, even though that election of remedies, including any nonjudicial foreclosure with respect to any property securing any Senior Indebtedness, has impaired the value of such Subordinated Payee’s rights of subrogation, reimbursement, or contribution against any Payor, any guarantor of any Senior Indebtedness or any other Person. Each Subordinated Payee expressly waives any rights or defenses it may have by reason of protection afforded to any Payor, any guarantor of any Senior Indebtedness or any other Person with respect to the Senior Indebtedness pursuant to any anti-deficiency laws or other laws of similar import that limit or discharge the principal debtor’s indebtedness upon judicial or nonjudicial foreclosure of property or assets securing any Senior Indebtedness.

(g) Each Subordinated Payee agrees that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of any Senior Indebtedness made by the Collateral Agent or any other holder of Senior Indebtedness may be rescinded in whole or in part by the Collateral Agent or such holder, and any Senior Indebtedness may be continued, and the Senior Indebtedness or the liability of any Subordinated Payee, any guarantor thereof or any other Person obligated thereunder, or any right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any other holder of Senior Indebtedness, in each case without notice to or further assent by such Subordinated Payee, which will remain bound hereunder, and without impairing, abridging, releasing or affecting the subordination provided for herein.

(h) Each Subordinated Payee waives any and all notice of the creation, renewal, extension or accrual of any Senior Indebtedness, and any and all notice of or proof of reliance by holders of Senior Indebtedness upon the subordination provisions set forth herein. The Senior Indebtedness shall be deemed conclusively to have been created, contracted or incurred, and the consent to create the obligations of any Payor evidenced by this Note shall be deemed conclusively to have been given, in reliance upon the subordination provisions set forth herein.

(i) To the maximum extent permitted by law, each Subordinated Payee waives any claim it might have against the Collateral Agent or any other holder of Senior Indebtedness with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of the Collateral Agent or any such holder, or any of their Related Parties, with respect to any exercise of rights or remedies under the Credit Documents, except to the extent due to the gross negligence or wilful misconduct of the Collateral Agent or any such holder, as the case may be, as determined by a final, non-appealable judgment of a court of competent

Exhibit F to Credit and Guaranty Agreement

jurisdiction. None of the Collateral Agent or any other holder of Senior Indebtedness shall be liable for failure to demand, collect or realize upon any guarantee of any Senior Indebtedness, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any property upon the request of any Payor, any Subordinated Payee or any other Person or to take any other action whatsoever with regard to any such guarantee or any other property.

Each Subordinated Payee and each Payor hereby agrees that the subordination provisions set forth in this Note are for the benefit of the Collateral Agent and the other holders of Senior Indebtedness. The Collateral Agent and the other holders of Senior Indebtedness are obligees under this Note to the same extent as if their names were written herein as such and the Collateral Agent may, on behalf of itself and such other holders, proceed to enforce the subordination provisions set forth herein.

All rights and interests of the Collateral Agent and the other holders of Senior Indebtedness hereunder, and the subordination provisions and the related agreements of the Payors and the Subordinated Payees set forth herein, shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of the Credit Agreement or any other Credit Document;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Indebtedness or any amendment or waiver or other modification, whether by course of conduct or otherwise, of, or consent to departure from, the Credit Agreement or any other Credit Document;

(c) any release, amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of or consent to departure from, any guarantee of any Senior Indebtedness; or

(d) any other circumstances that might otherwise constitute a defense available to, or a discharge of, any Payor in respect of any Senior Indebtedness or of any Subordinated Payee or any Payor in respect of the subordination provisions set forth herein.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Subordinated Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Subordinated Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Subordinated Payee and other creditors of such Payor other than the Collateral Agent and the other holders of Senior Indebtedness.

Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein; provided that the failure of any such Payee to so record any such information in accordance with this paragraph shall not affect any such Payor’s obligations hereunder.

Exhibit F to Credit and Guaranty Agreement

Each Payor hereby waives diligence, presentment, demand, protest or notice of any kind whatsoever in connection with this Note. All payments under this Note shall be made without setoff, counterclaim or deduction of any kind.

This Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and its successors and assigns, including subsequent holders hereof. Notwithstanding anything to the contrary contained herein, in any other Credit Document or in any other promissory note or other instrument, this Note replaces and supersedes any and all promissory notes or other instruments heretofore outstanding which create or evidence any loans or advances made on, before or after the date hereof by any Payee to any Payor.

From time to time after the date hereof, additional Subsidiaries of the Borrower may become parties hereto as Payor and additional Subsidiaries may become parties hereto as Payee, in each case by executing a counterpart signature page to this Note (each additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor or Payee hereunder.

No amendment, modification or waiver of, or consent with respect to, any provisions of this Note shall be effective unless the same shall be in writing and signed and delivered by each Payor and Payee whose rights or obligations shall be affected thereby; provided that, until such time as (a) all Obligations (other than contingent obligations as to which no claim has been made and the Specified Hedge Obligations)1 have been paid in full in cash and (b) the Term Loan Commitments have been terminated, the Administrative Agent shall have provided its prior written consent to such amendment, modification, waiver or consent.

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[1]	Note to Draft: To be conformed to the release provisions in the Credit Agreement.

Exhibit F to Credit and Guaranty Agreement

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[ ]

By:
Name:
Title:

Exhibit F to Credit and Guaranty Agreement

EXHIBIT G TO THE

ALON USA PARTNERS, LP

CREDIT AND GUARANTY AGREEMENT

MLP INTERCOMPANY AGREEMENT CONSENT AND AGREEMENT dated as of [            ], 201[    ] (this “Agreement”), among ALON USA ENERGY, INC., a Delaware corporation (“Alon USA Energy”), ALON ASSETS, INC., a Delaware corporation (“Alon Assets”), PARAMOUNT PETROLEUM CORPORATION, a Delaware corporation (“Paramount Petroleum”), ALON USA OPERATING, INC., a Delaware corporation (“Alon USA Operating”), SOUTHWEST CONVENIENCE STORES, LLC, a Texas limited liability company (“SCS”), and [            ] (each, an “Initial Consenting Counterparty”)1, each ADDITIONAL CONSENTING COUNTERPARTY that becomes a party hereto pursuant hereto (the Initial Consenting Counterparties and the Additional Consenting Counterparties being collectively referred to as the “Consenting Counterparties”) and CREDIT SUISSE AG, as administrative agent and collateral agent under the Credit Agreement and the other Credit Documents (each as defined below) (together with its successors and assigns in such capacities, the “Agent”).

Reference is made to (a) the Omnibus Agreement dated as of [            ], 201[    ] (as amended, supplemented or otherwise modified from time to time, the “Omnibus Agreement”), among Alon USA Energy, Alon Assets, Alon USA Partners GP, LLC, a Delaware limited liability company (the “GP”) and Alon USA Partners, LP, a Delaware limited partnership (the “Partnership”), (b) the Services Agreement dated as of [            ], 201[    ], by and among Alon USA Energy, the Partnership and the GP, (c) the Tax Sharing Agreement dated as of [            ], 201[    ], by and among Alon USA Energy and the Partnership, (d) the Offtake Agreement entered into and effective as of [            ], 201[    ], by and between Alon USA, LP, a Texas limited partnership (“Alon USA LP”), and Paramount Petroleum, (e) the Contribution, Conveyance and Assumption Agreement dated as of [            ], 201[    ], by and among the Partnership, the GP, Alon Assets, Alon USA Energy, Alon USA Refining, LLC, a Delaware limited liability company, Alon USA Operating, Alon USA LP, Alon USA GP, LLC, a Delaware limited liability company, (f) the Distributor Sales Agreement executed to be effective as of the Effective Date stated therein, by Alon USA LP and SCS and (g) [            ]2 (collectively, in each case as amended, supplemented or otherwise modified from time to time, the “Drop Down Date MLP Intercompany Agreements”). The Drop Down Date MLP Intercompany Agreements and each other MLP Intercompany Agreement (in each case as amended, supplemented or otherwise modified from time to time) are collectively referred to herein as the “MLP Intercompany Agreements”.

Reference is also made to (a) the Credit and Guaranty Agreement dated as of [            ], 201[    ] (as amended, supplemented or modified from time to time, the “Credit Agreement”), among the Partnership, as borrower, the GP and certain Subsidiaries of the Partnership party

[1]	List all other relevant counterparties to the Drop Down Date MLP Intercompany Agreements.
[2]	Insert references to all other Drop Down Date MLP Intercompany Agreements.

Exhibit G to Credit and Guaranty Agreement

thereto, as guarantors, the Lenders party thereto and the Agent, and (b) the Pledge and Security Agreement dated as of [ ], 201[ ] (as amended, supplemented or otherwise modified from time to time, the “Pledge and Security Agreement”), among the Partnership, the GP, certain Subsidiaries of the Partnership party thereto and the Agent. Capitalized terms used in this Agreement (including the recitals hereto) and not otherwise defined herein have the meanings assigned to them in the Credit Agreement or the Pledge and Security Agreement, as applicable.

The Credit Parties have entered into the Pledge and Security Agreement as security for the Obligations, and the Pledge and Security Agreement provides, among other things, for the creation by the Credit Parties in favor of the Agent, and its successors and assigns, of a security interest in all the right, title and interest of the Credit Parties in, to and under the MLP Intercompany Agreements.

In connection with the satisfaction of the Collateral and Guarantee Requirement, the Credit Parties have agreed to cause each Consenting Counterparty to execute and deliver this Agreement, and it is a condition precedent to the occurrence of the Drop Down Date that, among other things, each Consenting Counterparty shall have executed and delivered this Agreement.

Each Consenting Counterparty is an Affiliate of the Credit Parties, will derive substantial benefits from the maintenance as outstanding of the prior extensions of credit, and the making of the new extensions of credit, to the Partnership pursuant to the Credit Agreement and the effectiveness of the Drop Down Transactions and is willing to execute and deliver this Agreement in connection with the foregoing.

Accordingly, the parties hereto hereby agree as follows:

ARTICLE I

Consent and Acknowledgement

Each Consenting Party hereby (a) consents to the assignment under the Credit Documents to the Agent, and its successors and assigns in such capacity, of all the right, title and interest of the Credit Parties in, to and under each MLP Intercompany Agreement and (b) agrees and acknowledges that, notwithstanding anything to the contrary contained in any MLP Intercompany Agreement, (i) the assignment referred to in this Article I and (ii) the creation in favor of the Agent, or its successors and assigns in such capacity, of any security interest in any property of any Credit Party, real or personal, pursuant to such Credit Party’s execution, delivery and performance of the Credit Documents, shall not result in a breach of, or constitute a default under, any MLP Intercompany Agreement or give rise to any right of, or result in, any termination of such MLP Intercompany Agreement. Each Consenting Counterparty further consents, in the event the Agent shall, in connection with the exercise of its rights and remedies under any Credit Document, seek to foreclose upon and sell or otherwise dispose of any assets of the Credit Parties to any acquiror, to the assignment to any such acquiror of any and all the right, title and interest of the Credit Parties or the Agent in, to and under each MLP Intercompany Agreement, and agrees that no such assignment shall result in a breach of, or constitute a default under, any MLP Intercompany Agreement or give rise to any right of, or result in, any termination of any MLP Intercompany Agreement.

Exhibit G to Credit and Guaranty Agreement

ARTICLE II

Agreements

SECTION 2.01. Exercise of Rights by the Agent. If an Event of Default shall have occurred and be continuing, the Agent and its designees, upon written notice to the applicable Consenting Parties, shall be entitled to exercise any and all right, title and interest of the Credit Parties in, to or under any MLP Intercompany Agreement in accordance with the terms of such MLP Intercompany Agreement, and each Consenting Party that is a party to such MLP Intercompany Agreement will accept such exercise by the Agent or its designees and, to the extent the Agent or its designees are performing obligations of any Credit Party under such MLP Intercompany Agreement in accordance therewith, will perform its obligations under such MLP Intercompany Agreement for the benefit of the Agent or its designees.

SECTION 2.02. Termination. Notwithstanding anything to the contrary in any MLP Intercompany Agreement, no MLP Intercompany Agreement shall terminate or expire (and no Consenting Party shall have any right to terminate or cancel any MLP Intercompany Agreement) on account of (a) the appointment of a receiver for any Credit Party, (b) a general assignment for the benefit of creditors of any Credit Party, (c) the commencement of a proceeding under any bankruptcy, insolvency, reorganization, arrangement or other law relating to the relief of debtors by or against any Credit Party and (d) any similar right of termination set forth in any MLP Intercompany Agreement. Any purported termination or cancellation inconsistent with the foregoing shall be invalid and of no force or effect.

SECTION 2.03. Notice of Default; Cure Rights. (a) Each Consenting Party will deliver to the Agent, promptly upon delivery thereof to any Credit Party, duplicates or copies of all notices of breach or default delivered by or on behalf of such Consenting Party to any Credit Party under or pursuant to any MLP Intercompany Agreement. Each Consenting Party shall not terminate any MLP Intercompany Agreement on account of any breach or default thereunder without giving notice to the Agent and first providing to the Agent the opportunity to effect within a reasonable period, but not more than 15 days in the case of a payment breach or default and not more than 60 days in the case of any other breach or default, a cure of such breach or default.

(b) The Agent shall have the right, but not the obligation, to pay all sums due under any MLP Intercompany Agreement and to perform any other act or duty required of any Credit Party thereunder or necessary and proper to prevent termination of such MLP Intercompany Agreement. In the event the Agent so elects to make such payment or perform such duties, neither the Agent nor any Lender or other Secured Party shall have personal liability to any Consenting Party for the payment or performance of the obligations of such Credit Party under such MLP Intercompany Agreement. Notwithstanding any provision of this Agreement to the contrary, none of the obligations under any MLP Intercompany Agreement shall be personal obligations of the Agent or its designees or of any Lender or any other Secured Party, and no Consenting Party shall have any recourse to the Agent or its designees or to any Lender or any other Secured Party for the performance of any obligations under any MLP Intercompany Agreement. Nothing herein shall require the Agent to cure any breach or default under any MLP Intercompany Agreement, but shall only give it the option to do so.

Exhibit G to Credit and Guaranty Agreement

(c) If the Agent or its designees is prohibited by any order or injunction issued by any court or other Governmental Authority or by reason of any action in connection with a bankruptcy or insolvency proceeding involving any Credit Party from curing any breach or default under any MLP Intercompany Agreement or from commencing foreclosure or other appropriate proceedings, the times specified in Section 2.03(a) for curing such breach or default shall be extended by the period of such prohibition.

SECTION 2.04. Rejection in Bankruptcy. In the event any MLP Intercompany Agreement is rejected by a trustee or debtor-in-possession in any bankruptcy or insolvency proceeding, and if, within 60 days after such rejection, the Agent or any of its designees shall so request, each Consenting Party that is a party to such MLP Intercompany Agreement will execute and deliver to the Agent or its designee a new contract, which shall contain the same conditions, agreements, terms, provisions and limitations as the original MLP Intercompany Agreement. The provisions of this Agreement shall apply to any such new contract to the same extent as to the original MLP Intercompany Agreement as though each reference herein to the original Intercompany Agreement was a reference to such new contract.

SECTION 2.05. Further Assurances. Each Consenting Party shall execute and deliver such further documents and do such other acts and things as the Agent may reasonably request in order to fully effectuate the purposes of this Agreement.

ARTICLE III

Additional Agreements

SECTION 3.01. Concerning the Omnibus Agreement. Alon Assets consents to the assignment under the Credit Documents to the Agent, and its successors and assigns in such capacity, of all the right, title and interest of the Partnership in, to and under the non-transferable, non-exclusive, sub-licensable, royalty-free, worldwide right and license to use all Marks (as defined in the Omnibus Agreement) in the conduct of the Partnership’s business.

[    ]3

ARTICLE IV

Representations and Warranties

SECTION 4.01. Each Consenting Party hereby represents and warrants to the Agent, for the benefit of the Secured Parties, on the Drop Down Date and, in the case of any Additional Consenting Party that becomes a party hereto after the Drop Down Date, on the date on which such Additional Consenting Party becomes a party hereto, as follows:

(a) Such Consenting Party has all requisite power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by such Consenting Party have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action on the part of such Consenting Party. This Agreement has been duly executed and delivered by such Consenting Party and is a legal, valid and binding obligation of such Consenting Party, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

[3]	Note to Draft: In the case of MLP Intercompany Agreements (other than the Drop Down Date MLP Intercompany Agreements), to be determined upon review thereof at the relevant time.

Exhibit G to Credit and Guaranty Agreement

(b) Each of the MLP Intercompany Agreements to which such Consenting Party is a party is in full force and effect.

(c) To the knowledge of such Consenting Party, no Credit Party is in breach of, or default under, any MLP Intercompany Agreement.

ARTICLE V

Miscellaneous

SECTION 5.01. Additional Consenting Counterparties. Each Consenting Party shall cause each of its subsidiaries (other than any MLP Party) that shall become party to any MLP Intercompany Agreement and that is not a party hereto to become a party to this Agreement by executing a counterpart agreement to this Agreement in form and substance reasonably satisfactory to the Administrative Agent (each such subsidiary, an “Additional Consenting Counterparty”). Upon delivery of such counterpart agreement to the Agent, (a) each Additional Consenting Counterparty shall be as fully a party hereto as if such Additional Counterparty were an original signatory hereof, (b) such Additional Counterparty shall be deemed to have agreed to all the terms and provisions of this Agreement applicable to the Consenting Parties and (c) such Additional Counterparty shall be deemed to make the representations and warranties under this Agreement made by it as a Consenting Counterparty.

SECTION 5.02. Term. All covenants, agreements, representations and warranties set forth herein shall survive until all Obligations (excluding contingent obligations as to which no claim has been made and the Specified Hedge Obligations)4 have been paid in full and all Term Loan Commitments have terminated; provided that if, in connection therewith, Alon USA Energy or any of its Subsidiaries shall have entered into any agreement or instrument (other than the MLP Credit Agreement) governing indebtedness the proceeds of which shall have been used, in whole or in part, to repay or refinance all or any portion of such Obligations or Term Loan Commitments, then (a) at the request of the Agent, all the covenants, agreements, representations and warranties set forth herein shall continue and survive for the benefit of the administrative agent, collateral agent, trustee or a similar representative under such agreement or instrument, and the obligees thereunder, and such administrative agent, collateral agent, trustee or similar representative shall become vested with all the rights, powers, privileges and duties

[4]	Note to Draft: To be conformed to the release provisions in the Credit Agreement.

Exhibit G to Credit and Guaranty Agreement

hereunder (including under this Section) of the Agent and shall automatically become a party hereto as an “Agent” and (b) at the request of such administrative agent, collateral agent, trustee or similar representative, each Consenting Party shall enter into an amendment and restatement hereof to give effect to the foregoing and, pending such amendment and restatement, the provisions hereof shall be interpreted to give effect to the intent of this Section.

SECTION 5.03. Successors and Assigns. This Agreement shall be binding upon each Consenting Party and its successors and assigns and shall inure to the benefit of the Agent, the Lenders, the other Secured Parties and their respective successors, transferees and assigns.

SECTION 5.04. Amendment. No termination, amendment or waiver of any provisions of this Agreement or consent to any departure by either party from any provisions of this Agreement shall in any event be effective unless the same shall be in writing and signed by each other party hereto and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given; provided that, in connection with any Additional Consenting Party becoming a party hereto or any MLP Intercompany Agreement becoming subject hereto after the date hereof, this Agreement may be amended or otherwise modified as agreed by such Additional Consenting Party or the Consenting Parties that are party to such MLP Intercompany Agreement, as applicable, on the one hand, and the Administrative Agent, on the other (and, in each case, without the need for any consent or acknowledgement by any other Consenting Party), including any amendment to this Agreement to add to Article III hereof specific agreements with respect to such MLP Intercompany Agreement.

SECTION 5.05. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

SECTION 5.06. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(a) if to any Consenting Party, to it at [        ], [        ], [        ], Attention of [        ] (Fax No. [        ]); and

(b) if to the Agent, to it at [            ].

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by facsimile or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section or in accordance with the

Exhibit G to Credit and Guaranty Agreement

latest unrevoked direction from such party given in accordance with this Section. Each party hereto may each change the address for service of notice and other communications by a notice in writing to the other parties hereto.

SECTION 5.07. Headings. Article and Section headings used herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

SECTION 5.08. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “, in each case without the consent of any other Consenting Party” shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 5.09. Severability. In case any provision in or obligation contained in this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

[Signature Page to Follow]

Exhibit G to Credit and Guaranty Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers as of the day and year first above written.

ALON USA ENERGY, INC.,

By:
Name:
Title:

ALON ASSETS, INC., PARAMOUNT PETROLEUM CORPORATION, ALON USA OPERATING, INC., SOUTHWEST CONVENIENCE STORES, LLC,

By:
Name:
Title:

[CONSENTING PARTIES],

By
Name:
Title:

Exhibit G to Credit and Guaranty Agreement

CREDIT SUISSE AG, as the Agent,

By
Name:
Title:

By
Name:
Title:

Exhibit G to Credit and Guaranty Agreement

EXHIBIT I TO THE

ALON USA PARTNERS, LP

CREDIT AND GUARANTY AGREEMENT

SPECIFIED HEDGE OBLIGATIONS DESIGNATION CERTIFICATE

Reference is made to that certain Credit and Guaranty Agreement dated as of [            ], 201[    ] (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Alon USA Partners, LP (the “Borrower”), Alon USA Partners GP, LLC and certain Subsidiaries of the Borrower party thereto, as Guarantors, the Lenders party thereto and Credit Suisse AG, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

The Borrower hereby designates the following Hedge Agreement as a “Specified Hedge Agreement”:

Hedge Agreement counterparties:                            Hedge Agreement description:1

The Borrower hereby designates the obligations of [            ]2 under the Hedge Agreement specified above (and, if such Hedge Agreement is a master agreement, under all Specified Hedge Obligations in respect of any confirmation from time to time under such Hedge Agreement) as “Obligations” of3:

1.	all the Credit Parties as of the date set forth below next to the Borrower’s signature [and all other Persons that become Credit Parties after such date][4]

2.	each of, and only, the following specified Credit Parties:

[1]	Specify if the Hedge Agreement is a master agreement.
[2]	Specify the primary obligor under the Hedge Agreement. Must be the Borrower or a Subsidiary.
[3]	Check option 1 or 2 below.
[4]	Include bracketed language if wish to include automatically all future Guarantor Subsidiaries.

Exhibit I to Credit and Guaranty Agreement

[The Borrower reserves the right to designate additional Credit Parties pursuant to a supplement to this Certificate (subject to such supplement being delivered to the Administrative Agent and acknowledged by the Administrative Agent in writing as having been received by it).]5

The Borrower hereby specifies as being included in the grant of Collateral pursuant to the Collateral Documents to secure the Specified Hedge Obligations arising under the Hedge Agreement specified above (and, if such Hedge Agreement is a master agreement, under all Specified Hedge Obligations in respect of any confirmation from time to time under such Hedge Agreement) the Permitted Revolving/LC Facilities Priority Collateral owned by6:

1.	all the Credit Parties as of the date set forth below next to the Borrower’s signature [and all other Persons that become Credit Parties after such date][7]

2.	each Credit Party for which the obligations of [ ][8] under the Hedge Agreement are specified above as being “Obligations”

3.	each of, and only, the following specified Credit Parties:

[The Borrower reserves the right to specify additional Credit Parties pursuant to a supplement to this certificate for which the grant of Collateral shall include their Permitted Revolving/LC Facilities Priority Collateral (subject to such supplement being delivered to the Administrative Agent and acknowledged by the Administrative Agent in writing as having been received by it).]9

[5]	Include bracketed sentence if elect option 2 and wish to retain the ability to make additional designations.
[6]	Check option 1, 2 or 3 below.
[7]	Include bracketed language if wish to include automatically all future Guarantor Subsidiaries.
[8]	Specify the primary obligor under the Hedge Agreement.
[9]	Include bracketed sentence if elect option 2 or 3 and wish to retain the ability to make additional designations.

Exhibit I to Credit and Guaranty Agreement

The Borrower hereby certifies10 that [the counterparty to such Hedge Agreement [is]/[was on the Drop Down Date] an Agent, an Arranger or any Affiliate of any of the foregoing]/[such Hedge Agreement is in effect on the Drop Down Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Drop Down Date]/[such Hedge Agreement was entered into after the Drop Down Date with a counterparty that was a Lender or an Affiliate of a Lender at the time such Hedge Agreement was entered into].

The Borrower hereby further certifies that none of the GP, the Borrower or any Subsidiary has granted, or will grant, a security interest in any of its right, title or interest in, to or under the Hedge Agreement being designated as a Specified Hedge Agreement pursuant hereto to secure obligations under the Existing IDB Credit Agreement except where such right, title or interest constitutes Term Priority Collateral.

THE DESIGNATIONS PROVIDED FOR ABOVE SHALL NOT BE EFFECTIVE UNLESS AND UNTIL THE ADMINISTRATIVE AGENT SHALL HAVE RETURNED TO THE BORROWER ITS DULY EXECUTED ACKNOWLEDGMENT OF THIS CERTIFICATE.

[10]	This certification is not required in the case of Commodity Hedge Agreements.

Exhibit I to Credit and Guaranty Agreement

Date:	ALON USA PARTNERS, LP

	By:	Alon USA Partners GP, LLC, its general partner

By:
Name:
Title:

Receipt Acknowledged:

Date:	CREDIT SUISSE AG

By:
Name:
Title:

By:
Name:
Title:

Exhibit I to Credit and Guaranty Agreement

EXHIBIT J TO THE

ALON USA PARTNERS, LP

CREDIT AND GUARANTY AGREEMENT

[FORM OF] SUPPLEMENTAL COLLATERAL QUESTIONNAIRE

Reference is made to that certain Credit and Guaranty Agreement dated as of [            ], 201[    ] (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Alon USA Partners, LP (the “Borrower”), Alon USA Partners GP, LLC and certain Subsidiaries of the Borrower party thereto, as Guarantors, the Lenders party thereto and Credit Suisse AG, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement or the Pledge and Security Agreement referred to therein, as applicable.

This Supplemental Collateral Questionnaire dated as of [            ], 201[    ] is delivered pursuant to Section 5.1(l) of the Credit Agreement (this certificate and each other certificate delivered pursuant to Section 5.1(l) of the Credit Agreement being referred to as a “Supplemental Collateral Questionnaire”), and supplements the information set forth in the Collateral Questionnaire delivered on the Drop Down Date (as supplemented from time to time by each Supplemental Collateral Questionnaire delivered after the Drop Down Date and prior to the date hereof, the “Prior Collateral Questionnaire”) with respect to each Credit Party (which term, for purposes of this Supplemental Collateral Questionnaire shall be deemed to include each New Subsidiary as defined in the Pledge and Security Agreement referred to in the Credit Agreement).

The undersigned, solely in [his][her] capacity as an Authorized Officer of the Borrower, hereby certifies to the Collateral Agent and each other Secured Party as follows:

SECTION 1. Legal Names. Schedule 1 hereto sets forth the exact legal name of each Credit Party, as such name appears in its certificate of organization, and indicates changes, if any, in the foregoing information compared to the information set forth on Schedule 1 of the Prior Collateral Questionnaire.

SECTION 2. Jurisdictions and Locations. Schedule 2 hereto sets forth (i) the jurisdiction of organization and the form of organization of each Credit Party, (ii) the organizational identification number, if any, assigned to such Credit Party by such jurisdiction and the federal identification number, if any, of such Credit Party and (iii) the address (including the county) of the chief executive office of such Credit Party, and indicates changes, if any, in the foregoing information compared to the information set forth on Schedule 2 of the Prior Collateral Questionnaire.

SECTION 3. [RESERVED]

SECTION 4. [RESERVED]

SECTION 5. [RESERVED]

SECTION 6. Equity Interests. Schedule 6 hereto sets forth a complete and correct list, for each Credit Party, of all the stock, partnership interests, limited liability company membership interests or other Equity Interests owned by such Credit Party, specifying the issuer

Exhibit J to Credit and Guaranty Agreement

and certificate number of, and the number and percentage of ownership represented by, such Equity Interests, and indicates changes, if any, in such list compared to the list set forth on Schedule 6 of the Prior Collateral Questionnaire.

SECTION 7. Debt Instruments. Schedule 7 hereto sets forth a complete and correct list, for each Credit Party, of all debt securities, promissory notes and other evidence of Indebtedness held by such Credit Party that are required to be pledged under the Pledge and Security Agreement, including all intercompany notes between or among the Borrower and the Subsidiaries, specifying the creditor and debtor thereunder and the type and outstanding principal amount thereof, and indicates changes, if any, in such list compared to the list set forth on Schedule 7 of the Prior Collateral Questionnaire.

SECTION 8. Material Real Estate Assets. Schedule 8 hereto sets forth a complete and correct list, with respect to each Material Real Estate Asset, of (a) the exact name of the Person that owns or leases, as applicable, such property, as such name appears in its certificate of organization, (b) if different from the name identified pursuant to clause (a) above, the exact name of the current record owner of such property, as such name appears in the records of the county recorder’s office for such property identified pursuant to clause (c) below, (c) the county recorder’s office in which a Mortgage with respect to such property must be filed or recorded in order for the Collateral Agent to provide constructive notice to third parties of its mortgage lien and (d) an estimate of the fair value of such property, and indicates changes, if any, in such list compared to the list set forth on Schedule 8 of the Prior Collateral Questionnaire.

SECTION 9. Intellectual Property. Except as set forth on Schedule 9 hereto, set forth on Schedule 9 of the Prior Collateral Questionnaire, in proper form for filing with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, is a complete and correct list of each Credit Party’s (a) Copyrights, Copyright Applications and exclusive Copyright Licenses (where such Credit Party is the licensee thereunder), (b) Patents and Patent Applications and (c) Trademarks and Trademark Applications, in each case specifying the name of the registered owner, title, type or mark, registration or application number, expiration date (if already registered) or filing date, a brief description thereof and, if applicable, the licensee and licensor, and indicates changes, if any, in such list compared to the list set forth on Schedule 9 of the Prior Collateral Questionnaire.

SECTION 10. Commercial Tort Claims. Schedule 10 hereto sets forth a complete and correct list of commercial tort claims in excess of $250,000 held by any Credit Party, including a brief description thereof, and indicates changes, if any, in such list compared to the list set forth on Schedule 10 of the Prior Collateral Questionnaire.

SECTION 11. Deposit Accounts. Schedule 11 hereto sets forth a complete and correct list of all deposit accounts maintained by each Credit Party, specifying the name and address of the depositary institution, the type of account, the account number and whether such deposit account is required to be subject to a Control Agreement under the Collateral and Guarantee Requirement, and indicates changes, if any, in such list compared to the list set forth on Schedule 11 of the Prior Collateral Questionnaire.

Exhibit J to Credit and Guaranty Agreement

SECTION 12. Securities Accounts. Schedule 12 hereto sets forth a complete and correct list of all securities accounts maintained by each Credit Party, specifying the name and address of the financial institution holding the securities account (including a securities intermediary or commodities intermediary), the type of account, the account number and whether such securities account is required to be subject to a Control Agreement under the Collateral and Guarantee Requirement, and indicates changes, if any, in such list compared to the list set forth on Schedule 12 of the Prior Collateral Questionnaire.

SECTION 13. Letter of Credit Rights. Schedule 13 hereto sets forth a complete and correct list of all letters of credit with a face value in excess of $250,000 issued in favor of any Credit Party as the beneficiary thereunder, other than any such letters of credit that constitute “Supporting Obligations” within the meaning of the UCC, and indicates changes, if any, in such list compared to the list set forth on the Schedule 13 of the Prior Collateral Questionnaire.

[Signature page follows]

Exhibit J to Credit and Guaranty Agreement

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on this [    ] day of [            ], 201[ ].

ALON USA PARTNERS, LP,

by:	Alon USA Partners GP, LLC, its general partner

by:
Name:
Title:

Exhibit J to Credit and Guaranty Agreement

Schedule 1

Legal Names

Credit Party’s Exact Legal Name

Exhibit J to Credit and Guaranty Agreement

Schedule 2

Jurisdictions and Locations

Credit Party	Jurisdiction of Organization	Form of Organization	Organizational Identification Number (if any)	Federal Taxpayer Identification Number (if any)	Chief Executive Office Address (including county)

Exhibit J to Credit and Guaranty Agreement

Schedule 2B

Other Addresses

Credit Party	Locations where Books or Records Relating to Accounts are Maintained (including county)	Other Locations where a Place of Business or any Collateral is Maintained (including county)[1]	Name and Address of Other Persons that have possession of any Collateral (including county)[2]

Exhibit J to Credit and Guaranty Agreement

Schedule 6

Equity Interests

Credit Party	Issuer	Type of Organization	Number of Shares Owned	Total Shares Outstanding	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)	Par Value

Exhibit J to Credit and Guaranty Agreement

Schedule 7

Debt Instruments

Obligee/Creditor	Obligor/Debtor	Type	Amount

Exhibit J to Credit and Guaranty Agreement

Schedule 8

Material Real Estate Assets

I.	Owned Material Real Estate Assets

Credit Party/Name of Owner	Name/Address/City/State/Zip Code	County/ Parish	UCC Filing Office/Local Filing Office	Fair Market Value
CORPORATE

II.	Leased Material Real Estate Assets

Credit Party/Name of Owner	Name/Address/City/State/Zip Code	County/ Parish	UCC Filing Office/Local Filing Office	Fair Market Value
CORPORATE

Exhibit J to Credit and Guaranty Agreement

Schedule 9

Intellectual Property

I.	Copyrights

Registered Owner	Title	Registration Number	Expiration Date

II.	Exclusive Copyright Licenses

Licensee	Licensor	Title	Registration Number	Expiration Date

III.	Patents

Registered Owner:

Title of Patent	Country	Type	Registration Number	Issue Date	Expiration

IV.	Patent Applications

Registered Owner:

Title of Patent	Country	Type	Application Number	Date Filed

V.	Patent Licenses

Licensee	Licensor	Title	Registration Number	Expiration Date

VI. Trademark Applications

Registered Owner:

Mark	Country	Application No.	Filing Date

Exhibit J to Credit and Guaranty Agreement

Schedule 10

Commercial Tort Claims

Credit Party/Plaintiff	Defendant	Description

Exhibit J to Credit and Guaranty Agreement

Schedule 11

Deposit Accounts

Credit Party	Depositary Institution (including address)	Type of Account	Account Name and Number	Subject to Control Agreement

Exhibit J to Credit and Guaranty Agreement

Schedule 12

Securities Accounts

Credit Party	Financial Institution (including address)	Type of Account	Account Number	Subject to Control Agreement

Exhibit J to Credit and Guaranty Agreement

Schedule 13

Letters of Credit

L/C Number	Issuing Bank	Beneficiary	Purpose	Issue Date	Expiration Date	Face Value

Exhibit J to Credit and Guaranty Agreement

EXHIBIT K-1

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit and Guaranty Agreement dated as of [    ], 201[    ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Alon USA Partners, LP (the “Borrower”), Alon USA Partners GP, LLC and certain Subsidiaries of the Borrower party thereto, as Guarantors, the Lenders party thereto and Credit Suisse AG, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Term Loan(s) (as well as any promissory note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT K-2

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit and Guaranty Agreement dated as of [    ], 201[    ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Alon USA Partners, LP (the “Borrower”), Alon USA Partners GP, LLC and certain Subsidiaries of the Borrower party thereto, as Guarantors, the Lenders party thereto and Credit Suisse AG, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Term Loan(s) (as well as any promissory note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Term Loan(s) (as well as any promissory note(s) evidencing such Term Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT K-3

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit and Guaranty Agreement dated as of [    ], 201[    ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Alon USA Partners, LP (the “Borrower”), Alon USA Partners GP, LLC and certain Subsidiaries of the Borrower party thereto, as Guarantors, the Lenders party thereto and Credit Suisse AG, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

DATE: , 20[ ]

EXHIBIT K-4

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit and Guaranty Agreement dated as of [    ], 201[    ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Alon USA Partners, LP (the “Borrower”), Alon USA Partners GP, LLC and certain Subsidiaries of the Borrower party thereto, as Guarantors, the Lenders party thereto and Credit Suisse AG, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]